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                                                                    Exhibit 99.1




                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                          )   Chapter 11
                                )
DVI, INC., et al.,              )   Case No. 03-12656 (MFW)
                                )   (Jointly Administered)
                   Debtors.     )

                 REPORT OF CHAPTER 11 EXAMINER, R. TODD NEILSON

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                               TABLE OF CONTENTS

                                                                                                          PAGE
I. INTRODUCTION....................................................................................            i
   A.    Appointment of the Examiner...............................................................            i
   B.    Executive Summary.........................................................................           iv
   C.    Players...................................................................................         xvii
   D.    Methodology and Records Reviewed..........................................................          xix
      1.    Initial Meetings and Review............................................................          xix
      2.    Limitations on Report and Investigation................................................           xx
      3.    Records Reviewed.......................................................................          xxi
         a.    Debtors' Computer Systems...........................................................          xxi
         b.    Other Records, Including Files of Key DVI Personnel.................................         xxiv
      4.    Individuals Interviewed................................................................         xxvi
      5.    Rationale for Selecting Certain Transactions - In General..............................        xxvii
II. BACKGROUND.....................................................................................         xxix
   A.    Company History and Background............................................................         xxix
   B.    Background on the Contract and DVI FS Securitization Process..............................          xxx
      1.    Contract Write-Up, Intake and Review Process - In General..............................          xxx
      2.    DVI FS Securitizations.................................................................         xxxv
         a.    Basic Securitization Mechanics......................................................        xxxvi
         b.    Description of Relevant Securitization and Financing Document
         Provisions................................................................................        xxxvi
            (1)      Repurchases...................................................................       xxxvii
            (2)      Substitutions.................................................................      xxxviii
            (3)      Prepayments...................................................................      xxxviii
            (4)      Rewritten Contracts...........................................................        xxxix
            (5)      Amendments, Waivers, and Forbearance With Respect to Securitized Contracts....         xliv
III. EXAMINER'S ANALYSIS OF SPECIFIC ISSUES AND FINDINGS...........................................          xlv
   A.    The Institutional and Cultural Circumstances at DVI Contributing to Its Demise............          xlv
      1.    The Dominant Role of DVI's Former CEO and President....................................          xlv
      2.    Inadequate Capital Base; Liquidity Problems............................................       xlviii
         a.    Growth Without a Commensurate Increase in Capital...................................         xlix
         b.    Investment in Foreign Operations....................................................            l
         c.    Investment in DVI BC................................................................         liii
         d.    The Erosion of DVI's Loan and Collateral Base by Unwise or Suspect Lending
               Practices...........................................................................          liv
   B.    Manipulation of DVI FS Securitization Guidelines..........................................          lix
      1.    In General.............................................................................          lix
      2.    DVI's Concealment or Obfuscation of Accurate Delinquency Rates.........................          lxi
         a.    Repurchase/Substitution/Prepayment Practices........................................          lxi
            (1)      Repurchases/Substitutions.....................................................          lxi
            (2)      "Prepayments".................................................................         lxiv



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
            (3)      Rewriting and Recycling Contracts.............................................          lxv
         b.    DVI FS - DVI BC Inter-Company Transfers; Round Trip Financing.......................         lxvi
         c.    DVI's Repeated Use of Special Relationship Borrowers................................        lxvii
            (1)      In General....................................................................        lxvii
            (2)      Ill-Defined Affiliations......................................................         lxix
            (3)      Borrower Concentrations.......................................................        lxxii
   C.    Specific Transactions and Other Examples..................................................       lxxiii
      1.    Health Integrated Services Inc. (Appendix B)...........................................       lxxiii
      2.    DVI Ohio / Sylvania (Appendix C).......................................................        lxxxi
      3.    DVI Gain / Loss in Inventory Analysis (Appendix D).....................................         xcii
      4.    OnCure / Dolphin (Appendix E)..........................................................       xcviii
      5.    The Hit Factory (Appendix F)...........................................................         cvii
      6.    Miscellaneous..........................................................................         cxiv
   D.    DVI BC Loss Reserve.......................................................................         cxvi
   E.    DVI's Implementation of SFAS 114..........................................................       cxviii
   F.    DVI's "Addiction" to Securitizations......................................................        cxxii
      1.    Analysis of Securitization Pools #31 and #32...........................................        cxxvi
      2.    Analysis of Securitization Pool #24 - In Detail........................................       cxxvii
   G.    Improper Gain on Sale and Other Improper Revenue Recognition Practices....................       cxxxii
      1.    In General.............................................................................       cxxxii
      2.    Manipulation of On and Off Balance Sheet Accounting....................................      cxxxiii
      3.    Income Recognition on Contracts 180 Days or More Delinquent and Other Suspended
            Contracts .............................................................................      cxxxvii
      4.    Income Recognition on Repurchased Loans................................................       cxxxix
      5.    Income Recognition/Accrual on Loans Subject to Forbearance.............................       cxxxix
   H.    Ineligible Collateral and Double-Pledging of Assets.......................................        cxlii
      1.    The Fraud Perpetrated on Fleet and General Findings of the Examiner....................        cxlii
      2.    The Build-Up to the Fraud..............................................................        cxliv
      3.    O'Hanlon Knew Of and Authorized the Fraud..............................................         cxlv
      4.    A Small Number of Other Individuals Also Knew, or Appear To Have Known, About the
            Out of Compliance Problem..............................................................        cxlix
      5.    The Degree to Which the Board Knew, Or Should Have Known About, the Fleet Compliance
            Issues ................................................................................          clv
      6.    The Magnitude of the Fraud...........................................................            clx
   I.    Possible Knowledge by the Board and Audit Committee......................................        clxiii
      1.    The Board.............................................................................        clxiii
      2.    The Audit Committee..................................................................          clxiv
         a.    Audit Committee Charter..........................................................           clxiv
         b.    Audit Committee Composition......................................................            clxv
         c.    Assessment of the Performance of the Audit Committee............................           clxvii
      3.    Other Red Flags Which Should Have Been Addressed by the Board......................          clxxiii
      4.    Whistle Blower Policy..............................................................           clxxiv
   J.    The Role of Deloitte & Touche LLP.....................................................            clxxv
      1.    Circumstances Leading to Deloitte's Resignation; OnCure Transaction................            clxxv
      2.    Other Issues Regarding Deloitte's Review...........................................          clxxxii
   K.    DVI Inter-Company Analysis............................................................         clxxxvii



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
      1.    DVI FS Inter-Company Transactions With DVI BC......................................         clxxxvii
      2.    Improper Prepetition Transfers to REC III Noteholders..............................        clxxxviii
      3.    DVI FS Inter-Company Transactions with International Entities......................          clxxxix
IV. CONCLUSION.................................................................................             cxci



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                                       I.
                                  INTRODUCTION

A.       APPOINTMENT OF THE EXAMINER

         Pursuant to a motion (the "Examiner Motion") filed by the Acting United States Trustee (the "U.S. Trustee"), on October 14, 2003, this Court entered its order (the "Examiner Order") ordering the appointment of an examiner in these Chapter 11 proceedings. A true and correct copy of the Examiner Order is attached hereto as Exhibit 1. By order entered on October 21, 2003, this Court confirmed the appointment of R. Todd Neilson (the "Examiner") to serve as the examiner pursuant to the Examiner Order.

         The Examiner Order sets forth the scope of the examination (the "Examination" or the "Investigation") as follows:

                  "IT IS FURTHER ORDERED that the Examiner is to (a) investigate financial transactions dealing with the assets, liabilities, operations and financial condition of the Debtors (including, without limitation, all transactions and relationships between the Debtors and nondebtor subsidiaries and affiliates), (b) investigate the accounting practices of the Debtors, (c) investigate any and all allegations of fraud, dishonesty, incompetence, misconduct, mismanagement, or financial and/or corporate irregularities relating to the Debtors and the circumstances surrounding same, including but not limited to, the improprieties alluded to in the Debtors' August 13, 2003 and September 26, 2003 press releases, (d) investigate potential claims of the Debtors against current and former directors and officers and others, including, without limitation, claims arising from conflicts of interest, and (e) otherwise perform the duties of an examiner set forth in section 1106(a)(3) and 1106(a)(4) of the Bankruptcy Court
                  (collectively, the Investigation) ...."

         The August 13 and September 26, 2003 press releases referenced in the Examiner Order (true and correct copies of which are attached hereto as Exhibits 2 and 3,

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respectively) identified the following potential improprieties:

                  (a) "... the recent discovery of apparent improprieties in [Debtors'] prior dealings with lenders involving misrepresentations as to the amount and nature of collateral pledged to lenders". (August 13, 2003 Press Release)

                  (b) Announcement of a likely significant upward adjustment from the $20 million in reserves held against its loan portfolio assets that was previously reported in the Company's Form 10-Q for the quarter ended March 31, 2003. (September 26, 2003 Press Release)

                  (c) The potential misappropriation of between $2.5 million and $3.5 million for working capital purposes of amounts which should have been remitted to limited liability companies formed in connection with the Debtors' loan securitization transactions. (September 26, 2003 Press Release)(1)

         Subsequent to his appointment, the Examiner sought and received an order from the Court appointing Pachulski, Stang, Ziehl, Young, Jones and Weintraub P.C. ("PSZYJW") as legal counsel and Neilson Elggren LLP ("NELLP") as accountants to the Examiner. Since the date of the appointment, the Examiner and his professionals have examined the books and records of the Debtors, reviewed legal filings, interviewed present and former employees of the Debtors, members of DVI's Board of Directors, and professionals employed by the Debtors and the Official Committee of Unsecured

----------------
(1) The Examiner did not address this issue of the potential misappropriation of funds, because the issues surrounding the alleged misappropriation were recently resolved, subsequent to the Examiner Order, by a settlement agreement by and among the Debtors, U.S. Bank, as Trustee, and other parties in interest, which was approved by the Court [Docket No. 1312].

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Creditors in these cases (the "Creditors Committee") (see Section I.D.
("Methodology and Records Reviewed")). Mr. Mark Toney of AlixPartners, as well as the employees of the Debtors, provided invaluable assistance and support to the Examiner. The Examiner wishes to thank the Debtors and the Creditors' Committee and their respective professionals and agents for their cooperation in the preparation of this Report. The Examiner especially wishes to offer thanks to the accounting personnel at DVI; their helpful willingness to assist should be especially noted as the Examiner's task would have been immeasurably more difficult without their valued assistance.

         Pursuant to the request of this Court, the Examiner coordinated a cooperative effort involving a number of government agencies which are or may be tasked with further investigating certain of the issues raised in this Report. Those agencies include the Office of the U.S. Trustee, the United States Attorneys' Office in Delaware and Pennsylvania, the Securities and Exchange Commission ("SEC"), the Federal Bureau of Investigation ("FBI"), and the United States Postal Service ("Postal Service"). Through the Office of the U.S. Trustee, the Examiner and his professionals scheduled a number of joint meetings involving the aforementioned agencies and established a cooperative system to allow for free and unfettered access to the books and records of the Debtors, as well as the present and former employees of the Debtors. Through this cooperative effort, the Examiner has been able to minimize duplicate investigative efforts and accounting analysis with the understanding that the Examiner's Report and attendant documents, files, and accounting analysis of the Examiner will be fully shared with

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government agencies. The Examiner believes that this collaborative effort has avoided the intensive and multi-pronged investigative scrutiny of the Debtors, thereby allowing the Debtors to conduct their normal operations with the hope of maximizing returns to the creditors. It is the intention of the Examiner to continue to cooperate fully, within reasonable budgetary parameters, with all of the aforementioned government agencies following the issuance of this Report.

         The Examiner also coordinated with the various other parties in interest and, within the limitations established by this Court, coordinated many aspects of this ongoing Examination with both the Debtors and the Creditors' Committee and will continue to do so in the future. It is the intention of the Examiner, subject to the approval of the Court, to make available to all parties in interest the entire inventory of records as compiled by the Examiner during the course of the Examination, including accounting records, memoranda, documents, files, and other materials.

B.       EXECUTIVE SUMMARY

         The Examiner provides the following brief summary of the results of his
Examination:

         The Debtors are affiliated independent specialty finance companies that extend loans and lease financing to various healthcare providers to fund such providers' operations and facilitate the purchase of diagnostic medical equipment and leasehold improvements. DVI, Inc. ("DVI") is the parent company of, and owns all the equity in,

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DVI Financial Services, Inc. ("DVI FS" or "FS") and DVI Business Credit
Corporation ("DVI BC" or "BC", and together with DVI and DVI FS, the "Debtors" or "DVI"). The FS segment of DVI provides financing directly to end users of diagnostic imaging and other sophisticated medical equipment, as well as to end users of lower cost medical devices, while BC provides medical receivables financing that provides loans to healthcare providers that are secured by receivables. Prior to the petition date, DVI had developed an established position in the healthcare market place with a history of moderate, if unspectacular, income.

         Historically, DVI obtained initial funding for its equipment contracts and receivables financing through interim "warehouse" facilities provided by banks and other financial institutions. The borrowings are repaid as DVI collects a "pool" of the aforementioned financing contracts and transfers that pool to a special-purpose financing entity that issues notes to investors. This securitization process occurs on a bi-annual basis. Principal and interest on these notes are paid from the cash flows produced as the end users repay the original financing loans.

         In 1995, DVI, under the direction of Michael A. O'Hanlon, then CEO, President and a Director, made the decision to aggressively expand its business operations. As a result, assets under management experienced a steady increase every year, reaching $2.76 billion as of March 31, 2003. DVI also expanded its business operations into other areas such as foreign investment, venture capital companies, and some areas far removed from the healthcare market. Unfortunately, however, during this period, the capital structure of

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DVI did not increase commensurately, and serious fissures began to emerge in the capital structure of DVI. According to Steven R. Garfinkel, then Executive Vice President and Chief Financial Officer, DVI experienced cash shortages concurrent with the commencement of his employment in 1995. Thereafter, Garfinkel was engaged in a continual struggle to finance the business operations of DVI from available sources.

         The lack of available operating capital was exacerbated by O'Hanlon's decision to expand DVI into foreign markets. Despite resistance from virtually all of senior management and ultimately DVI's Board of Directors, O'Hanlon pursued DVI's foreign operations with single-minded determination, seemingly oblivious to the entreaties of those around him. From 1995 through 2002, DVI's investment in foreign operations required a net cash outlay of no less than $110 million, which could not be securitized in the normal manner and consequently had to be covered by existing warehouse lines or other capital sources. The departure of $110 million from a company already seriously deficient in capital resources was a particularly serious blow. Virtually every person interviewed by the Examiner cited this unfortunate foray into foreign markets as one of the single most important factors contributing to DVI's present financial condition.

         Notwithstanding the serious financial difficulties imposed upon DVI by this drain on capital, a more critical depletion of capital resources was the erosion of DVI's collateral and lending base through unwise, improvident, and suspect lending practices employed by DVI during this period. The major portion of the approximately 14,500 loans comprising the existing securitization pools (especially those loans of a lower face

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value) moved properly and uneventfully through DVI's formalized approval and collection process. However, for a small but exclusive group of clients and borrowers, this process was purposefully circumvented by DVI management, with often, ultimately disastrous results. For borrowers within this select group, the formalized loan approval and workout process was blatantly disregarded, and these "special" loans moved through a series of circular transactions where both the established and commonsense procedures of loan impairment, write-off and income recognition guidelines were cast aside in an almost surreal environment. In effect, any and all protocol in properly recognizing write-offs was overridden by DVI's objective (from management) of reaching sales and income quotas to realize market expectations.

         Quite simply, any substantial write-off would have to be approved by O'Hanlon, and it was well-known that such approval would be withheld until and unless every available alternative for collection was exhausted. It was the oft-expressed view that, within DVI, no receivable would be "written off before it's time" as there were "buckets of options" that would be exercised in order to recover errant loans.

         One of the major "buckets of options" available to DVI was the replacement of existing operators of failing centers with established operators of DVI's choice who purportedly had previously demonstrated an ability to rescue under-performing centers. The employees at DVI cited a number of initial successes in this regard. During the Examiner's interviews of key personnel at DVI, this procedure was proudly cited in numerous instances to be a unique and effective method of rescuing flailing centers. It

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was repeatedly stated that almost any problem in any center could be rectified in this manner. Unfortunately, as the problem loans descended into an almost hopeless state, what may have started as a well-intentioned and logically sound business practice, morphed over time into a purposeful attempt by DVI to disguise substantial losses that should have been reflected in loan loss reserves. With the benefit of hindsight, those purposeful attempts reached almost comical proportions as detailed in the examples provided within this Report.

         With the corporate dogma of resisting write-offs by any measure firmly entrenched and resolutely overseen by O'Hanlon, the entire Allowance for losses on Receivables for DVI as of June 30, 2003, was estimated at only approximately $17 million. It is the Examiner's opinion that this $17 million reserve for existing loan losses at that period was a serious and purposeful misstatement and that the appropriate reserve for loan losses at that period should have ranged from $75 million to $120 million.(2) The $75 million to $120 million in estimated loan losses represent a further erosion of the capital structure of DVI and perhaps the most serious depletion of company resources.

         An illustrative manifestation of DVI's practices with respect to loan losses is (was) DVI's internal policy on the application of SFAS 114. The accounting standard outlined in SFAS 114 was instituted in 1995 and provides, among other things, that a

----------------------
(2) It is important to note that the above referenced reserve is only representative of existing loan reserve losses for those assets held upon the balance sheet of DVI. The preponderance of loans being held in an "off balance sheet" capacity within the securitization pools is not included in this understatement. It would be entirely inappropriate to make the inference that all of the loans in the existing pools should require a similar increase in reserves for loan losses.

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creditor must recognize a loss on a loan when the loan becomes "impaired".
Pursuant to SFAS 114, "[a] loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." For whatever reason, DVI did not feel a need to recognize a significant loss pursuant to SFAS 114 until 2002, at which time DVI memorialized its internal procedures regarding SFAS 114 (the "SFAS 114 Procedures"). When faced with the need to recognize such losses, O'Hanlon predictably resisted and demanded additional insight and guidance from Deloitte & Touche LLP, then accountants for DVI. It was during this time period that DVI's Accounting Department, with apparent input from Deloitte, prepared the SFAS 114 Procedures. Deloitte ultimately recommended that any DVI contract delinquent 61 days or longer be automatically presumed as impaired, in which case an assessment of impairment would be required and a corresponding loss would be recognized under the standards of SFAS 114. This 61-day delinquency "impairment" concept was adopted and memorialized in the SFAS 114 Procedures.

         However, in order to avoid having a contract considered impaired under those Deloitte-suggested guidelines, DVI's practice, as reflected in the SFAS 114 Procedures, became to rewrite troubled contracts prior to them becoming 61 days delinquent (for example, to rewrite the contract with a "replacement obligor" to manage the relevant site). DVI apparently intended the implementation of this policy as a method to avoid recognizing losses pursuant to SFAS 114, irrespective of whether the rewritten contract

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was a truly economically different contract. Somehow, according to the thought process employed by DVI, this rescuing of a contract just prior to the expiration date of 61 days, by whatever means, cleansed the loan of any "impairment" and washed away the notion that DVI may be "unable to collect all amounts due according to the contractual terms of a loan".

         During the Examiner's discussions with DVI accounting personnel, many took refuge under the formalistic procedures of SFAS 114. The Examiner understands the tendency of companies such as DVI to believe that once they have nominally complied with the prescribed structure of SFAS 114, they have fulfilled their obligation to this accounting standard. However, this formal adherence to the structural details of accounting treatment without the benefit of looking at the entire transaction as a whole is an opiate that lulled DVI accounting personnel into thinking the accounting treatment was actually reflective of the transaction. The Examiner disagrees with the triumph of accounting form over the actual substance of the transaction.(3)

         Another key factor ultimately aggravating DVI's financial condition was DVI's over-reliance on securitizations. The access to capital markets through the securitization process was both a blessing and a curse to DVI. If the financial elements of the

------------------
(3)The proper implementation of SFAS 114 was of considerable importance to DVI and it is referenced liberally throughout the Report. The SFAS 114 Procedures document the specific procedural steps to be taken by DVI in order to avoid the recognition of losses on restructured loans pursuant to SFAS 114. The Examiner believes it is important to note that the internal DVI document establishing the procedures to be employed under SFAS 114 is intended to provide guidance to assist DVI in avoiding the recognition of losses on loans falling under its purview. Those procedures are not intended to evade those losses, but avoid them under the established parameters of SFAS 114. While the Examiner often criticizes the implementation of those procedures by DVI, he believes that distinction to be important.

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underlying loans comprising the securitization were sound and the delinquencies held to a moderate level, the cash flow emanating from a bi-annual securitization pool was predictable and allowed for the continual revitalization and renewal of underlying loan facilities. In addition, the continual income stream represented by the differential of the interest factor between the funds loaned to end users of diagnostic equipment and those purchasing the securitization income stream in the open market represented the primary source of recognized income to DVI under the "off balance sheet" or sale of contract form of income recognition. However, if the income stream generated from the regular generation of securitization pools to the investor market is interrupted, lessened or denied DVI for any reason, the major portion of income and resultant cash flow for DVI may quickly become non-existent with all of its attendant repercussions. Thus, DVI became "addicted" to this securitization process and took whatever steps necessary to continue the cash flow generated from this process. In furtherance of the frenzied attempt to remain an acceptable source for the investing public and compensate for the lack of essential capital to maintain operations, DVI engaged in a number of purposeful manipulations of the securitization guidelines, which included:

                  (1) repurchasing contracts from securitization pools prior to them becoming delinquent;

                  (2) disguising repurchases of contracts as "prepayments" (also referred to as "early terminations" in DVI's records) made by the contract obligor when in fact the "prepayments" were funded DVI (whether by DVI FS or DVI BC);

                  (3) using "prepayments", contract restructuring and other techniques to prevent contracts from being "impaired" for purposes of SFAS 114 and other accounting standards, and thus precluding such contracts from being deemed delinquent or defaulted;

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                  (4)      reusing in or recycling into new pools
         poorly-performing contracts that had been taken out of other pools (by repurchase, substitution or prepayment);

                  (5) using essentially round-trip financing (e.g., drawing down on an obligor's line of financing provided by DVI BC to fund contract payments to DVI FS); and

                  (6) using special-relationship parties, with often ill-defined affiliations with DVI, to facilitate some of the foregoing.

The Examiner reviewed a number of problem loans considered to be especially egregious reflections of the foregoing misguided practices. Those loans are included as examples within the Report or as Appendices to the Report.

         Ultimately in 1999, DVI's desperate lack of capital, depleted due to the factors discussed above, reached a critical stage. During an interview, Garfinkel advised the Examiner that throughout 1999, DVI had been experiencing liquidity problems, had been able to "slow payments" to vendors but that generally, with respect to cash, DVI had been in a "bunker mentality". According to Garfinkel, the liquidity situation came to a head at the beginning of August of 1999 when Prudential pulled DVI's warehouse line and DVI BC (specifically Cindy Cohn and Mark Asserta) advised Garfinkel (through the Treasury department) that three loans in one of DVI BC's securitizations, with Med Cap Texas and Med Cap Oregon, were about to become ineligible (because of the aging-out of their respective underlying borrowing bases) and had to be repurchased from the securitization. According to Garfinkel, this was a $35 million issue that "would sink the company". Any action to repurchase the Med Cap loans would have to be completed by August 10, 1999, the due date for the requisite monthly servicer report.

                                   xii

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         According to Garfinkel, O'Hanlon strongly reacted that DVI BC could not be "cut loose" and that Garfinkel would have to find a way to fund the buyout, which required finding $15 million of cash which DVI then did not have.
Garfinkel advised the Examiner that he "blinked" and suggested to O'Hanlon that the only solution to raise the additional funds would be to pledge "ineligible" collateral to Fleet, certify the collateral as eligible and obtain additional advances. According to Garfinkel, he told O'Hanlon that DVI could "go out of compliance" on the Fleet line and that Fleet would probably not discover the problem until January of 2000, when it would conduct its annual audit. Garfinkel advised that he did not have to provide an August borrowing base certification to Fleet until October of 1999, and contends that he urged O'Hanlon to immediately try and raise additional capital from the Pritzkers (DVI's major shareholders) in order to address the problem before the certification was due. To that end, Garfinkel prepared a "cash position" memorandum for O'Hanlon to give to the Pritzkers. To Garfinkel's knowledge, O'Hanlon never delivered the "cash position" memorandum to the Pritzkers or their representatives. It is unfortunate that Garfinkel and O'Hanlon chose to address the shortage of capital through this desperate and illegal method. Based on a review of the Debtors' records, the Examiner believes that, from the period of January 2001 to May
2003, the total ineligible collateral pledged to the Fleet line of credit ranged from a low of approximately $5.15 million (in January 2001) to a high of $102.1 million (in February 2003).

         As detailed in this Report, the Examiner believes this practice of pledging

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ineligible collateral was (i) authorized and approved by O'Hanlon, (ii) known to a small, but significant number of DVI's executives, including two who were also members of DVI's Board of Directors, and (iii) possibly known by DVI's entire Board as early as April of 2001. There is clear, credible evidence that O'Hanlon (who was also a DVI director) expressly or impliedly authorized the Fleet non-compliance fraud and was kept fully apprised of its extent and magnitude. Additionally, Gerald Cohn (who at all relevant times was a director of DVI, and while not an officer, was heavily involved in its operations as a member of the Credit Committee) was, by his own admission, fully aware of a compliance problem in April of 2001, and aside from allegedly checking with O'Hanlon on a quarterly basis to determine that DVI was in compliance, does not appear to have taken any steps to investigate or conduct a full inquiry of the issues that had come to his attention. By his own admission, Cohn failed to inform the Board as to the serious and credible issues that had come to his attention, and his conduct in that regard is both criticized and faulted by the Examiner.

         Garfinkel contends that only at a later point in time, DVI began its practice of "double pledging" collateral rather than simply using ineligible collateral to obtain advances from Fleet. Garfinkel believes that by the time the bankruptcy petition was filed, the "out of compliance" position was approximately $55 million. The Examiner's accountants have performed their own analysis of DVI's "out of compliance" position, which such analysis was limited to the period from January 2001 through May 2003 due to limitations of readily available information. From this period, January 2001 through

May 2003, ineligible collateral was used every month; the least amount of ineligible collateral used in any month was $5,153,470 (January 2001), and the amount peaked at $102,102,476 (February 2003). The last applicable report filed by DVI was for May 2003, and for that month, there was $78,002,126 in ineligible and double pledged collateral.

         The Examiner also reviewed certain actions of DVI's former accountants and auditors, Deloitte & Touche LLP ("Deloitte"). On June 2, 2003, shortly after DVI had filed its Form 10-Q for the quarter ended March 31, 2003, Deloitte resigned as DVI's accountants and auditors, asserting that it had not completed its review, nor had it approved of the interim financial statements contained in the March 31, 2003 10-Q. More specifically, Deloitte expressed concerns related to, among other things, (i) DVI's conversion of 1,000 shares of OnCure Series B Preferred Stock into 1,337,738 shares of OnCure common stock at a conversion price of $2.10 per share in September 2001 (the "Stock Conversion"), and (ii) the subsequent transactions by and among DVI, OnCure, and Dolphin with respect to a facility in Corpus Christi, Texas, which was consummated in September 2002 (the "Corpus Christi Sale", and together with the Stock Conversion, the "OnCure transactions"). Based on the undisputable sequence of events that occurred and other evidence, the Examiner believes that Deloitte's conduct significantly exacerbated DVI's problematic situation. More specifically, as of the end of 2002 (and perhaps even later), Deloitte had reviewed and still approved of the accounting treatment of the Stock Conversion and the Corpus Christi Sale. Deloitte clearly had the opportunity to, and evidently did, review on repeated prior occasions the areas of concern that ultimately led to Deloitte's resignation in June 2003.

         Notwithstanding its prior reviews in connection with at least four Form 10-Q filings and one Form 10-K filing for DVI, Deloitte apparently reconsidered its position on these issues late in the review process, advising DVI in May 2003 that, in Deloitte's opinion, DVI should not restate any prior accounting treatments related to OnCure, Dolphin, and the Corpus Christi facility transaction, and that Deloitte would not approve of the accounting treatment (for purposes of the March 31, 2003 Form 10-Q filing or otherwise) until further analysis and documentation was done. Given that DVI is a publicly held company, and given the nature of its debt structure (with which Deloitte was thoroughly familiar), Deloitte clearly should have been aware that, if DVI were to fail to timely file its Form 10-Q,(4) DVI would be in breach of securities reporting requirements, potentially be in default under its various debt obligations, and very possibly suffer other adverse consequences.

         Given the potentially substantial harm, DVI apparently proposed to Deloitte that it would be willing to record losses and make other adjustments with respect to the relevant transactions, so as to facilitate the 10-Q filing; nonetheless, Deloitte categorically rejected this proposal. Thus, Deloitte basically left DVI at the eleventh hour with no viable choice but to file the Form 10-Q without Deloitte's approval. Deloitte's actions (or inactions) may or may not have risen to the level of negligence or technically constituted

------------------
(4)DVI had already delayed the Form 10-Q filing once before; a Form 12b-25 disclosing the delay was filed by DVI on May 15, 2003.

breaches of its duties to DVI. (The Examiner believes it premature to take a position on whether any claims or causes of action exist against Deloitte.) However, in the Examiner's opinion, Deloitte's conduct aggravated the circumstances leading to DVI's present situation, and the Examiner finds Deloitte's actions to be inexplicably contradictory.

         Upon the resignation of Deloitte, the light of public scrutiny began to intensify and DVI collapsed amidst allegations of irregularities and mismanagement, many of which, unfortunately, have basis in fact as discussed in this Report.

C.       PLAYERS

         The following is a list of various officers and other personnel of DVI, during some or all of the relevant periods that are the subject of this Report, whose names appear in other portions of this Report:

         - MICHAEL A. O'HANLON: CEO, President and Director (DVI, Inc., DVI BC) and CEO and Director (DVI FS); first joined DVI in March 1993, and served as CEO and President commencing November 1995.

         - STEVEN R. GARFINKEL: Executive Vice President ("EVP") and Chief Financial Officer (DVI, Inc., DVI BC, DVI FS); first joined DVI in 1995.

         - RICHARD E. MILLER: EVP (DVI, Inc.) and President (DVI FS); first joined DVI in April 1994.

         - JOHN P. BOYLE: Vice President, Chief Accounting Officer and Secretary (DVI, Inc., DVI FS, DVI BC); first joined DVI in January 1995.

         - ANTHONY J. TUREK: Chief Credit Officer and EVP (DVI, Inc.); first joined DVI in March 1988.

         - TERRY W. CADY: Senior VP (DVI, Inc.) (currently, Director, CEO, President of DVI BC); joined DVI in February 2000.

         - ST. JOHN BROWN: EVP (DVI, Inc.) and President (DVI, Europe); joined DVI in April 2001.

         - G. ALEXANDER COLE: VP and Chief Credit Officer (DVI BC).

         - PHILIP C. JACKSON: Senior VP and Treasurer (DVI BC).

         - LISA CRUIKSHANK: VP, Treasury (DVI FS).

         - MATTHEW COLASANTI: Internal Consultant.

         - RAYMOND FEAR: VP, Credit.

         - DOUG BIMMER: Treasury Manager.

         - MELVIN C. BREAUX: VP, Secretary and General Counsel (DVI, Inc.).

         - SHEILA J. KALKUNTE: Assistant Secretary (DVI BC) and Assistant
Counsel.

         - MATTHEW GOLDENBERG: VP, Finance and Securitization (Director of Structured Finance).

         - ANDREA MARSHALL: Cash Manager, Treasury.

         - SUSAN GIBSON: Director of Operations.

         - GERALD L. COHN: Director (DVI, Inc.).

         - WILLIAM S. GOLDBERG: Director (DVI, Inc.).

         - JOHN E. MCHUGH: Director (DVI, Inc.).

         - HARRY T.J. ROBERTS: Director (DVI, Inc.).

         - NATHAN SHAPIRO: Director (DVI, Inc.).

         - HAROLD NEAS: a member of Deloitte & Touche LLP.

The Examiner has reviewed the historical salary levels of certain key employees of DVI (attached herewith as Exhibit 4). The Examiner did not find any of the salaries and other compensation of those employees to be exorbitant or beyond reasonable bounds compared with similarly situated companies.

                                     xviii

D.       METHODOLOGY AND RECORDS REVIEWED

         1.       INITIAL MEETINGS AND REVIEW

         Shortly after his appointment, and in light of the central role the Creditors' Committee has played in this matter, the Examiner met at the outset with the Committee's counsel, Anderson Kill & Olick P.C., and its financial advisors, Westwood Capital, LLC, in order to seek their advice and input as to the issues they deemed to be of importance in the pending examination.

         Subsequent to the meetings with the Committee's professionals, the Examiner arrived at the offices of DVI to meet with Mr. Mark Toney of AlixPartners. The purpose of that initial meeting was to discuss the issues related to the Examiner's appointment (and, more specifically, those matters as enumerated within the order of appointment) and to also seek the assistance of Mr. Toney and the Debtors. Since the initial meeting, up to and including the present, the Examiner has received complete cooperation from Mr. Toney and the entire accounting and support staff at DVI.

         In addition to these initial meetings and prior to setting up site at the DVI offices, the Examiner reviewed relevant case and background records, including Bankruptcy Court and SEC filings such as the Debtors' Schedules and Statement of Financial Affairs and Form 10-K and 10-Q filings; comment letters from the SEC to DVI and DVI's responses thereto; Management Letters issued by DVI's former auditors, Deloitte & Touche LLP; and notes of interviews with current and former DVI employees and executives, previously conducted by Committee's counsel, AlixPartners, former Debtors' counsel, Arnold & Porter, and DVI's current accountants, Ten Eyck. The Examiner also interviewed early on (as well during the course of the investigation) key management and accounting personnel in order to understand the general operational structure of DVI and the circumstances and factors contributing to DVI's present financial condition.

         Based on the foregoing and the Examiner's significant experience in matters involving allegations of alleged accounting irregularities, the Examiner identified specific areas, entities and individuals that would require preliminary analysis and examination, including the following:

         (i) Specific areas of alleged fraudulent or improper activity, including the improper avoidance or delay in recognizing appropriate losses, attempts to basically conceal contract delinquencies, and improper revenue recognition practices;

         (ii) Parties with whom the Debtors had special business relationships or affiliations (e.g., PresGar and Dolphin);

         (iii) Critical business cycles and operations, including contract originations, credit policies, cash management processes and the related funding procedures and securitization processes, and year-end or quarter-end accounting entries or adjustments; and

         (iv) Current and former key executives and employees, and other individuals whose position or involvement would provide valuable insight into the business operations and suspect events that occurred.

         2.       LIMITATIONS ON REPORT AND INVESTIGATION

         While this Report addresses various critical issues, due to time and budget limitations on the Examiner, the Examiner was unable to extensively investigate and analyze certain issues, including the specific claims or causes of action that may exist against the Debtors' current or former personnel, or former professionals or agents. (Some of the issues not covered in this Report that may warrant further review and investigation are noted in Section IV (Conclusions) hereof.)

         Early on, based on discussions with the Debtors' counsel, AlixPartners, the Creditors' Committee, and other parties in interest, a proposed budget was designed for the Examiner and his professionals. The Examiner has been cognizant of and has attempted to work within the parameters of that proposed budget, and accordingly, at the outset, the Examiner endeavored to set clearly defined goals and very specific areas of inquiry in order to both refine the area of analysis as well as limit the expense associated with the Examination.

         3.       RECORDS REVIEWED

                  a.       DEBTORS' COMPUTER SYSTEMS

         The Examiner had access to, and utilized in varying degrees, the various computer systems maintained by the Debtors, including the following key systems: (i) the InfoLease System ("InfoLease"), the lease administration system utilized primarily by DVI FS; (ii) the Oracle General Ledger System, the Debtors' accounting system; (iii) the Stuckey System, the Debtors' accounts receivable administration system utilized primarily by DVI BC; and (iv) Lewtan, the Debtors' securitization administration system utilized primarily by the Treasury Department ("Treasury") of DVI FS.

         The Examiner relied extensively upon the InfoLease system(5) in order to analyze and investigate contract histories and performance over time. In addition, the Examiner extracted raw data from the InfoLease system and performed in-depth analysis which allowed the Examiner to identify trends, patterns and exceptions on which additional analysis was performed. For example, the Examiner took the raw data from InfoLease and used that data to assist with the following investigations:

         (i) Identification of double-collateralized contracts and loans for the borrowing base reports for DVI's Fleet and Merrill financing lines;

         (ii) Quantification of pool repurchases, buyouts, and substitutions;

         (iii) Quantification of "rewritten" loans included in each securitization pool;

------------------
(5) The Examiner experienced considerable difficulty tracing contracts through the InfoLease system due to the practices DVI had adopted when rewriting contracts. For instance, when a loan was rewritten the customer number and/or the lessee number would often change with the new contract which rendered searching by the customer number and/or the lessee number a fruitless process. In addition, the underlying equipment relating to the new contract was given a new equipment number. The practice of assigning numbers made it much more difficult to ascertain exactly which specific equipment was being transferred to the new loan. It also made it almost impossible to search for rewritten contracts by the equipment number. Further, the equipment information screen was seldom updated with the serial number for the leased piece of equipment and this omission hindered tracing a rewritten lease through the InfoLease system. Due to these procedures, the accounting inquiry became extensively labor intensive when tracing the underlying documents and history related to a rewritten contract. The Examiner was often required to locate and review the detailed "hard copy" of the contract to verify to which contract the lease was re-written. The only exception to this process was a manual data-entry field that was randomly updated for re-written contracts. The utilization of multiple contract names for one customer also complicated the accounting analysis. This specific practice also inhibited the grouping of contracts by customer due to the fact that the names were slightly different and could reference two completely different entities. Customer numbers were also issued in the same inefficient manner and made grouping by the customer number field as fruitless as grouping by the customer name. The Examiner found the DVI accounting personnel to be very willing and helpful but only wishes to highlight the inability to quickly access the rewrite documents which made the process of analysis considerably more expensive as well as cumbersome.

         (iv)     Identification and tracking of equipment listed for each loan;

         (v)      Evaluation of trends for the securitization pools;

         (vi)     Identification of loss write-off dates and contract balances;

         (vii)    Evaluation of payments received on loans throughout the term;

         (viii) Identification of contracts with affiliated or special relationship parties;

         (ix) Identification of loan types related to "revolving accounts", "rental leases", "true leases", and "operating leases";

         (x) Identification of on and off balance sheet contracts and quantification of the amount included in each securitization;

         (xi)     Identification of which branch wrote each loan; and

         (xii)    Identification of how the contract was disposed.

         The Examiner also extensively utilized the Oracle general ledger system in order to access and analyze the Debtors' historical accounting entries and records. For example, the Examiner utilized Oracle in order to identify the Debtors' accounting treatment of issues such as (1) contracts deemed on and off balance sheet and (2) the timing of when contracts were sold into pools and/or subsequently repurchased or substituted out of pools. Additionally, the Examiner used DVI's Oracle system to verify the existence or non-existence of contract write-offs as contracts were rewritten or reclassified to new accounts.

         To a lesser degree, the Stuckey system was examined in relation to the Examiner's investigation into DVI BC operations. For example, the Examiner uploaded

                                     xxiii
data from Stuckey into a database system that was then used to identify the amount of monthly payments and advances. This database was also used by the Examiner to trace large "miscellaneous" charges and receipts through the DVI BC division from DVI FS. The Stuckey system was also reviewed in order to identify transfers between credit lines and assumption of debt by other customers. This information was used, in part, to determine which contracts would be investigated and documented by the Examiner.

         Finally, the Examiner reviewed the Lewtan system, especially the monthly servicer reports (required under the DVI FS securitization documents and provided to U.S. Bank as Indentured Trustee) and the supporting exhibits produced by the system, in the analysis of the operation and performance of the various securitization pools. For example, the Examiner utilized the monthly servicer reports to identify contracts approaching delinquency status. The Examiner also used reports produced by Lewtan to determine the amounts of servicer advances and the impact these advances had on the delinquency reports.

                  b.       OTHER RECORDS, INCLUDING FILES OF KEY DVI PERSONNEL

         The Examiner spent extensive time and effort in the review and analysis of various other books and records of DVI, including, without limitation:

                  (i) Internally-maintained financial statements and supporting schedules and detail;

                  (ii)     SEC filings, including Form 10-Ks, 10-Qs and 8-Ks;

                  (iii) Internal and external DVI correspondence and notes stored in either hard copy form or in electronic form on the Debtors' computer hardware and networks, provided by Debtors' co-counsel, Latham & Watkins ("Latham"), or as otherwise obtained by the Examiner;

                  (iv) Internal DVI policies and procedures regarding business operations and accounting functions provided by current employees or as identified by the Examiner;

                  (v) Credit books and related credit evaluations stored at the Debtors' Jamison, Pennsylvania headquarters;

                  (vi) Contract files (including master contract documents and the associated voluminous support) maintained at the Debtors' Jamison headquarters; and

                  (vii) Relevant accounting standards and pronouncements provided by current employees or as identified by the Examiner (Exhibit 5).

         In addition, the Examiner had access to documents collected and maintained by Latham. Prior to the Examiner commencing his review, Latham had collected the documents and files of certain key (current and former) DVI executives (such as O'Hanlon, Garfinkel and Miller). The Examiner obtained copies of various documents that were "flagged" by Latham as of note, and also, based on a review of Latham's index of collected documents, requested additional relevant documents for review.

         When equipped with all of this additional information and documentation, the Examiner was able to further refine the analysis and focus on true problem areas. Thus, in wave after wave of document review, the Examiner was able to continue to focus in on those transactions and individuals that proved to be of most interest.

         4.       INDIVIDUALS INTERVIEWED

         The Examiner interviewed many of the key, as well as some of the less-senior, personnel (current and former) of DVI, including Steven Garfinkel, former CFO, Richard Miller, Anthony Turek, John Boyle, Terry Cady, Lisa Cruikshank, Gerry Hayes, Ray Fear, Matthew Colasanti, Tom Hammer, Andrea Marshall, Sheila Kalkunte and Board members Gerald Cohn and William Goldberg.(6) (The positions of these individuals are identified in Section I.C. above.) As noted, certain less-senior, current and former employees were also interviewed because, although they may not have been privy to relevant communications or the decision-making process, they may have had important information and insights given their more "hands-on" roles. Follow-up interviews with particular individuals were conducted as the Examiner identified new information and uncovered additional transactions requiring further review. In fact, the interview process continued until the extreme latter stages of the Examiner's investigation.

         Additionally, the Examiner attempted to interview Michael O'Hanlon, former CEO and Board member. Initially, an attorney who purported to speak for (but claimed not to represent) O'Hanlon stated that O'Hanlon would only make himself available for a formal deposition, rather than an informal interview. On that basis, the Examiner served a subpoena on O'Hanlon, compelling his attendance for deposition. However,

------------------

(6)The Examiner is in the process of preparing and finalizing memoranda on certain of the interviews conducted. The Examiner will maintain these memoranda and will make these available to the Debtors, Creditors' Committee and other parties upon request.

concurrently, the Examiner requested of the attorney speaking for (but apparently not representing) O'Hanlon that if O'Hanlon intended to assert his rights and privileges under the Fifth Amendment in connection with any formal examination, to so advise the Examiner, in which event the deposition would likely be cancelled. Shortly before the date scheduled for O'Hanlon's deposition, the Examiner was advised, through the attorney speaking for (but purportedly not representing) O'Hanlon, that O'Hanlon would assert his rights and privileges against self-incrimination at his deposition but that he was now prepared to speak informally with the Examiner. In view of the series of contradictory positions taken by O'Hanlon, the Examiner determined that, under the circumstances, any evidence given by O'Hanlon to the Examiner in an informal setting would likely be unreliable and, accordingly, the Examiner declined O'Hanlon's offer to be interviewed off the record.

         5.       RATIONALE FOR SELECTING CERTAIN TRANSACTIONS - IN GENERAL

         As the examination proceeded, it became clear to the Examiner that a concentrated review of most of the thousands of DVI contracts was simply not warranted (nor would it be workable given the time and budget constraints). It was apparent that most of the problem loans that gave rise to the questionable aspects raised in the Examiner Order related to a much smaller population of contracts. In addition, it was also determined that many of those troubled contracts shared similar characteristics, such

                                     xxvii
as a history of difficulty in complying with terms of contracts resulting in a continual series of rewrites; also, many of those problem loans were ultimately transferred to a select group of obligors, such as PresGar and Dolphin, which served as a cautionary indicator of possible accounting irregularities.

         Accordingly, while numerous other transactions were also investigated, the Examiner has determined to include herein more detailed discussions of only certain transactions. See Section III.C. ("Specific Transactions and Other Examples") below. Generally, the Examiner chose these specific transactions because (i) they have already generated substantial interest (as manifested in, for example, Deloitte and SEC correspondence, and interviews) (such as the OnCure related transactions); (ii) involve suspect, special relationships (such as the PresGar and Dolphin related transactions); and/or (iii) highlight commonly-utilized suspect practices (such as the HIS transactions), including frequent "rewriting" and recycling of contracts in and out of the securitization and financing pools, and suspect, related funding from DVI BC. Further, certain of the transactions were chosen because of their size (in terms of contract values) and materiality.(7) (Further discussion of this issue is included in
Section III.C. below and in

------------------
(7)Related to this, it should be noted that the Examiner conducted a (more) limited investigation with respect to SPG contracts and loans. (SPG is DVI's Strategic Partner Group division, which deals with small-ticket medical equipment leasing generally involving equipment costing between $5,000 and $250,000.) While SPG contracts were increasingly used by DVI in the securitization pools, such contracts still constituted a relatively small portion of the pools; for example, SPG contracts only constituted approximately 9% to 16% (in initial contract balance amounts) of the last several pools. See DVI Response to SEC ("SEC Letter #4") (Exhibit 6), pp. 12-13. Further, DVI apparently treated and accounted for SPG contracts in a relatively straightforward, less suspect manner, recognizing more losses more frequently with respect to SPG contracts in securitization pools. Id., pp. 13-15. See also DVI Form 10-K for year ended June 30, 2002 (Exhibit 7), p. 22 (DVI explaining increases in loss allowance on SPG contracts).

                                     xxviii
the related transaction Appendices.) While the foregoing factors were important, ultimately, the Examiner's process of selection was not based on a rigid methodology; instead, it was a fluid process that evolved over the five-plus months of the Examiner's inquiry. In all events, the Examiner selected those transactions that most appropriately addressed the issues raised in the Examiner Order, as well as those most reflective of the causes for the demise of DVI (as discussed herein).

                                       II.
                                   BACKGROUND

A.       COMPANY HISTORY AND BACKGROUND

         The Debtors are affiliated independent specialty finance companies that extend loans and lease financing to various healthcare providers to fund such providers' operations and facilitate the purchase of diagnostic medical equipment and leasehold improvements. DVI, Inc. is the parent company of, and owns all the equity in, DVI FS and DVI BC.

         The FS segment of DVI provides financing directly to end users of diagnostic imaging and other sophisticated medical equipment as well as to end users of lower cost medical devices. FS also includes the international financing operations (foreign operations) of DVI. The typical contract for diagnostic medical equipment generally ranges from $200,000 to as much as $3,000,000, while the lower cost medical devices range from $5,000 to $250,000. The contracts are generally constructed in such a fashion that the full cost of equipment, along with costs of buildings, software and installation ("soft costs") are repaid during the financing term, which generally does not exceed five years. The exposure to residual value at the end of the lease is limited due to the structure of the notes as direct finance leases with purchase options. At June 30, 2002, the reported residual asset value in FS was limited to 1.59% of net financed assets.

         BC involves medical receivables financing that allows for the providing of loans to healthcare providers that are secured by their receivables. Almost all of these financing loans are collateralized by third party medical receivables due from Medicare, Medicaid, HMO's, PPO's, commercial insurance companies and self-insured corporations. The typical range for loans in BC is from $1.0 million to $12.0 million. However, in certain circumstances, commitments up to $40.0 million have been provided.

         DVI obtains initial funding for the equipment contracts and receivables financing through interim "warehouse" facilities provided by banks and other financial institutions. These borrowings are repaid as DVI collects a pool of the aforementioned financing contracts and transfers that pool to a special-purpose financing entity (hereinafter referred to as "securitization pool" or "pool") that issues notes to investors. This securitization process is usually conducted on a bi-annual basis. Principal and interest on these notes are paid to the investors from the cash flows produced as the end users repay the original financing loans. (See further discussion of DVI FS securitizations in Section II.B.2. hereof.)

B.       BACKGROUND ON THE CONTRACT AND DVI FS SECURITIZATION PROCESS

         1.       CONTRACT WRITE-UP, INTAKE AND REVIEW PROCESS - IN GENERAL

         DVI established a process and protocol for selling, writing, reviewing and approving its contracts and loans as follows (whether these procedures, especially with respect to the workout and rewriting of troubled loans, were bypassed or truncated in some cases is also discussed in Sections III.A.1. and III.A.2.d. below) (see the associated Flowchart (Exhibit 8) for a visual presentation):

                  (a) Origination of Contracts: DVI's Sales Department ("Sales") was responsible for finding and contacting potential or existing clients and entering into contracts. Upon working out an acceptable sales contract, Sales would prepare and submit to the Credit Department a separate sales proposal for each contract.

                  (b) Credit Department Review: A Credit Committee, comprised of DVI's Chief Credit Officer, DVI FS's Chief Credit Officer, Vice President of Credit, DVI BC's Chief Operating Officer, and a Board member, would meet regularly and often to review sales proposals. A standard Credit Committee presentation and review would include analysis of the relevant collateral, history of the prospective obligor's business and management, competitors in the surrounding area, a summary of DVI's prior or existing relationships with the obligor and payment history, historical scan volumes or projections, and other similar information. Depending on the dollar amount at stake, certain levels of authority/approval were required:

TRANSACTION SIZE    LEVEL OF AUTHORITY REQUIRED
------------------------------------------------------------
Up to $500,000      Director(s) of Credit
------------------------------------------------------------
Up to $750,000      Vice President of Credit
------------------------------------------------------------
Up to $1,000,000    Chief Credit Officers (DVI & DVI FS)
------------------------------------------------------------
Over $1,000,000     Credit Committee
------------------------------------------------------------

Upon approval, the contract would then be submitted to the Documentation Department. See Exhibit 9 for additional details regarding DVI's credit policies and procedures.

                  (c) Documentation/Finalization/InfoLease: Based on the credit approval form and sales worksheet and other information, the Documentation Department ("Documentation"), with the Director of Credit and Legal, would determine whether the contract was to be documented internally (in-house) or by outside counsel. Assuming the documentation was to be done in-house, a Documentation Supervisor/Specialist would prepare documentation using standard forms and based on approval conditions, equipment quotes, and other information from the customer. The documents would be sent to the customer for review and execution, with any additional changes to be negotiated with the assistance of the Documentation Manager. After finalization and execution of the documents, the Documentation Supervisor/Specialist would have filed the appropriate UCC-1 financing statements and booked the contract into the InfoLease system. The Documentation Department would fund the deal upon receipt of invoices from the customer. At this point, the contract would then become the responsibility of the Operations Department and InfoLease would become the repository of the contract files.(8)

------------------
(8) DVI, Inc. utilizes a complex and powerful software program, InfoLease, to track their national and international loans for DVI Financial Services (DVI
FS). InfoLease is a large database application program created by International Decision Systems (IDC). According to the IDC website, "InfoLease is the premier lease portfolio and asset management system. No other software application so successfully meets the needs of so many different types of lessors-from small and medium-size lessors to most of the world's largest national and multinational lessors. The power and flexibility of InfoLease for managing lease has made it the top choice among lease management systems, used by half of all high-end companies." (Exhibits 10 and 11)

                                     xxxii

         Upon contract origination, all of the relevant portions of the loan were input into the InfoLease system, creating a foundational and informational backup for DVI including address information, guarantor information, equipment detail, and the contract values and rates of return for all contracts in the system. Thereafter, DVI was able to track payments, calculate net book value, generate reports on over-due contracts, and many other lease related activities.

                  Following entry into the InfoLease system, the Operations Division ("Operations"), became solely responsible for payment entries, lessor updates, and changes in the general information of the contract. In order to preserve the independence and integrity of the InfoLease system, changes could not be made to the contract database unless appropriate authorization, in the form of "Contract Adjustment Request Documents" ("CARD") prepared by either the accounting department or the treasury department was received by Operations. Only after receiving a valid CARD request would Operations process the change in the electronic log of InfoLease for the specified contract. The Examiner has found no evidence that InfoLease was used to purposely deceive its users, other than the circumstances outlined in a memorandum dated July 24, from Susan Gibson, Director of Operations. (See discussion of frauds perpetrated on Fleet in Section III.H.)

                  During extensive review of the accounting records, the Examiner has found further alterations within the InfoLease system; however, with the exception of the occasion referenced above, the Examiner believes that the InfoLease system was, by and

                                     xxxiii
large, free from such deliberate attempts to purposefully deceive the users.

                  (d) Contract Placement: The Treasury Department had the responsibility of determining whether to "house" the contract into a credit facility (e.g., the Fleet line of credit), a warehousing facility (the Merrill Lynch warehouse facility or the WestLB commercial paper conduit program), and/or a securitization pool, or to have DVI retain the contract (i.e., DVI would simply keep the contract on its balance sheet and in essence "cash fund" the contract).

                  (e) Collections: The Collections Department ("Collections") would monitor the contract and its performance over its life, including through the use of a daily tracking system for all DVI contracts, and provide follow up with respect to payment deficiencies and delinquencies, should that become necessary. Collections would hold bi-weekly meetings to discuss the status of specific contracts. The following procedures were purportedly standard: (i) contracts that were 10 days or more delinquent would be referred to Collections; (ii) Collections would document all of its work on InfoLease;
(iii) Collections would make appropriate phone calls and prepare letters; and
(iv) for contracts between 60 to 90 days delinquent, an asset manager would prepare a collateral analysis and the account would be reviewed for possible legal action.

                  (f) Workouts: If Collections was unsuccessful in its efforts, after a certain period of time, the delinquent contract file would be submitted to the Workout Group ("Workout"), comprised of committee members. Workout would hold monthly update meetings and also quarterly meetings to discuss delinquent accounts and assess

                                     xxxiv

DVI's potential exposure; Workout also prepared and provided reports to management.(9) For normal contracts, Workout ostensibly had the responsibility of determining how to handle delinquent contracts - whether the contract should be restructured, whether the collateral equipment should be repossessed, whether legal action should be pursued, and so forth.

         2.       DVI FS SECURITIZATIONS

         Once a sufficient number of contracts was originated (whether housed with DVI or on its various lines of credit or warehouse lines), the Debtors then permanently financed the assets through an asset-based securitization. In simplest terms, a securitization is a process in which a pool of contracts is transferred to a special-purpose financing entity that issues notes to investors. The notes are secured by a pledge of the assets or other collateral in the contract pool. Principal and interest on these notes are paid from the cash flows produced by the contract pool. In the DVI FS securitizations, equipment contracts funded through securitizations were required to be credit enhanced to receive an investment grade credit rating. Credit enhancement could be provided in a number of ways, including cash collateral, letters of credit, a subordinated tranche of each individual transaction or an insurance policy. Typically, the Debtors' securitizations were credit-enhanced through (1) subordinated tranches of notes held by the Debtors

------------------
(9) One of the major areas of conflict between Workout, Treasury and Accounting was the assertion by Garfinkel and Boyle that Matt Colasanti, Director of the Workout division, did not provide adequate documentation to substantiate the position asserted by DVI to Deloitte during its review of the troubled loans.

(typically a 3% retained interest) that would be the most junior in the waterfall payments system, and (2) cash collateral reserves (typically equal to 1%-1.5% of the total discounted cash flows of the securitization pools) used to fund certain shortfall.

                  a.       BASIC SECURITIZATION MECHANICS

         There are nine (9) active DVI FS securitizations, which appear to be substantially similar in terms of the following mechanics (see the associated Flowchart (Exhibit 12) for a visual presentation):

         (1) Pursuant to a Contribution & Servicing Agreement or a Sale Agreement, DVI FS conveys any and all rights, title and interest with respect to the relevant contracts, leases, and notes, as well as title to or a security interest in the applicable equipment depending on the type of lease at issue ("Assets"), to an Intermediate SPV (special purpose vehicle) which is wholly owned by DVI FS. (As depicted on the Flowchart, there are separate intermediate SPVs used for each securitization and warehouse line.)

         (2) Pursuant to a Subsequent Contract Transfer Agreement or a Sale Agreement, the Intermediate SPV transfers the Assets (other than ownership title to or security interests in the equipment depending on the leases involved, as well as certain other limited carveouts) to an Issuer SPV. Further, the Intermediate SPV transfers to the Issuer SPV all service related rights provided under the initial Contribution & Servicing Agreement with DVI FS.

(This two-step SPV structure, using separate, intermediate and issuer SPVS, is commonly used in securitization transactions in order to enhance the bankruptcy-remote characteristics of the transaction.) Pursuant to an Indenture, the Issuer SPV transfers certain trust property, including the Assets, to the Indenture Trustee, for the benefit and security of the Note holders; the Indenture provides further for related remedies and rights.

                  b.       DESCRIPTION OF RELEVANT SECURITIZATION AND FINANCING

                                     xxxvi

                           DOCUMENT PROVISIONS

         The operative DVI FS securitization documents contain certain restrictions on DVI's ability to repurchase, substitute, or prepay contracts in the securitization pools. As discussed in other sections of this Report, a number of such provisions are, arguably, ambiguously or broadly drafted, so that DVI could, and apparently did, construe and apply these provisions in such a way that, while DVI's actions may not have technically violated the provisions, DVI's actions may have violated the purpose and intent of the contractual provisions and obfuscated the true extent of DVI's troubled contracts and loans.

                           (1)      REPURCHASES

         Under the securitization documents, DVI was obligated to repurchase or replace contracts only where there was a breach of DVI's representations and warranties(10) with respect to the contract (unless the breach was waived). See, e.g., Contribution and Servicing Agreement Dated as of May 1, 2002 by and between DVI FS and DVI Receivables Corp. XVII ("Form Contribution and Servicing Agreement") (Exhibit 13), Section 5.03(a).

         However, in its sole discretion, DVI had the option to repurchase a limited number of delinquent contracts (more than 30 days past due), as long as they were not

------------------
(10) DVI generally warranted with respect to the contracts in the securitization pools that, among other things, (i) they are not delinquent by more than 60 days; (ii) there are no events of default thereunder; (ii) they have been underwritten in accordance with certain standards identified in Exhibit 8 to the agreement; (iii) they are not a refinancing due to a delinquency under a prior lease, security agreement or loan with the same obligor; and (iv) no equipment item has been repossessed. Form Contribution and Servicing Agreement (Exhibit
13), Section 2.

                                     xxxvii
defaulted (more than 180 days past due), provided that DVI could not repurchase more than 15% of the initial aggregate discounted balance of the contracts. Id.,
Section 5.03(d).

                           (2)      SUBSTITUTIONS

         With respect to the substitution of contracts, DVI's discretion was limited depending on the securitized pool of contracts and loans at issue. Contracts in Pool A (off-balance-sheet contracts) could be substituted only if
(a) (i) the contract was delinquent for at least 60 days, (ii) the contract obligor was the subject of a bankruptcy petition, or (iii) the contract was a Defaulted Contract; or (b) the contract was prepaid. Form Contribution and Servicing Agreement, Section 7.01(a)(1) and (2). Further, each of the discounted contract balances of all substituted contracts in Pool A (and any sums deposited by DVI in connection with such substitutions), substituted pursuant to Section 7.01(a)(1) or (2), could not exceed 10% of the Pool A Aggregate Discounted Contract Balance as of the Closing Date (basically equivalent to 10% of the initial Pool A). Id. With respect to Pool B (on-balance-sheet contracts), DVI could in its discretion substitute (i) any contracts in that pool provided that all such substitutions were below a 10% ceiling (i.e., the discounted amount of contracts that are replaced, together with any related cash deposited in connection therewith, could not exceed 10% of the Pool B Aggregate Discounted Contract Balance as of the Closing Date), and (ii) prepaid contracts, also subject to a 10% ceiling. Id., Section 7.01(b).

                           (3)      PREPAYMENTS

                                    xxxviii

         Under the operative DVI FS securitization documents, DVI was required to represent that no contract in the securitization pools allowed for prepayment. See Form Contribution and Servicing Agreement, sec. (xi), p. 7. However, the documents further provided that the Servicer (generally DVI) had the discretion, subject to certain limited conditions, to allow the termination of a contract by requiring the obligor to pay or in some cases DVI to remit the "Prepayment Amount" (which had some interest and other costs built-in). Id.,
Section 4.02. (Substitutions of prepaid contracts would also be subject to the limitations discussed above.) In short, DVI had significant flexibility in allowing prepayments under contracts.

                           (4)      REWRITTEN CONTRACTS

         Intentionally or inadvertently, the operative provisions of the securitization documents, as well as the credit facility documents, appear to have been broadly enough or ambiguously drafted so as to allow DVI to include within the contract pools: (i) rewritten contracts with the same obligor, provided these contracts were not simply "refinancing[s] due to delinquencies", and (ii) restructured contracts entered into with affiliates or other parties related to the original obligor. In other words, if so desired, DVI could probably point to and construe certain language in the operative documents (albeit, as discussed below, such interpretation of the provisions by DVI would be very strained), so as to justify the reworking of "bad", defaulted contracts into "new" contracts with the same obligor or related parties and the inclusion of such reworked contracts into the collateral pools in order to keep the credit lines afloat.

                                     xxxix

                  (i) DVI FS Securitizations: The basic Contribution and Servicing Agreement provides that "no Contract shall have been the subject of any restructuring of the terms and provisions thereof". See, e.g., Contribution and Servicing Agreement dated as of May 1, 2002, between DVI FS and DVI Receivables Corp. XVII, sec. 2.03(a)(x), p. 8. Further, this agreement requires that "no Contract is a refinancing due to delinquencies under a prior lease, security agreement or loan with the same Obligor relating to the Equipment". Id., sec. 2.03(b)(ii)(D). Because the definition of "Contract" (11) does not expressly include within any given "Contract" any prior related iterations thereof (i.e., each "Contract" is a separate, stand-alone agreement), arguably, one could read section 2.03(a)(x) as only prohibiting Contracts that have been restructured or modified since inception of the particular Contract; so "new" Contracts that have not been restructured since inception may be included in the collateral pool. This reading of section 2.03(a)(x), however, is very strained;
section 2.03(b)(ii)(D) seems to capture and prohibit instances where a "new" Contract is simply a reworking of a prior contract, provided it is a "refinancing due to delinquencies under [the prior agreement]", and section 2.03(a)(viii) expressly allows for amendments, alterations or modifications of a Contract, provided that any such changes are in writing and on file.

                  With respect to section 2.03(b)(ii)(D), on prior occasions, DVI may have

------------------
(11) The term "Contract" is defined as "each separate noncancelable Finance Lease, Fair Market Value Lease, Leveraged Lease Loan, Lease Receivable Purchase or Secured Equipment Note acquired from time to time by (x) the Transferor from the Contributor, directly or indirectly, pursuant to the Contribution and
Servicing Agreement or (y) the Issuer under either Sale Agreement...." See
Appendix I to Indenture dated as of May 1, 2002, between DVI Receivables XVII, LLC and U.S. Bank National Association, as Trustee (Exhibit 14).

                                       Xl
taken the position that this prohibition is a very limited one, as being applicable only if the contract was rewritten "due to delinquencies". That is, if the contract was rewritten primarily for some other putative reason, DVI may have considered it permissible to put the contract into the securitization pool. Further, section 2.03(b)(ii)(D) only prohibits (certain) refinanced Contracts with the "same Obligor". The defined term "Obligor"(12) is a narrow one, and so arguably, one could construe section 2.03(b)(ii)(D) as not precluding DVI from entering into a "new" Contract relating to the same equipment with a party affiliated with the original obligor. As discussed in Section III.B. hereof, DVI may have had adopted this or a similar construction at least in some cases, believing that putting a new "veneer" on troubled contracts would qualify these as new contracts or otherwise make them acceptable under the securitization documents.

                  In sum, DVI may have construed the foregoing provisions of the Contribution and Servicing Agreement in a manner to be able to justify (at least in its view) the inclusion of some rewritten, troubled contracts with a given obligor or affiliate thereof into the securitization pool.

                  (ii) Fleet Line: The Fleet credit facility documents prohibit DVI from including in the collateral pool "Contracts" that have been "amended or rewritten in any respect, except for an Eligible Twelve-Month Restructured Lease or an upgrade". See Second Amended and Restated Loan Agreement, by and among DVI FS, Fleet Bank

------------------
(12) The term "Obligor is defined as "the obligor under any Contract, including any guarantor." See Appendix I to Indenture dated as of May 1, 2002, between DVI Receivables XVII, LLC and U.S. Bank National Association, as Trustee (Exhibit
14).

                                      xli

N.A., as Agent, and certain Lenders, effective as of February 28, 1997 (Exhibit
15), p. 8, (o) (definition of "Eligible Contract").(13) As in the securitization documents, the concepts of "Contract"(14) and "Obligor" are narrowly defined in the Fleet loan agreement, and thus, one could possibly argue that this prohibition only applies to Contracts that have been amended or rewritten since inception of the particular Contract and not to rewritten, "new" contracts, whether such Contracts be with the same original Obligor or parties related to the original Obligor. Such an interpretation appears to be more justifiable with respect to the Fleet credit line (as compared to the DVI FS securitizations), given there are apparently no other prohibitions on including refinanced or restructured contracts into the collateral pool.(15)

                  (iii) Merrill Line: In certain relevant respects, the operative Merrill

------------------
(13) Subsequent amendments to the Fleet loan agreement incorporate provisions substantively similar to this particular provision in the Second Amended and Restated Loan Agreement.

(14) The term "Contract" is defined as "a Lease, Equipment Note, CSA or Third
Party Note...." The terms "Lease", "Equipment Note", "CSA" and "Third Party
Note" hinge on, among other things, the concept of "Obligor", which is defined as "any Lessee or other Person obligated in respect of a Lease, any maker of an Equipment Note, any vendee under a CSA, any obligor of a Third Party Note or any other Person obligated in respect of a Lease, Equipment Note, CSA or Third Party Note or obligated under any other asset included in the Borrowing Base other than the Borrower."

(15) It should be noted that in the Fleet loan agreement, there is a section providing that the pool cannot include a contract that has been "rejected or refused as unacceptable for inclusion in a Securitization under any Warehousing Loan Agreement (except on the basis of concentration issues only (including geographical, equipment type and Dollar amount)". Second Amended and Restated Loan Agreement, by and among DVI FS, Fleet Bank N.A., as Agent, and certain Lenders, effective as of February 28, 1997, p. 7, (b) (definition of "Eligible Contract") (Exhibit 15). It is perhaps debatable whether this section in effect incorporates all the restrictions on acceptable contracts set forth in the Merrill and WestLB lines, but given that the Fleet loan agreement sets forth numerous other restrictions, and given the limited examples set forth in the parenthetical in (b), it does not appear that this section was intended to be that broad; that basically it is only intended to prohibit DVI from trying to dump into the Fleet pool contracts that the other lenders specifically rejected earlier.

                                      xlii
facility documents are substantively similar to the DVI FS securitization documents. The Merrill-related Contribution and Servicing Agreement provides that "no Contract shall have been the subject of any restructuring of the terms and provisions thereof". See Contribution and Servicing Agreement dated as of May 1, 2001, between DVI FS and DVI Receivables Corp. XV (Exhibit 16), sec. 2.02(a)(xi), p. 11. Further, this agreement requires that "no Contract is a refinancing due to delinquencies under a prior lease, security agreement or loan with the same Obligor relating to the Equipment". Id., sec. 2.02(a)(xxxii)(D). As in the other DVI FS securitization documents, the concepts of "Contract" and "Obligor" are narrowly defined. See Appendix I to Indenture dated as of May 1, 2001, between DIV Receivables XV, LLC and U.S. Bank National Association, as Trustee (Exhibit 17). For the reasons discussed above with respect to the DVI FS securitizations, arguably, the Merrill-related provisions appear ambiguous or broad enough in certain respects, so as to possibly support, in DVI's view, the inclusion of rewritten, troubled contracts into the collateral pools.

                  (iv) WestLB Line: The WestLB-related Contribution and Servicing Agreement expressly provides that "no Contract shall have been the subject of any refinancing of the terms and provisions thereof due to delinquencies under a prior lease, security agreement or loan with the same Obligor relating to the Equipment". Contribution and Servicing Agreement dated as of May 5, 2003, between DVI FS and DVI Funding Corporation (Exhibit 18), sec. 2.02(a)(xi), p. 11. A similar prohibition is also set forth in section 2.02(b)(i)(C) of the agreement. The concepts of "Contract" and xliii

"Obligor" are narrowly defined, as is the case with respect to the other securitizations.(16) Sections 2.02(a)(xi) and 2.02(b)(i)(C) of the WestLB-related Contribution and Servicing Agreement are more specifically worded (as compared to the comparable documents in the other securitizations), and accordingly, it appears extremely difficult for DVI to colorably argue that rewritten contracts with the same, given Obligor can be put into the collateral pool. That being said, because of the narrow concepts of "Contract" and "Obligor", DVI may argue that "new" Contracts with affiliated obligors may properly be included in the pool. Further, with respect to section 2.02(b)(i)(C), DVI may have taken on past occasion the position that refinanced Contracts may be included in the collateral pool so long as the Contract was rewritten for reasons other than prior delinquencies.

                  (5) AMENDMENTS, WAIVERS, AND FORBEARANCE WITH RESPECT TO SECURITIZED CONTRACTS

         In addition to the discretion afforded to DVI described above, DVI as Servicer had significant flexibility under the operative securitization documents, without need of any outside approval, to waive, amend, or forbear as to payment terms under contracts in the securitization pools; provided, among other things, the subject contracts had to be less than 90 days delinquent, and the affected contract balance could not exceed 20% of the initial aggregate discounted contract balance. See Form Contribution and Servicer Agreement (Exhibit 13), Section 4.02. As discussed in Sections III.B. and III.C. of this Report,

------------------
(16) In fact, the WestLB agreement explicitly provides that basically affiliated obligors do not constitute the same "Obligor". See Appendix I to Loan and Security Agreement dated as of May 5, 2003, by and among DVI Funding, LLC, DVI FS, DVI Funding Corporation, WestLB AG, as Agent, U.S. Bank National Association, as Collateral Agent, and certain Lenders (Exhibit 19).

                                      xliv

DVI made frequent use of its discretion to amend the terms of contracts (basically rewrite the contracts) and also to waive or forbear with respect to payment defaults, while the contracts were still in the securitization pools.

                                      III.
              EXAMINER'S ANALYSIS OF SPECIFIC ISSUES AND FINDINGS

A.       THE INSTITUTIONAL AND CULTURAL CIRCUMSTANCES AT DVI CONTRIBUTING TO ITS
         DEMISE

         What caused a company with an established position in the healthcare market place and with an almost mathematical certainty of moderate, if unspectacular income, to descend into bankruptcy amidst allegations of fraud and accounting irregularities? With the benefit of hindsight and the ability to independently question the fundamental business operational concepts that rose to the level of accepted corporate dogma, the path to descent is marked by clearly discernable financial and corporate guideposts. While each of these guideposts will be discussed in greater detail throughout the Report, the following is a summary of those events leading to the downfall of DVI.

         1.       THE DOMINANT ROLE OF DVI'S FORMER CEO AND PRESIDENT

         There is a business axiom that states "success has many fathers but failure is always an orphan". The failure of DVI is not an "orphan" searching for a "father" - that "father" is Michael A. O'Hanlon. O'Hanlon has been described as a "complex" individual - a strong, "hard nosed" executive who was raised in a tough area of Philadelphia and brought that "bare knuckle" philosophy to DVI. On the other hand, O'Hanlon is also described as immensely "charming, quick witted, bright and engaging"

                                      xlv
as well as a "natural salesman". The single minded tenacity that allowed O'Hanlon to excel in the streets of Philadelphia and athletics (O'Hanlon reportedly was an all-city high school basketball player and played competitively in college) probably served him well in many areas of business. Unfortunately, as in most matters, virtues can be carried to an extreme - and O'Hanlon carried this aggressive pursuit of his goals to a regrettable extreme.

         For example, in the area of foreign investment (see further discussion on foreign investment in Section III.A.2.b. below), O'Hanlon was reportedly warned on a regular basis by any number of management personnel that DVI would be unable to replace the loss of capital required by the foreign operations. Virtually every present and former employee interviewed by the Examiner cited this investment in international operations as "unwise", "ill-advised", and "flawed in every respect". Nevertheless, O'Hanlon steadfastly maintained the course, reportedly even after the Board of Directors directed him to divest the foreign holdings.

         This strong personality reportedly made it difficult for those not blessed with such dominant characteristics to confront O'Hanlon and deliver unpleasant alternatives to him. Although O'Hanlon was reportedly open to the fair exchange of ideas, he could apparently be quite "biting" and demeaning in personal conversation, especially if he disagreed with your presentation or assumption and felt it not worthy of serious consideration. This tendency often caused some other members of the management team to cautiously approach O'Hanlon from different "angles" and attempt to "get a second xlvi
bite of the apple" and convince O'Hanlon of their respective positions.

         Another example of the dominant nature of O'Hanlon's personality was his stated insistence that he have "the final say" on whether a loss should be recognized on problem or delinquent accounts. Virtually every person connected with this process describes O'Hanlon as having the ultimate decision making power in this regard. Memoranda within DVI are also redundant with the need to obtain final approval of O'Hanlon prior to recognizing losses on outstanding loans. As such, no major write-off decisions were made without his approval. Reportedly, O'Hanlon would listen as those assigned with the collection of problem receivables would present to him their alternatives for either collection or write-off. When presented with those alternatives, O'Hanlon would determinedly insist that almost any problem or delinquent loan could be recovered through aggressive and creative collection practices. In the early stages of some problem loans, that pugnacious approach of using every available alternative, including personal guarantees, often yielded notable examples of successful recovery efforts where loans deemed uncollectible were often recovered. This aggressive approach, however, has its limitations and even resolve and grit cannot overcome the financial realities of a failed enterprise. Nevertheless, even in the face of a clear and unmistakable need to recognize a write-off with its attendant effect on earnings, DVI pursued these putrefied receivables with the assurance of collection that bordered on the fringe of mindless euphoria, all under the guidance and direction of O'Hanlon. This insistence on tenaciously pursuing all avenues of collection and remediation of problem loans regardless of the financial xlvii
condition started to "bubble up" in late 2002 at which time no amount of effort or luster could disguise these loans as anything but uncollectible and DVI made the decision to purchase the loans from the securitization pools, thereby further aggravating the lack of capital. (See further discussion on DVI's loan loss reserve in Section III.A.2.d. below.) Clearly, O'Hanlon was the primary architect of these recovery practices and pursued them with the same insistence and strength of mind as the investment in international operations.

         2.       INADEQUATE CAPITAL BASE; LIQUIDITY PROBLEMS

         Interviews with current and former employees of the Debtors, as well as the Examiner's analysis of the financial historical operations of DVI, consistently identified four systemic reasons for the failure of DVI:

         (1) Growth without the concomitant expansion of an adequate capital base.

         (2) The untimely and unwise expansion of DVI into international operations.

         (3) The depletion of capital by the cash requirements mandated at DVI BC.

         (4) The erosion of DVI's loan and collateral base by the extension of a substantial number of loans to borrowers who were clearly incapable of complying with the terms of the contracts, as well as the granting of loans outside the area of DVI's expertise.

         Each of the above referenced factors exacted a "price", and the "price", in each instance, was a significant depletion of the capital base of DVI. Ultimately, the demands for capital caused by the above factors were simply too large for DVI to overcome and it xlviii
collapsed helplessly into financial disarray.

                  a.       GROWTH WITHOUT A COMMENSURATE INCREASE IN CAPITAL

         Over a period of years, as the managed assets and sales of DVI grew substantially, there should have been a commensurate increase in the capital structure of the company to accommodate such growth. Such a rudimentary concept seems to have been cast to the side as O'Hanlon and others seemed to move steadfastly forward with expansion and growth without adequately examining the concomitant capital needs to accommodate such an expansion. The fact that DVI failed to secure alternative sources of equity resulted in the company effectively "growing out of its balance sheet".

         DVI historically had very limited number of sources of available capital, consisting primarily of credit and warehousing lines. It also had issued bonds as well as stockholders equity, which was comprised of proceeds from stock offerings and retained earnings. As evidence of the paucity of capital, Exhibit 20 demonstrates that as of June 30, 2000, the total available capital to DVI as a consolidated group amounted to approximately $1,363,000,000. The total available capital increased only slightly from $1,363,000,000 in 2000 to $1,477,000,000 through June 30, 2002, in what amounted to an increase of approximately 8.4% over that two-year period. An even more illustrative view as detailed in Exhibit 19 is that the Net Non-Specific Capital Available (capital available excluding BC inter-company advances, foreign advances, and FS specifics such as lines of credit only available to FS) increased from $227,107,719 to $242,651,927, or xlix
an increase of just over $15.5 million or 6.8% for the two-year period. Comparatively, from 1999 to 2002 (a three-year period), the total assets under management increased from $1.67 billion to $2.66 billion, or an increase of in excess of 60%. The increase of almost $1 billion in managed assets necessitated additional capital demands to both fund loans between securitization periods and, on occasion, to purchase loans from a prior securitization pool. The chasm between that need and the DVI static capital base became glaringly evident in subsequent years.

         It was possible for DVI to create capital in the short-term by extending accounts payable, accrued liabilities and other liabilities. However, these were only short-term solutions. The capital structure of DVI was simply incapable of sustaining both the growth and contemporaneous capital drains caused by unwise lending and business practices. It is illustrative to note that during the time period referenced above, DVI devised a method to illicitly increase capital by engaging in a massive fraud that pledged ineligible collateral to warehouse lines which increased in volume and intensity until May 2003, when approximately $78 million had been illegally pledged. (See discussion on the fraud perpetrated on Fleet in Section III.H.)

                  b.       INVESTMENT IN FOREIGN OPERATIONS

         In 1995, during the "go-go" period when corporate and market expectations exceeded previously accepted norms, the management of DVI, primarily Michael A. O'Hanlon, made the decision to diverge from its core business in order to adopt an

                                       l
aggressive growth policy. One of the primary sources of this future growth was to be an expansion into foreign healthcare markets where the business model established by DVI in the United States would purportedly be duplicated with the subsequent financial benefits. Despite repeated and pointed warnings from fellow management and ultimately the DVI Board of Directors, O'Hanlon doggedly pursued the international arena with a single minded belief in its financial promise. From the period of 1995 through December 31, 2002, the total investment in foreign operations increased to $416 million (including losses) in international operations as diverse as Latin America, the Far East, and Europe. DVI was able to secure financing for approximately $306 million but not all of these financing sources were fully utilized. As a result, the minimum cash outlay, or the difference between the $416 million and the $306 million, could have been no less than $110 million, which had to be covered by existing warehouse lines or from other capital sources. This slavish adherence to the concept of foreign operations ultimately depleted the company of a significant portion of the capital and borrowing base deemed essential for its continued existence. The business model underlying this unwise expansion was deficient in the following respects:

         (1) The basis of the expansion into these lucrative foreign markets was to solidify and amplify the valued partnership and financial participation of the major suppliers and vendors of highly specialized medical equipment such as Phillips, Siemens, Toshiba and GE. Indeed, the first foreign operation contemplated a joint venture operation between DVI and Phillips. Ultimately, the cooperative and synergistic benefits li
underlying the expansion were never realized. While Phillips and other major vendors received the benefit of those transactions, typically, the liability (including the cost of the related equipment) was solely borne by DVI, the smallest company involved in this process and consequently the one least capable of sustaining such losses.

         (2) DVI had grown increasingly dependent on the bi-annual securitization process (see further discussion in Section III.F. ("DVI's `Addiction' to Securitizations")) that allowed for the repayment of warehouse lines and the conversion of sales to needed cash. Indeed, it can be argued, with some justification, that these regular securitization pools became a financial addiction to DVI without which it was unable to survive on an ongoing basis. Unfortunately, there was no ongoing opportunity to place the contracts generated from foreign operations into the securitization pools (only one securitization of foreign contracts was ever created) and thus the longer term contracts, which generally ranged from 3 to 5 years, had to be financed with short term financing facilities of DVI. The existing financing facilities of DVI did not contemplate nor could they sustain such an increased burden on a long-term basis.

         (3) While some of the foreign operations would ultimately yield the capability to repay their initial investment, many of these financial forays were both ill-advised and lacked even the rudimentary foundational preparations which would allow DVI to engage in financing operations within the relevant country. A number of these ill-conceived operations proved to be a financial black hole that further depleted DVI of its limited capital base.

                                      lii

         (4) Both the initial capital investments and the continuing losses incurred by these foreign operations occurred at a crucial period when DVI could barely survive even without the demands placed on its financial structure by the foreign investments. The financial crisis in Argentina that caused the Argentina government to devalue its currency and convert all foreign debts to that devalued level caused a one-time loss for DVI of $12 million. This one-time adjustment, when coupled with other adjustments required during that period, further aggravated the precarious financial condition of DVI.

         The total foreign investments and cumulative losses increased year by year as DVI sought desperately to find other sources of funding to cover the shortfall. The ultimate requirement to compensate for the flight of at least $110 million in capital to foreign operations was simply too great for the existing financial structure of DVI.

                  c.       INVESTMENT IN DVI BC

         Beginning no later than 1999, due mainly to a deterioration of collateral and an increase in amounts over-advanced (in excess of pledged and collectible accounts receivable) to various borrowers (often at the insistence of DVI), DVI was required to advance significant funds to DVI BC to fund its operations. This shortfall was caused by the necessity for DVI BC to "cash fund" (provide cash from existing DVI capital) these over-advances as well as DVI BC's credit enhancement of the securitized loans, which approximated 19% in 2003.

         At May 31, 2003, the collective inter-company balance between DVI BC and DVI FS approximated $55.6 million. While it may be natural to conclude that this inter-

                                      liii
company balance of $55.6 million is the sole indicator of the capital DVI FS committed to DVI BC, a more accurate measurement is the total amount of over-advances and DVI BC's 19% credit enhancement of its securitizations, which actually totaled $117.6 million. Due to the fact that DVI BC had no other sources of capital, other than its lines of credit, which were utilized to the full extent of eligible collateral, the remaining $62 million (the difference between $55.6 million and $117.6 million) also had to be funded by DVI FS, even though it is not reflected in the inter-company balance.

         As discussed above, the substantial investment by DVI in foreign operations has often been mentioned, almost without exception, as the major cause of DVI's financial struggles. While foreign operations were a clear and apparent drain on the financial resources, the significant commitment of capital to DVI BC, which started in late 1999, is often overlooked but was also highly contributory to the financial problems at DVI. While the DVI BC drain on capital was not quite as obvious and did not increase as rapidly as DVI's commitment to international operations, as of May 31, 2003, the total amount of capital ($117 million) committed to DVI BC, as referenced above, equaled or even exceeded the capital levels committed to international operations. See also Section III.K.1. ("DVI FS Inter-Company Transactions with DVI BC").

                  d. THE EROSION OF DVI'S LOAN AND COLLATERAL BASE BY UNWISE OR SUSPECT LENDING PRACTICES.

         The process of approving a transaction in an entity such as DVI requires the synthesis of an aggressive and pro-active sales force and an independent and equally liv
assertive credit department. The capability to retain a mutual and respectful balance between these two countervailing forces is an essential element to the successful operation of a business where the extension of credit is a significant element in the revenue cycle.

         The sales process employed at DVI, as described previously in Section II.B.1., was fairly standard. It commenced with the creation of a sales document with detailed equipment specifications and requested financing terms. The sales document was formalized into a written credit report which was placed into a binder of documents containing a relatively detailed business plan and submitted to the DVI Credit Committee. According to the Committee, these regular meetings provided the forum for the inevitable "give and take" process between the Credit Committee and the sales department which generally yielded a balanced effect.

         Following the approval by the Credit Committee, the transaction was transferred to documentation and a purchase order would be prepared requesting delivery of the medical and diagnostic equipment detailed in the sales transaction. Ultimately, the contract would be finalized, the equipment delivered and the transaction would flow into the DVI accounting system and computerized InfoLease system. (See Exhibit 7.)

         This process was established, refined, and adopted in written form at DVI over a period of years. In fact, in the prospectuses and other SEC filings, DVI represents that, to ensure the quality of the contracts and loans, certain contract underwriting guidelines, contract intake and review processes, and other related formal procedures were lv
consistently implemented. The major portion of the approximately 14,500 loans comprising the existing securitization pools (especially those loans of a lower face value), moved orderly and inconspicuously through this formalized approval and collection process, and all of its stages, in an uneventful manner. However, for a small but exclusive group of clients, this process was knowingly and purposefully circumvented by management at DVI with often disastrous results. Should a client fall within this select group, the entire loan approval and workout process was blatantly disregarded as the loans moved through a circular transformation where both the authoritatively established and common sense procedures of write-off and income recognition guidelines were cast aside in almost surreal environment. During that process, the objective of achieving sales quotas and income achievements in accordance with market expectations asserted its absolute supremacy over the supposedly autonomous and equally vested credit department. In addition, the rights of an independently mandated credit and finance departments with the capacity and independence to allow them to recognize both the appropriateness and the inevitability of write-offs were brazenly disregarded.(17)

------------------
(17) See, e.g., Memorandum of October 23, 2003 Interview with Bill Walsh (Collections/Portfolio Management) (Exhibit 21), p. 4 (internal tensions regarding losses, especially because O'Hanlon and Colasanti would frequently refuse to charge-off contracts recommended by Fear and Mallot as being uncollectible); Memorandum of October 24, 2003 Interview with Christine Snyder (Accounting) (Exhibit 22) (all charge-offs needed the approval of O'Hanlon or Colasanti; contentious meetings regarding charge-offs during which proposed charge-offs of Fear and Mallot were often rejected); Memorandum of February 25, 2004 Interview with Matt Colasanti (O'Hanlon and Miller personally took the responsibility of various accounts from the Credit and Workout departments; describing DVI as very compartmentalized with very limited communication among departments; describing Treasury department as "cocoonish"); Note entitled "Sensitive Areas" (Exhibit 23) (DVI04-199) ("Credit [department] thinks they are not supported, respected or simply not wanted to be strong"; "the credit process is a serious problem"; "Need someone that can effectively manage credit and the loan workout process"; "Rich Miller still controls loan workout"); "Challenges and Solutions" Background Information lvi

         The genesis of the aberrational procedures were based in the previously referenced fact that no substantial write-off would be approved without the express approval of O'Hanlon and that such approval would not be given until every available alternative for collection was aggressively pursued. It was the oft-expressed view that within DVI no receivable would be "written off before it's time" as there were "buckets of options" that would be exercised in order to recover errant loans. Therefore, no final determination would be taken to write-off any existing receivable until every option or "bucket" was fully utilized. Indeed, in printed materials as well as in personal interviews, many employees pointed with some sense of pride at the successful methods utilized by DVI to limit both the occurrence and volume of delinquencies. While DVI might have been quite successful at handling smaller, less material, delinquencies, whatever pride they had in the handling of larger delinquencies was seriously misplaced.

------------------
for November 17, 2002 Porterhouse Restaurant Meeting (DVI04-546) (Exhibit 24),
p. 11 (DVI04-557) (entitled "System Failure: June 30, 2002"; "No ownership or responsibility"; "Feeble effort to analyze sophisticated, complex, and material transactions"; "No documentation"; "Accounting Staff meeting. Trust and respect gone (both ways)."), (Exhibit 24) p. 13 (DVI04-561) (entitled "System Failure:
September 30, 2002"; "No documented, quantitative analysis"; "Long stories, unsupported recommendations), (Exhibit 24) p. DVI04-566 ("Workout people complain to anyone who will listen that they are being manipulated and ignored"; "Executive managers openly complain to the CFO about write-offs we should have taken"; "No one in workout seems capable of basic financial analysis"; "No methodology for workout people to regain confidence in how we are approaching these things."); Memorandum entitled "System Failure - September 02 Quarter" (Exhibit 25) (DVI04-534) ("There were multiple failures of Process which resulted in another REPORTABLE condition."; "No documented quantitative analysis produced at the meeting."; "What was Rich's reaction to the possible failure of a major system? i. He just appointed Joe and Ray to do the job."; "Accounting managers' revolt. i. Adjective for Company executives ... criminal. ii. Whistle blower probability. High."). Similarly, in interviews with the Examiner, Garfinkel stated that ultimately it was for Rich Miller to decide whether a loan had been "economically" reformed, that there was no Accounting review of restructured loans, that Accounting was not involved in the "believability" of a rewrite, and that Credit and Workout often conflicted on this issue.

                                      lvii

         One of the major "buckets of options" available to DVI was the replacement of existing operators of failing centers with established operators of DVI's choice who purportedly had previously demonstrated an ability to revive under-performing centers. The employees at DVI cited a number of initial successes in this regard, and during interviews with key personnel at DVI this procedure was proudly cited in numerous instances to be a unique and effective method of rescuing flailing centers. It was repeatedly asserted that almost any problem in any center could be salvaged in this manner. Unfortunately, this method ultimately prostituted itself into a mechanism for both hiding unrecoverable losses and allowing defaulted loans to failed centers to be recirculated back into the securitization pools, thereby allowing for the badly needed infusion of cash. The foremost example of these rescuers of hopeless centers was PresGar. (See detailed discussion on PresGar in Section III.B.2.c. below.)

         Other companies utilized by DVI in a similar manner to PresGar were Radnet and Dolphin. Radnet is a publicly held company that is obligated to DVI for 77 loans totaling $90.3 million. Dolphin is owned by Mark Cherney and was involved in 40 FS loans and six BC loans. DVI also supposedly owns an unspecified ownership in Dolphin, although the Examiner has been unable to locate any confirmation of such an interest.

         What probably started as a well-intentioned and logically sound business procedure for diligently pursuing various remedies, including the option of transferring unsuccessful centers to alternative operators in order to minimize its loan losses, morphed over time into a purposeful attempt by DVI to disguise substantial losses that should have lviii
been written-off and reflected in loan loss reserves. With the benefit of reflective hindsight, those purposeful attempts reached almost comical proportions as reflected in the examples provided hereafter.

         The Allowance for Losses on Receivables, as of June 30, 2003, was approximately $17 million (see Exhibit 26). It is in the opinion of the Examiner that the reflection of $17 million as a reserve for existing loan losses at that period was a deliberate misstatement and seriously underestimated the appropriate reserve for loan losses. The Examiner believes that a more appropriate reserve loss reflective of actual conditions at that period should have been between $75 million to $120 million. It is important to note that the aforementioned reserve is only representative of existing loan reserve losses for those assets held directly on the balance sheet of DVI. As previously stated, the majority of loans being maintained within the securitization pools is not suspect, being paid in the agreed-upon manner. It would be entirely inappropriate to draw an inference that all of the loans in existing pools should require a similar increase in reserves for loan losses. The Examiner has reviewed certain aspects of a number of the contracts within the pools but is not providing an opinion as to the collective recovery of contract loans in the active securitization pools.

B.       MANIPULATION OF DVI FS SECURITIZATION GUIDELINES

         1.       IN GENERAL

         As discussed in more detail in various other sections of this Report, including below and Section III.C., there is substantial evidence to suggest that, in order to (i) avoid lix
or greatly delay loss recognition where possible, (ii) maintain artificially low contract delinquency rates, and (iii) justify the lack of greater loss reserves, DVI engaged in various improper or suspect actions, including, without limitation, the following:

                  (1) repurchasing contracts from securitization pools prior to them becoming delinquent;

                  (2) disguising repurchases of contracts as "prepayments" (also referred to as "early terminations" in DVI's records) made by the contract obligor when in fact the "prepayments" were funded DVI (whether by DVI FS or DVI BC);

                  (3) using "prepayments", contract restructuring and other techniques to prevent contracts from being "impaired" for purposes of SFAS 114 and other accounting standards, and thus precluding such contracts from being deemed delinquent or defaulted;

                  (4)      reusing in or recycling into new pools
         poorly-performing contracts that had been taken out of other pools (by repurchase, substitution or prepayment);

                  (5) using essentially round-trip financing (e.g., drawing down on an obligor's line of financing provided by DVI BC to fund contract payments to DVI FS); and

                  (6) using special-relationship parties, with often ill-defined affiliations with DVI, to facilitate some of the foregoing.

         As noted in Section II.B.2.b. above, arguably, some of DVI's actions relating to contract repurchases, prepayments, substitutions and restructurings may have not technically violated the applicable provisions under the governing securitization and financing credit documents; a number of the provisions appear to be ambiguous in some respects. Nonetheless, the Examiner believes the frequency, magnitude and circumstances of many of DVI's purportedly sanctioned actions raise serious questions as to whether DVI complied with the purpose and intent (the "spirit") of these governing lx
documents.

         2.       DVI'S CONCEALMENT OR OBFUSCATION OF ACCURATE DELINQUENCY RATES

                  a.       REPURCHASE/SUBSTITUTION/PREPAYMENT PRACTICES

                           (1)      REPURCHASES/SUBSTITUTIONS(18)

         In its securitization prospectuses, in discussing the historical delinquency rates of its contracts or in any context, DVI fails to disclose its admitted practice that it repurchased contracts and loans in essence to keep the delinquency rates low. In its response letter to the SEC dated April 25, 2002, DVI explicitly acknowledges, "... in order to enhance the economics of our sale transactions, the Company's practice has been to reacquire non-performing assets [contracts] from our sold pools as allowed under current accounting guidance."
Exhibit 27, p. 6 (emphasis added). DVI's former CFO, Steven Garfinkel, has also acknowledged this DVI practice in interviews with the Examiner, stating that, for the sake of appearances, DVI had consistently repurchased contracts from securitization pools so as to keep the delinquency rate down.

         Subsequently, after its April 25, 2002 acknowledgement to the SEC, DVI apparently began denying any practice or policy on its part with respect to the repurchase of contracts and instead provided other circumstances and reasons why a loan would be repurchased by DVI. See DVI Letter to SEC dated August 26, 2002 (Exhibit 28), p. 2 (DVI repurchases loans from time to time in its sole discretion for the following reasons:

------------------
(18) Repurchases and substitutions are discussed together because a substitution is effectively the same as a repurchase only it is done using a new contract instead of cash. While some substitutions were for current contracts, most were done for delinquent contracts.

                                      lxi

"(i) to give the Servicer [DVI] greater flexibility and control in arranging other financing arrangements (or workouts) with obligors under delinquent contracts without the constraints of the securitization documents with respect to, among other things, modifications, waivers and amendments; (ii) to facilitate potentially burdensome discussions, contract amendments and/or agreements with the contract obligors; and/or (iii) to enable the Servicer [DVI] to sell or finance the acquired contracts in other financing facilities once the contributing factors to the default or delinquency have been resolved"), p. 8 (DVI response to Item 8) ("We make such purchases only where the particular circumstances indicate that we can manage the defaulted contract more productively and flexibly than possible within the limitations of the securitization documents."), Annex C, p. 1 ("The Company has no policy, practice or contractual obligation for acquiring non-performing contracts from our securitizations, whether to maintain the credit rating of asset-backed securities sponsored by it, or otherwise."); DVI Form 10-K for the year ended June 30, 2002 (Exhibit 29), p. 67 ("Additionally, we have the option (but not the obligation) to purchase, or substitute for, a limited number of delinquent contracts (more than 31 days past due), as long as they are not defaulted (more than 180 days past due) or liquidated. Typically, we exercise this right to purchase a delinquent contract if the particular circumstances indicate that we can manage the defaulted contract more productively and flexibly than possible within the constraints contained in the securitization documents..."). In interviews with the Examiner, Garfinkel has acknowledged these reasons as well; that DVI would take troubled lxii
contracts out of the pools to be able to more easily rewrite and rework them without the strictures under the securitization documents. (Garfinkel further stated that contracts would also be repurchased out of securitization pools because it was a cash neutral option, in contrast to the situation where, if a delinquent contract was kept in the pool, DVI would have to fund additional cash into the applicable reserve account basically to cover the delinquencies.)

         Notwithstanding DVI's apparent later change in its stated rationale as to why and when DVI would repurchase contracts and loans out of securitization pools, DVI's earlier admission is explicit and documented. And, this admission (that "the Company's practice has been to reacquire non-performing assets [contracts] from our sold pools") is consistent with the Examiner's finding of a large number of contracts close to becoming delinquent being repurchased or prepaid by DVI out of the pools, "rewritten", and subsequently used in other securitization pools or pledged to other credit facilities. See, e.g., Section III.F.2. (discussion on securitization Pool #24), Section III.C. ("Specific Transactions and Other Examples"). Arguably, there may have been economically justified or other legitimate business reasons for some of these repurchases and prepayments; however, it is clear that such repurchases and prepayments kept DVI's contract delinquency rates (listed by DVI in the prospectuses and other SEC filings, as well as in its monthly servicer reports to the Indenture Trustee) at an artificially low level - at a level not indicative of the actual collectibility of DVI contracts and loans. The Examiner raises the issue of whether DVI's failure to disclose its practices and its effect lxiii
on the presented delinquency rates constituted a material omission in violation of securities laws and regulations.

                           (2)      "PREPAYMENTS"

         Early terminations, or prepayments, can be divided into two main groups. The first group consists of prepayments ostensibly made by the customers. These would be amounts that are paid directly from the customer to payoff the outstanding contract. As discussed in Section III.B.2.b. (discussion on "round-trip" financing) and Section III.C. ("Specific Transactions and Other Examples"), in some cases, customers received funds from DVI BC lines to make DVI FS contract payments. The second group consists of prepayments made by DVI itself, in which case, typically, DVI concurrently restructured and then recycled the contracts in other securitization and collateral pools. As noted in
Section II.B.2. above, under the securitization documents, the required Prepayment Amount on a contract could in some cases be paid to the securitization pools by DVI as Servicer, as opposed to the contract obligor. As discussed in Sections III.C. and III.F. below, it appears that DVI exercised this prepayment power on a very large scale,(19) raising questions as to the propriety of and justification for these actions.

------------------
(19) It should be noted that for various reasons, DVI probably tried to walk a balance wire with regard to prepayments. That is, DVI had to temper somewhat the frequency of its use of this mechanism since too-frequent use of "prepayments" would possibly make DVI's questionable practices more easily noticeable by the Indenture Trustee, the SEC and other parties in interest. Further, too-frequent use of "prepayments" could harm the marketability of the securitized notes to potential investors. As observed by Garfinkel in one internal note:
"Unfortunately, two of our largest [note] buyers are calling a lot about ... the fast repayment speeds.... They get hurt in the secondary market when the bonds do not sell at a premium because of the perceived shorter maturity. They have both told Merrill to get the prepayments speeds right in their next deal...."
Garfinkel Note to O'Hanlon dated (shortly prior to) December 4, 2002 (Exhibit
30).

                                      lxiv

         As previously noted, some of DVI's practices, including its frequent use of prepayments, may have had, in some cases, reasonable business and economic justification. However, as discussed below, in many cases, contracts that were "prepaid" by DVI or with DVI BC funds and rewritten into "new" contracts subsequently became delinquent (again) and had to be rewritten repeatedly by DVI. That is, the economic reality is that many of these contracts were beyond salvaging but were repeatedly rewritten to avoid or delay recognizing significant losses.

                  (3)      REWRITING AND RECYCLING CONTRACTS

         One of the most commonly used ways for DVI to avoid having to recognize losses or establish appropriate loss reserves with respect to troubled contracts and loans was to "rewrite" such contracts and loans, irrespective of whether any material economic or business reasons justified such rewrites. Many examples of such unjustified rewrites are discussed in Section III.C. ("Specific Transactions and Other Examples") and in the related Appendices.

         Typically in these "rewrites", DVI would repackage the poorly-performing contract with possibly some additional equipment and new, special-relationship obligors or obligors affiliated with the original obligor. Less frequently, DVI would simply rewrite the contract as a "new" contract with essentially the same original equipment and the same original obligor; because arguably this would be in violation of some of the securitization and financing restrictions on the use of restructured contracts (discussed above), not surprisingly, DVI would more often opt to "repackage" the original contracts lxv
with some add-ons and other superficial or minor changes. Further, in many cases, the rewritten contracts would have higher contract values than the original contracts (thus inflating the pool size and DVI's borrowing base), not only because of equipment add-ons, if any, but also often due to the inclusion of additional "soft costs" like workout costs, fees and interest.

                  b.       DVI FS - DVI BC INTER-COMPANY TRANSFERS; ROUND TRIP
                           FINANCING

         As detailed in Section III.C. ("Specific Transactions and Other Examples") and the related Appendices, DVI frequently engaged in intercompany "round trip" financing with respect to its contracts and loans: DVI FS would advance funds to DVI BC which in turn would advance (in some cases, overadvance in excess of allowed or pledged receivables) funds on behalf of various borrowers to the securitization pools and other credit facilities. Through this practice, DVI would be able to, among other things, maintain low contract delinquency rates while obfuscating the true source of funds (DVI FS). An indication of the potentially significant magnitude of such round trip financing is suggested by Exhibit 31, which analyzes DVI FS / DVI BC inter-company balances.

         In connection with this, frequently, DVI would rewrite the DVI FS contract to include in the principal all or a portion of the DVI BC advance (or overadvance) and in the process, would be able to free up the borrowers' availability under the DVI BC credit lines. On some occasions, DVI would even create new DVI FS contracts and loans solely to payoff a DVI BC overadvance. Importantly, DVI would create or restructure lxvi
loans in this manner, irrespective of the borrowers' actual ability to repay these additional or rewritten loans. Overall, this process of round trip financing allowed DVI to keep both the DVI BC loans and the DVI FS contracts current and available for inclusion in securitized pools or other credit facilities.

                  c.       DVI'S REPEATED USE OF SPECIAL RELATIONSHIP BORROWERS

                           (1)      IN GENERAL

         In order to facilitate and/or conceal the true nature of DVI's contract repurchase, rewriting, and other practices discussed above, DVI frequently turned to third parties with which it had a special relationship to take over troubled facilities and contracts.

         Perhaps in its inception, this practice was well-intentioned, and as pointed out by various DVI employees during the Examiner's interviews, there were some successful cases where a poorly-performing site improved due to new and better operators. Unfortunately, over time, DVI abused and manipulated this practice as a way to hide unrecoverable losses and allow delinquent loans to failed centers to be recirculated back into the securitization pools, thereby allowing for badly-needed, additional cash infusions.

         DVI's overuse of this practice is borne out by the myriad of contracts and loans that have been taken over by PresGar Imaging and its affiliates (collectively, "PresGar"). DVI began its relationship with PresGar in 1999, when DVI provided $35.3 million in financing to PresGar for it to acquire another operator that owned twelve facilities in lxvii

Florida, Arizona and New York. Since then, as detailed in Appendix A, DVI has frequently turned to PresGar to take over troubled facilities and loans - so much so that PresGar is the largest customer of DVI. (PresGar currently has 129 loans outstanding totaling $141 million.) Importantly, a number of the most egregious examples involving the concealment of unrecoverable losses involved transfers of loans to PresGar. For example, as discussed in Section III.C.2., PresGar facilitated some of the suspect transactions relating to the DVI Ohio/Sylvania/Catamaran account.

         According to DVI, Inc.'s Annual Review as of the year end 2001(Appendix A, Exhibit 4), "The company has consistently "assisted" DVI in troubled situations, by acquiring struggling DVI Lessees and revamping these businesses to insure that DVI continues to be paid in a timely manner. This continues to be one of DVI's `better' relationships and our continued support of this successful group of businesses is warranted."

         The Examiner has not researched the possibility that PresGar is complicit in these transactions and no such inference should be drawn from their involvement in these transactions. However, the Examiner would suggest that a thorough review be conducted of the relationship between DVI and PresGar related entities. According to most accounts, O'Hanlon developed a very close relationship with the owners of PresGar and stated on a number of occasions that DVI possessed an ownership interest in a number of the PresGar operations, although the Examiner has been unable to locate any documents attesting to such ownership.

                                     lxviii

                          (2) ILL-DEFINED AFFILIATIONS

         The operative securitization and financing documents generally prohibit any DVI "affiliate" from being an obligor under any of the pooled contracts. Nonetheless, as noted, DVI frequently entered into contracts with several, special-relationship third parties (e.g., PresGar, Dolphin), in a readily-apparent attempt to facilitate DVI's delaying or avoidance of significant loss recognition on various facilities. According to various DVI personnel interviewed by the Examiner, with respect to many or all of these special-relationship parties, O'Hanlon and Miller personally controlled and took responsibility for these accounts, bypassing the review and control of DVI's Credit and other departments.

         There is some evidence to suggest that DVI had substantial ownership or other interests in these special-relationship entities, possibly substantial enough for these entities to constitute "affiliates" of DVI. However, in order to avoid questions as to whether the relevant transactions were at arms-length, to avoid consolidation with these entities, and other suspect purposes, DVI has often muddied the waters regarding the true extent of its interrelationships with these special-relationship entities.

         For example, Deloitte had repeatedly raised the issue of whether Dolphin Medical should have been consolidated with DVI pursuant to FIN 46. E.g., Boyle Email to Garfinkel dated March 14, 2003 (DVI04-2546(20)) (Exhibit 32) ("Harold [Neas of Deloitte] adamant that FIN 46 requires DVI to consolidate Dolphin"). In one internal DVI

--------------------------
(20) Documents identified herein with a designation "DVI04-xxx" were documents provided to the Examiner, and labeled in such manner, by Latham.

                                      lxix
document, it is stated that "Dolphin is DVI" and Dolphin, together with PresGar and OnCure, are identified under the heading "Related Parties". "Challenges and Solutions" Background Information for November 17, 2002 Porterhouse Restaurant Meeting (DVI04-546) (Exhibit 24), p. 12 (DVI04-558). In addition to acquiring (taking over) various facilities and receiving all of its financing from DVI, Dolphin and DVI have historically had, to say the least, a close and significant working relationship.(21) (Certain of DVI's transactions with Dolphin are discussed in more detail in Section III.C.4.) However, the Examiner has been unable to determine the precise nature of any equity in Dolphin held by DVI. In one internal document, "DVI's Approx[imate] Existing Ownership" in Dolphin is listed as "0.0%". See Note from Garfinkel to O'Hanlon and Boyle and attachments (DVI04-193) (Exhibit 36). And, in another internal document prepared by then-associate-house-counsel, it is stated that Dolphin (more specifically Dolphin Medical, Inc.) is "wholly owned (to our best knowledge) by Mark Cherney, individually." Memorandum from Sheila Kalkunte to Garfinkel, et al., dated March 11, 2002 (DVI04-4156) (Exhibit 37).

         In addition to interests, if any, that may have been held by DVI in Dolphin, it is clear that O'Hanlon and DVI had a very close relationship with Mark Cherney, the

--------------------------
(21) See, e.g., Mark Cherney (Dolphin CEO) Email to O'Hanlon, dated June 7, 2002 (DVI04-12140) (Exhibit 33) (informal funding and amendment requests; "Can you please take the steps to increase Dolphin's working line from $2.0 million to $2.7 million immediately?"); Katten Muchin Zavis Retention Letter Agreement with Dolphin dated January 10, 2001 (DVI04-11438) (Exhibit 34) (although retained to represent only Dolphin, DVI will be responsible for payment of all legal fees and expenses of Dolphin); Siemens Financial Services Correspondence to Mark Cherney, dated April 2, 2003 (DVI04-10868) (Exhibit 35) (Siemens approving transfer of lease indebtedness to Dolphin conditioned upon DVI providing a partial guaranty (80%) to Siemens in the event of a default by Dolphin).

                                      lxx
principal and owner of Dolphin. See O'Hanlon Memorandum to DVI Audit Committee dated June 11, 2003 regarding Corpus Christi (DVI04-6691) (Exhibit 38). Indeed, at one point, DVI may have employed Cherney in some capacity. See DVI FS Employment Letter Agreement with Mark Cherney (signed by DVI only) dated December 6, 2000 (DVI04-11115) (Exhibit 39) (proposed 6-month employment during which Cherney to report directly to O'Hanlon and Miller and "provide such services as and in the manner requested by them").

         Regardless of the precise extent of the equity interests held by DVI in such special-relationship third parties, it appears that DVI exerted enough control or influence that it viewed these entities rather readily combinable within DVI's corporate family. Indeed, at one point, DVI contemplated restructuring its businesses into an operating company structure and including within the restructuring Dolphin, OnCure, PresGar, and various other special-relationship companies. See Note from Garfinkel to O'Hanlon and Boyle and attachments (DVI04-190) (Exhibit 36). See also Note regarding Dolphin (DVI04-5481) (Exhibit 40) (marked "Draft"; outlining background and issues relating to potential acquisition of Dolphin by DVI); Draft Minutes of July 31, 2002 DVI Board Meeting (Exhibit 41) (DVI04-2045), p. 2 (DVI04-2046) ("Mr.
O'Hanlon then described the broad capital strategy emphasizing several positive attributes of the OpCo. Using NYDIC, USD, HIS, Dolphin, and PELL as examples, he described the need for DVI to own portions of operating companies in order to protect outstanding contracts.").(22)

--------------------------
(22) Interestingly, the final, approved version of these Board minutes does not include any reference to Dolphin or the other entities, and is considerably less detailed on this issue. See lxxi

Related to this, another possible indication that such special-relationship parties were substantially controlled by and largely served simply as vehicles used by DVI, irrespective of DVI's precise equity ownership interests, is that DVI's financial advisors, UBS Warburg, believed these special-relationship parties to be possibly folded into the DVI corporate family were essentially valueless. Minutes of June 6, 2002 DVI Board Meeting (DVI04-3803) (Exhibit 43),
p. 3 (DVI04-3805) (UBS Warburg had provisionally determined that these companies "were of negligible value", especially given how highly leveraged they were).

                          (3) BORROWER CONCENTRATIONS

         The operative securitization and financing documents contain certain limited restrictions on the level of obligor concentration with respect to the pooled contracts and loans; that is, any particular third party could be the obligor under only a certain amount of contracts (based on the contract value amounts).(23) DVI's reliance (or over-reliance) on a handful of special-relationship third parties to facilitate DVI's avoidance or delaying of loss recognition is evidenced by increasing obligor concentrations (which at some times, may have exceeded the ceilings under the securitization and financing documents): more

--------------------------
Minutes for July 31, 2002 DVI Board Meeting (Exhibit 42) ("Mr. O'Hanlon then described management's current thinking on the operating businesses in which DVI has an interest. Continued thought had been given to ways in which shareholder value might be enhanced by splitting out those businesses in a separate organization (referred to for discussion purposes as OpCo).").

(23) See, e.g., Contribution and Servicing Agreement by and between DVI FS and DVI Receivables Corp. XVII, dated May 1, 2002 (Exhibit 13), sec. 2.03(b)(ii) ("no single Obligor will have a Discounted Contract Balance that exceeds 1.53% of the Aggregate Discounted Contract Balance on the Closing Date" and "the sum of the Discounted Contract Balances of any five Contracts shall not exceed 7.23% of the Aggregate Discounted Contract Balance on the Closing Date").

                                     lxxii
and more troubled loans would be rewritten and taken over by the same special-relationship parties, thereby increasing the top-obligor concentrations in some pools. This was a development that DVI management became increasingly worried about. See, e.g., Garfinkel Note to O'Hanlon (0385) (Exhibit 44) ("There are now new events that have drastically changed the dynamics of what we are dealing with - mainly delinquency triggers in the securitizations. These have come about because of large (and inappropriate) obligor concentrations. An overall increase in the delinquencies of other loans in the pools is what has pushed the large concentration accounts over the limit."). See also Cruikshank Memorandum to Garfinkel dated November 28, 2000 (DVI04-51) (Exhibit 45) ("Obligor concentrations are making warehousing and securitizations more difficult.... These concentrations affect our credit enhancement levels.... Our top 5 obligors in this transaction were $32.2 million or 11.8% compared with $31.6 million or 10.7% in the prior deal.").

C.       SPECIFIC TRANSACTIONS AND OTHER EXAMPLES

         The following are a few examples of those considered most egregious by the Examiner. More fully detailed analyses with attendant documentation have been compiled by the Examiner into various Appendices, which are available to parties in interest upon request.

         1.       HEALTH INTEGRATED SERVICES INC. (APPENDIX B)

         Heath Integrated Services Inc ("HIS") was a multi-disciplinary provider of lxxiii
healthcare services specializing in diagnostic imaging, physician management and consulting services, and clinical research trials. At the time of the Beran transaction (see "Beran Acquisition" referenced below), HIS (and its predecessors) owned and operated seven imaging centers. HIS had been a customer with DVI since approximately 1990. With few exceptions, during their early association, HIS performed in accordance with the contract terms on outstanding loans with DVI.

         In October of 1998, HIS (and its wholly owned subsidiary HIS Imaging,
LLC) acquired the business operations, with attendant assets and liabilities, of three imaging centers of the deceased Dr. Irving N. Beran, M.D. ("Beran Acquisition"). As part of the Beran Acquisition, DVI provided a financing package totaling $14 million and HIS was now operating 10 imaging centers.

         Shortly after the acquisition loan, HIS began experiencing significant drops in patient volume with the secondary effects of reduced cash availability, particularly in New Jersey, where 7 of their 10 operating centers were located. HIS cited the passage of the Automobile Cost Reduction Act of 1998, which prohibited patients from receiving medical scanning without first being examined by a licensed physician, as the primary reason for the reduction.

         In order to compensate for the reduction in volume HIS attempted to offset this reduction by boosting its volume with other providers such as Aetna/US Healthcare. However, the new insurance carriers mandated a multi-modality center, which required HIS to purchase additional machines to provide the level of services requisite under the lxxiv
contracts. DVI was requested to provide financing for these new machine acquisitions, and reluctantly did so. Also, as a result of the lower volume levels, HIS was forced to sell off or close a number of its centers beginning in July of 1999. According to Matt Colasanti, head of the Workout division at DVI, the sale of these centers generated from $11 million to $14 million, yet for some inexplicable reason, DVI only received approximately $1 million of those proceeds for payment of its outstanding loans.

         Also in 1999, as part of the contract adjustment request process, DVI agreed to adjust and subsequently rewrite the original $14 million HIS loan. In May of 1999, the total amount owing from HIS to DVI was $13,783,465 (payments of $1,205,015 had been made from January to May 1999). The adjustment occurred in June of 1999 and merely increased the total loan payable from $14,988,480 to $15,234,410, and extended the contract for three months from May 1999 to August of 1999. The contract payment stream, which began in November 1998, allowed a one-month hiatus without a payment and thereafter required three payments of interest only and five more subsequent payments with a balloon payment of $13,272,718. The rewrite occurred in September of 1999 and separated the loan into five separate contracts. The total amount owing to DVI, under these contracts at that time, was $17,259,089, or over $4 million more than the cost of the equipment assigned to the contracts. All five of the rewritten contracts were sold into securitization pools #23, #24, and #25.

         HIS continued to demonstrate an inability to fund the required loan payments, which necessitated a meeting between HIS and DVI in August 2000. The purpose of the lxxv
meeting was to address the systemic difficulties of HIS and any possible solutions thereto. At the same time, in addition to the outstanding loans to DVI FS, HIS had obtained a line of credit from DVI BC which at that time totaled approximately $3.4 million. A memorandum citing "very apparent cash flow problems" was prepared and sent to O'Hanlon, Miller, Gerry Cohn, Ray Fear, and Mark Gallagher. In addition, in September of 2000 HIS was placed on the DVI "Watch List." The HIS accounts would remain on the Watch List until the third quarter of 2002. It should be noted that in the 4th quarter of 2000, in light of the imperatives of its financial troubles, HIS, according to a DVI financing summary, recognized a write-off of $10 million of goodwill related to the Beran Acquisition. In addition, during the same time period, HIS also recognized a $3 million dollar write-off in connection with its physician management practice venture, Jersey Integrated Health Practice. Although HIS was able to clearly see the need to recognize the stark realities of its financial condition, DVI still did not feel compelled to recognize a similar write-off for any portion of its loan to HIS.

         In late 2000 and extending in 2001, HIS continued to struggle to meet its financial obligations and attempted to reduce costs and raise much needed capital by selling its centers. DVI continued to receive periodic updates concerning the continuing financial struggles at HIS. In fact, in the December 31, 2000, financial audit of HIS conducted by Deloitte & Touche (the same auditors as DVI), a going concern qualification was noted because of recurring losses from operations and a deficiency in assets. Nevertheless, during the same period, DVI BC, at the request of DVI FS, continued to advance funds lxxvi
on its ongoing line of credit and entered into an overadvanced position in late 2001. (According to Colasanti, all HIS overadvances were approved by "one and only one person, Rich Miller.") It was during this period of time that lease payments due under the contracts were now being substantially paid and applied by an advance from DVI BC to DVI FS and a subsequent payment in the form of an inter-company loan directly from DVI FS to DVI BC for the outstanding loan payments. The purpose of these payments is made clear by a review of e-mails between Matt Goldenberg, Joe Mallot, William Wash and Lorraine Collyer. Those e-mails reference the need to "create an additional over advance to make these payments" in order to "keep the identified contracts from defaulting". In the case of default, DVI believed it would be required to "buy them out" of the securitization pools. Many of these e-mails contain the admonition that these instructions emanate from "Rich", or Rich Miller, and Miller was copied on almost all of the e-mails. The corresponding wire payments are for the amount necessary to avoid a contract default, thus avoiding the necessity to buy the contracts out of the securitization pool. In fact, from December 2001 to October 2002, every payment on the five HIS contracts relating to the Beran Acquisition was wired from DVI BC and payments were made directly by DVI FS to DVI BC in order to avoid a default. The final payment of $192,143 made on behalf of HIS by DVI BC was made on October 30, 2002 while HIS was under Chapter 11 bankruptcy protection. It should be further noted, according to Missy Massingham of DVI BC Treasury, many additional advances were made by DVI BC to HIS for the express purpose of allowing HIS to make vendor payments or secure lxxvii
working capital while HIS was still in an overadvanced position. (See Appendix
B.)

         In January of 2002, another visit to the HIS facilities by DVI personnel resulted in a memorandum from Joe Malott stating "the day of reckoning is finally at hand... the only way to salvage this company is to wrest control of the centers from them, and bring in another operator". Included as an attachment to this memorandum was an article from The Star Ledger, a New Jersey based paper, citing the resignation of Deloitte & Touche as HIS auditors on February 28, 2002. The article states, "The company's debt now exceeds the sum it could raise if it sold off all its assets". Even at this late date and notwithstanding all of this information concerning the financial death throes of HIS, DVI still did not allocate any dollar amount as a reserve for a loan loss. There was further reference to the fact that HIS was "no longer capable of servicing its DVI FS debt obligations without sacrificing the quality and/or capacity of its remaining core operations [and] [t]herefore, it is imperative that DVI formulates a detailed Exit Strategy."

         During this period of time, the workout personnel at DVI were warning both O'Hanlon and Miller of the impending HIS financial doom but no actions were ever taken to "pull the plug". It was further noted that Elliott Vernon, the owner of HIS, would only "deal" directly with Miller or O'Hanlon.

         In September 2002, HIS filed for bankruptcy. According to Tom Hammer, liquidation valuation specialist at DVI, Mike Carr, the owner of Tri State Radiology, indicated an interest in acquiring the remaining HIS centers. Hammer was asked to lxxviii
provide a collateral analysis on HIS and completed that analysis in 2003. According to Hammer, he determined that the value of the equipment and centers in an operating capacity would be approximately $4 million. If it became necessary to solely liquidate the equipment, Hammer estimated a return of approximately $1 million. At or around that time, DVI FS was owed $14,597,791 and DVI BC was owed $5,070,624, for a total liability of $19,668,415. Tri-State offered to purchase the HIS centers for $4 million. DVI did not accept the offer and talks ceased between the two parties.

         In late 2002 or early 2003, a memorandum from Garfinkel to O'Hanlon noted that a number of contracts would have to be purchased out of the securitization pools in the upcoming months. Garfinkel cited the "$34 million in delinquency purchases in two months". He further stated, "These are all of the Richard King, Dr. Atari and HIS loans finally coming home - all at one time - all in a few pools".

         In May of 2003, instead of recognizing the financial inevitability of these losses, DVI entered into a transaction with PresGar (see prior discussion concerning PresGar in Section III.B.2.c.) that allowed PresGar to assume responsibility for the four remaining HIS centers. The transaction, which closed on June 27, 2003, consisted of a $22,753,000 loan to PresGar, relating to seven separate equipment contracts. The breakout of the loan request included a payout to both DVI BC and DVI FS of $18,768,517, miscellaneous expenses related to a closing of $1,674,500, a working capital loan to PresGar in the amount of $2,000,000, and legal expenses of $370,531 for a total loan request of $22,813,548. A loan in the amount of $22,753,000 was approved. Additional lxxix
amendments to the loan (i) included an interest reduction of 5%, (ii) allowed for various payments to be skipped, and (iii) provided for a large balloon payment with respect to which there was an option to divide the final balloon payment into 24 equal payments; further, the loans were without recourse and contained no personal or corporate guarantee other than the security of the assets and the accounts receivable at the centers. According to Gerry Hayes, a Chief Credit Officer at DVI, the aforementioned loan to PresGar was never submitted to the Credit Committee and no approval was sought or given for this transaction. Hayes advised that he was completely unaware of the transaction until it was processed. He further described the transaction as being "orchestrated solely by Richard Miller". Colasanti further described Miller as the individual "pressing the buttons" in the entire HIS transaction.

         It should be further noted that income in the amount of $1,374,147.08, consisting of a $150,167.00 gain on sale and other interest accrued while not in the pool of $1,223,980.08, was also accrued on the HIS contracts, which were ultimately transferred to PresGar, from January 2001 through June 2003. In September 2001, HIS filed bankruptcy; from that date forward, DVI FS recorded interest in the amount of $94,770.27. It appears that the income was adjusted negatively by $12, 286.87 in two contracts that were repurchased from pools, but recognized income subsequent to their repurchase. Other than these two incidents, the Examiner has not found that any of the income has been materially adjusted or reclassified.

         In a rather ironic twist, the Examiner also found that the five of the seven lxxx

HIS/PresGar contracts were fraudulently listed on both the Fleet and Merrill lines-of-credit in May of 2003. (See discussion in Section III.H. ("Ineligible Collateral and Double Pledging of Assets").)

         Up to and including the date of DVI's bankruptcy, DVI did not allocate a single dollar as a write-off to its loan reserve for the HIS/PresGar transaction. It is difficult to conceive an explanation that would justify the accounting subterfuge demonstrated in these transactions. The Examiner believes the actions of those responsible were a deliberate attempt to conceal and misstate the financial operations of DVI.

         2.       DVI OHIO / SYLVANIA (APPENDIX C)

         DVI Ohio was a wholly owned subsidiary of DVI that became the general partner of Sylvania Diagnostic, a failed customer with several contracts that had been rewritten from the original contracts dating back to early 1994. Sylvania Diagnostic commenced operation with five separate loans in 1994. The loans are as follows (see Appendix C, Exhibit 1):

                  Equip. Cost
Contract #      (App. C, Ex. 2)      Pmts Made        Rewrite $      Pool         Rewrite #
-------------------------------------------------------------------------------------------------
0000066-01         $1,425,395         $128,434        $1,599,067       4      0000066-6/0000066-7
0000066-02             91,162           17,751            91,540       4                0000066-7
0000066-03            200,000           50,297           192,899       4                0000066-7
0000066-04            150,000           35,604           146,203       4                0000066-7
0000066-05             87,828                0            75,650       5                0000066-7
-------------------------------------------------------------------------------------------------
Total              $1,954,385         $232,086        $2,105,359

         In a memorandum written on April 6, 1998 by Ray Fear, Vice President of Credit, he provided the following background information (see Appendix C, Exhibit 3):

         "Sylvania Diagnostics is a limited partnership that was formed in 1994 to own lxxxi
         and operate a multi-modality imaging center in Toledo, Ohio. The original general partner was the company owned by George Scantland, an Ohio `entrepreneur' (most of whose net worth related to the ownership of a series of radio stations) and there were 50-60 limited partners. As background, DVI financed a Toshiba 150 MRI system, some miscellaneous minor equipment and leasehold improvements for a total of 2.1MM [million], but the center, which originally focused on marketing to chiropractors failed, due to 1) poor management on the part of the inexperienced Scantland[,] 2) equipment that was not competitive (Toshiba sold very few of this type of MRI and the GE financed CT which was utilized at the center was also of a `poorer quality' per Dan Ray) and 3) the chiropractic focus."

         In or around May 1995, Sylvania stopped making payments on all five loans and the balances went into default. In April 1996, Modern Medical Modalities Corp. ("MMMC"), a customer of DVI, started negotiations to purchase Medical Advances Inc. ("MAI"), Sylvania Diagnostics' general partner, and take over management of the site. On July 15, 1996, MMMC signed an agreement (see Appendix C, Exhibit 4) requiring George Scantland to sell his shares of MAI to Ohio Medical Equipment Leasing Corp, a subsidiary of MMMC, for $1.00. Sylvania Diagnostic then promised to repay the $135,000 loan from Scantland in $5,000 monthly payments that included interest (Appendix C, Exhibit 4). The contracts stayed in default until August 1996, when the accounts were rewritten into two new accounts, #0000066-6 and #0000066-7, which closed the previous five accounts.

         Sylvania Diagnostic's two new accounts were as follows (Appendix C, Exhibit 6):

              Equipment Cost
Contract #   (App. C, Ex. 2)       Payments Made      Rewrite $       Pool     Rewrite #          Balance
-----------------------------------------------------------------------------------------------------------
0000066-6       $1,500,000           $116,000         $1,600,578       17      0000066-8         $2,066,700
0000066-7       $  605,359           $ 43,600         $  632,964       16      0000066-8         $  871,270
-----------------------------------------------------------------------------------------------------------
Totals          $2,105,359           $159,600         $2,233,542                                 $2,937,970

         Although the contracts started in August 1996, payments were not required on these lxxxii
contracts until April of 1997. Beginning in April of 1997, only six payments were made on the contracts and by October 1997 the contracts were in default again. The contracts continued in default until November 1997, when they were again rewritten into one contract, #0000066-8, closing the prior two contracts.

         Sylvania Diagnostic's new account was as follows:

              Equipment Cost
Contract #   (App. C, Ex. 2)       Payments Made      Rewrite $       Pool     Rewrite #          Balance
-----------------------------------------------------------------------------------------------------------
0000066-8       $2,399,397           $524,060            N/A           19       Foreclosed       $3,003,979

         Ray Fear's memorandum, quoted above, describes this contract and the actions that created the need for this new account.

         "Modern Medical Modalities (`MMM'), at DVI's request assumed the management of the center and in November, 1997, DVI restructured the transaction eliminating what, essentially, was a $1 `put' to DVI. The present balance is $2.5MM [million] (higher than the originally financed amount due to the lack of payments for most of the duration of this lease) and the account is past due for the 3/1/98 payment ($25M [thousand])."

(Appendix C, Exhibit 3) Ray Fear's April 6, 1998 memorandum also stated that management was changed during 1998 due to accusations against MMM and how they were running the site. Below is an excerpt of the memorandum relating to the change:

         "Ray [the Sylvania manager] stated that MMM has been virtually invisible as far as aiding the center. MMM, through a wholly owned subsidiary known as Ohio Medical Imaging Inc., is now the general partner, but MMM has provided no marketing support rarely (if ever) do MMM personnel visit the site and, during the time frame (mid 1996-early
         1997) that MMM `handled' billing and collecting for the center, receipts dropped precipitously (20%) and many checks (paychecks, radiology payments, suppliers) bounced. In March 1997, Ray (at Sylvania) resumed performing the billing and collecting functions and collections improved. However, the monies were deposited by Ray in an account controlled by MMM (who was supposed to pay all the bills) and early this year, checks began to bounce again. A couple of weeks ago, Ray decided to hold all the receipts and deposit the receipts into an account lxxxiii
         controlled by himself and is now paying all the bills himself (MMM has not yet discovered this maneuver)."

(Appendix C, Exhibit 3) Another excerpt from this memorandum showed that MMM was actually paying itself management fees but assured DVI that it had never taken management fee payments. The memorandum further stated that, "we have already instructed Drinker, Biddle [counsel] to explore the means by which Findley's company [MMM] can be removed from the center". By September 1998, Joe Mallott wrote a memorandum stating that DVI was the general partner of Sylvania Diagnostic and that the management duties of MMM were cancelled (see Appendix C, Exhibit 5).

         In addition to the rewrite (Loan #8 referenced above) in November 1997, Sylvania Diagnostic received three more loans to (1) pay off a line of credit at The Commercial Savings Bank (Appendix C, Exhibit 7), (2) purchase a CT scanner due to the repossession by GE of their previous machine (Appendix C, Exhibit 7), and (3) finance a refurbished Acuson 128 XP-10 Ultrasound System (Appendix C,
Exhibit 8). The contracts are detailed below:

              Equipment Cost
Contract #   (App. C, Ex. 2)       Payments Made      Rewrite $       Pool     Rewrite #          Balance
-----------------------------------------------------------------------------------------------------------

0001965-1             N/A            $ 71,523             N/A            N/A     Foreclosed        $258,583
0001983-1       $ 111,100            $ 43,096             N/A            N/A     Foreclosed        $ 86,781
0000066-9       $  71,188            $ 23,694             N/A             20     Foreclosed        $ 63,792
-----------------------------------------------------------------------------------------------------------
Totals          $ 182,288            $138,313                                                      $409,156

         Payments for the three contracts listed above as well as the primary contract (Rewritten Loan #8) were made from November 1997 until late 1999 when the accounts again fell into default. Even though in default, these contracts were left in an active status on InfoLease until September 2001. The following background concerning Sylvania Diagnostic lxxxiv
was prepared by Joe Mallott, Sr. Vice President Portfolio Management, providing further information as to the circumstances precipitating the default in a "Criticized Asset Report" (CAR) dated June 30, 2001:

         "Unfortunately in November 1999, one of the primary referral sources (30%-35% of Sylvania's business), Paramount Insurance, ceased sending patients to the site and would not pay Sylvania for services already performed due to a squabble between Sylvania's radiology group (Toledo Radiology Associates) and Toledo Hospital (where the radiology group also provided services). Apparently, Paramount was (is) aligned with the hospital and believed that Sylvania Diagnostics and Toledo Radiology were essentially, the same business. Over the past few months, it has come to DVI's attention that Dan Ray, the previous manager of Sylvania (TMI) transferred his ownership to MedPro the company occupying the space in the TMI facility. This was evidenced by a 1998 tax return showing MedPro as a general partner along with DVI Ohio. Our attorney, Bill Blair, uncovered the fact that Dan Ray had actually sold his ownership interest back to Sylvania in 1990, thereby negating his legal right to assign an interest that he no longer had. Also, a review of State corporate records reveal that MedPro was not incorporated until 1999 so they (MedPro) clearly were unable to be listed as a general partner. This is just but one of the many schemes that were initiated by Dan Ray while in the employ of TMI to enrich MedPro, a company that is now in direct competition with TMI and one that he is now the registered agent. DVI is pursuing legal action against MedPro, Dan Ray and the former marketing manager Hillary Walter."

(Appendix C, Exhibit 9.) The CAR, quoted above, showed a net book value of the Sylvania loans of $3,278,000 but did not detail any information in the "Estimated Value of Collateral" portion of the report. However, in January 2001, Tom Hammer prepared an itemized appraisal of the remaining equipment at Sylvania listing the total value as $475,000 (see Appendix C, Exhibit 10). There were four CAR reports issued June 2000, September 2000, December 2000, and March 2001, that conflict with the valuation. The aforementioned CAR reports listed the equipment value "per Tom Hammer" at $750,000 plus an additional $498,000 for aging receivables (see Appendix C, Exhibit 11). Both the lower estimate of lxxxv

$973,000 ($475,000 plus $498,000) and the higher estimate of $1,248,000
($750,000 plus $498,000) were significantly less than the $3,278,000 shown as the net book value of these loans; however, there was no reserve taken for "loss on receivables". An interesting additional item found in the files of Sylvania was a valuation of assets prepared by Toledo Medical Imaging, a/k/a Sylvania Diagnostics, for July 1, 2001. This schedule showed a "fair value" of receivables and equipment of $486,349 (see Appendix C, Exhibit 13).

         Due to the apparent aging equipment at the Sylvania site, DVI decided to relocate equipment at another failed customer's facility to Sylvania. The equipment was a Hitachi AIRIS I MRI machine under a lease to Florence Medical Imaging, LLC #2078-1 (see Appendix C, Exhibit 12). Although there was no appraisal found for the equipment at that time period, the equipment value at the origination of contract #2078-1 was valued at $1,015,598 (see Appendix C, Exhibit 14). The equipment was relocated sometime mid-2001. On August 31, 2001, DVI wrote the Florence receivable into the asset account for DVI Ohio, thus, alleviating the need to recognize a possible loss on the Florence Medical Imaging Account.

         In August 2001, as general partner, DVI had essentially assumed the responsibility for management and operation of Sylvania/Ohio. In the same month, rather than allocating any portion of the outstanding receivable as a possible loan loss reserve with a corresponding reduction of income, all of the above accounts were closed into an asset account referenced as "DVI Ohio" in the amount of $4,216,396, net of the effects of unearned income and residual adjustments (see Appendix C, Exhibit 15). This was an amount far more than the lxxxvi
estimated recoverable value of the assets referenced above. Additionally, the operational expenses and shortfall payments made by DVI on behalf of Sylvania Diagnostic from September 2001 through June 2002 were not expensed, with its attendant effect on income, but capitalized and added to the litigation account. The balance for the capitalized expenses and various foreclosed contracts remained in the "Repossessed Assets" account until June of 2002, without any reflection of a possible loan loss reserve, when the amounts were rewritten into the new DVI Ohio account #3675-1. In a letter from Joe Malott to Ray Fear dated March 18, 2002, Joe addressed the DVI Ohio asset account and explained how the account would be written into a new contract, as quoted below:

         "Ray -- Rich Miller and Steve Garfinkel want to set up a repayment schedule on this existing DVI asset in a effort to free up some much needed cash. It is presently in a General Ledger account title[d] `Repossessed Assets' in the amount of $4,907,878.49. The center has improved significantly in the past several months, and is presently averaging approximately 140 scans per month. I have set up realistic cash flow projections for the remainder of this year to include debt service. I have extended the repayment over 82 months with a `balloon payment' of $2,827,878.49 on the 83rd month. If volume permits we can accelerate our monthly payments, and apply the excess cash to a deposit account that would have the effect of reducing our NBV.

         "Bidon Medical Imaging, LLC, as Managing Partner will execute the lease documents on behalf of Sylvania Diagnostics dba `TMI'. We would need to execute an indemnification document with language that would hold Bidon harmless from any default under the note. To affect this plan I need an approval from the Credit Department that would be forwarded with this package to Documentation for preparation of the necessary documents. I checked with John Boyle and Chris Snyder, and this can be set up as CSA with no interest & a `balloon' at the end."

(Appendix C, Exhibit 16)

         On June 30, 2002, loan #0003675-1 came into being. The loan was classified as a promissory note with a revolving account balance. Accordingly, no monthly payment was required. The detail showing the manner in which the contract amount was calculated is detailed below (Appendix C, Exhibit 17):

                                    lxxxvii

     Contract#           Contract Balance
-----------------------------------------
         0000066-8         $2,897,274
         0000066-9             62,622
         0001965-1            248,128
         0001983-1             86,699
         0002078-1            921,673(24)
Capitalized Expenses          676,793(25)
                           ----------
Total                      $4,893,189

         The new contact is detailed below (Appendix C, Exhibit 1):

Contract #    Gross Contract       Payments Made      Rewrite $       Pool     Rewrite #          Balance
-----------------------------------------------------------------------------------------------------------
0003675-1       4,893,189             171,441         4,960,035        N/A     3860-1/3867-1      4,721,748

Payments were periodically received on this contract during 2002 and 2003; however, as this was a revolving account, regular payments were not required until the contract ended in May 2003.

         The financing summary, referenced above, by Raymond Fear dated April 1, 2003, provided that, "[i]n late 2002, PresGar Imaging, LLC acquired the stock of the imaging center (there are no longer limited partners), but as Bidon has been managing the site, PresGar will now `sell' the stock to the newly formed Bidon entity, `Catamaran Holdings LLC'". Although there was no change in the contract when PresGar purchased the stock of DVI Ohio, the contract was rewritten in March and April 2003 to reflect the reported purchase of the center by Catamaran Holdings. This transaction was more complicated than the rewrites detailed above as the contract was divided between Bidon/Catamaran Holdings and PresGar. The detail of this division is shown below (Appendix C, Exhibit 22):

Contract #3675-1.............................................  $4,893,189
Less: Payments Received......................................  $  171,441

--------------------------
(24) This related to the Florence contract that was moved into the asset account with the Sylvania contracts (see Appendix C, Exhibit 12).

(25) This number was the difference from the amount of the rewritten loans and the balance written into the Ohio asset account at the closing of the five foreclosed loans.

                                    lxxxviii

Add: Interest Accrued........................................  $  228,634
Add: Portfolio Litigation Expenses...........................  $    9,653
Total Amount to Include in Rewrite...........................  $4,960,035
Less: Contract #3860-1 Catamaran Holdings....................  $3,000,000
Less: Promissory Note #3867-1 PresGar........................  $  960,035
Less: Equipment Payable Transaction PresGar..................  $1,000,000
Balance Contract #3675-1.....................................  $        0

         These contrived transactions commenced with the stated request by Bidon Medical Imaging, LLC ("Bidon"), a former partner of PresGar, and current management team at the site, for a $3 million loan (#0003860-1) to purchase the medical site and all of the remaining interest in DVI Ohio. Thus, $3 million of the $4.9 million loan was assumed by Bidon (see account #3860-1 above), leaving $1.9 million remaining. The remaining $1.9 million was resolved through two transactions by which PresGar, a former partner of Bidon, and a stock owner of Sylvania offered to resolve the remaining contract balance by assuming a promissory note from DVI for $960,035 (rewritten as Loan #0003867-1 - see above), and by also agreeing to a rewrite of an additional $1 million liability to be allocated among existing contracts already held by PresGar.

         During the negotiations with Bidon to assume the $3 million DVI/Ohio loan, Philip Heckendor of Bidon sent a memorandum to Joe Malott stating that the loan documents needed to be changed to reflect the disposal of the Toshiba MRI, GE CT, Accuson Ultrasound and GE Power Conditioner that were part of the original contracts. In handwritten notes next to these items, it was stated that several of the items were simply "not there" (see Appendix C, Exhibit 18). When the final note was written for $3 million, it included Rider B "Equipment Description" that showed only the Hitachi AIRIS MRI as collateral for the loan (see Appendix C, Exhibit 19). This one piece of equipment was the lxxxix

MRI moved from the Florence Imaging center in 2001 (discussed above) which had an original equipment value of $1,015,597 as of March 1999 -- four years before this loan was written.

         It should also be noted that item #13 in the Catamaran promissory note provided "Default; Remedies" that upon default of the contract: "The obligations of the Obligor under this Note and the other Loan Documents are recourse obligations of the Obligor and are limited to the Collateral". (Appendix C, Exhibit 19) Thus, the only collection avenue for DVI in the case of default would be a four-year-old MRI machine that had an original value of approximately one-third the value of the new loan.

         The Bidon/Catamaran contract was also written as an increasing payment loan over an 84-month period, requiring a modest payment of only $12,500 in the first year. The loan was to be paid under the following payout structure (see Appendix C, Exhibit 19):

Payment date           Payment amount
-------------------------------------
5/14/03-4/14/04            $12,500
5/14/04-4/14/06            $25,000
5/14/06-4/14/08            $35,000
5/14/08-4/14/10            $91,492

         As a result, Bidon purchased a 4-year old Hitachi MRI machine for $3,000,000 (which had an original value four years earlier of $1,015,598) for a period of an additional seven years. Bidon also negotiated terms that were non-recourse and the only collateral allowed DVI was the 4-year old Hitachi machine. These terms were reportedly approved by Joe Malott (see Appendix C, Exhibit 20). This loan is currently included in the WestLB Bank warehouse line for the failed 33rd securitization. Three payments on the loan were xc
received in June and July 2003; however, currently, the loan is over 180 days delinquent and is presently on the non-accrual list.

         PresGar Imaging agreed to another loan for $960,035 Loan #3867-1, to buyout a portion of the remaining balance from Loan #3675-1. Loan #3867-1 is a revolving account not requiring regular payments and which is due in full in March 2005 (see Appendix C, Exhibit 21). Three payments were made in June and July of 2003. However, no further payments were made and the account balance has continued to increase due to accruing interest charges. This account is now an over-advanced revolving account for $988,969. The account was placed on the non-accrual list as of December 2003.

         In order to complete the final portion of the remaining buyout of Loan #3675-1 for $1,000,000, PresGar used a rewrite of other, unrelated, contracts to "fold" the remaining $1,000,000 into existing, but unrelated, PresGar loans. The accounting entry credits $1,000,000 from account #3675-1 and debits "equipment payable USD/PresGar" for the same amount. The detail supporting this element of the transaction is incomplete and only provides the reference "FROM PRESGAR EQ PAYABLE BALANCE" on an email from Joe Malott to Daniel Groseck on March 27, 2003.

         When faced with the impending disaster of the aforementioned facts and the financial inevitability of a write-down of a substantial portion of the $4.9 million with its attendant effect on income, DVI created a complicated and convoluted set of transactions designed to disguise the financial substance of the underlying loans. Thus, the troubled Loan #3675-1 disappeared through an accounting "sleight of hand". No loan loss was recognized and this xci
financial disaster awaits another day of reckoning.

         It is also interesting to note that not only did DVI avoid the inevitability of a write-off and the negative effect it would have on income, it continued to accrue revenue on what clearly was a questionable transaction. The history for income recognition is detailed below for each contract written after 1996 (Appendix C, Exhibit 23) (prior to 1996 the financial detail is unavailable):

         Contract #         Receivable           Payments Received     Revenue Recognized
         ---------------------------------------------------------------------------------
         66-6              $ 2,182,700               $  116,000            $  205,101
         66-7                  914,870                   43,600                71,493
         66-8                3,528,038                  524,060               628,367
         66-9                   87,487                   23,694                14,965
         1965-1                330,106                   71,523                50,047
         1983-1                129,877                   43,096                18,678
         3675-1              4,893,189                  171,441               228,634
         3860-1              3,785,803                   37,500               100,000
         3867-1                960,035                        0                17,174
         ----------------------------------------------------------------------------
TOTALS                     $16,812,105               $1,030,914            $1,334,459

         As reflected above, from 1996 through 2003, DVI Inc. recognized revenue on Sylvania Diagnostics, DVI Ohio and Catamaran Holdings, of over $1.3 million on equipment and loans that had never demonstrated a capacity to generate a positive cash flow sufficient to pay either the principal or even interest. Payments on these loans were more than $300,000 less than the revenue recognized which does not take into account the amount of the payments related to principal.

         3.       DVI GAIN / LOSS IN INVENTORY ANALYSIS (APPENDIX D)

         As discussed herein, DVI had utilized an aggressive approach to the assessment xcii
and write-down of impaired loans, that included, among other things, changes in ownership and management structure, transfer of imaging equipment from one troubled facility to another troubled facility, extensions of liberal credit from DVI BC to troubled centers, the perpetual rewriting or "recycling" of troubled contract loans through a myriad of alternative owners with minimal or non-existent payment requirements, and the granting of forbearance agreements which suspended the requirement for payments. Even under these creatively deceptive conditions, there were occasions when all possible remedies and financial gimmickry were exhausted and DVI was faced with the absolute need to take possession of the collateral equipment underlying the loan.

         Commencing in 2003, DVI's financial statements reflect the fact that DVI was required to take possession of equipment under troubled loans, as reflected in the following schedule of the Inventory Equipment Account:

 FY 1999              2000             2001             2002            2003              2004
-------------------------------------------------------------------------------------------------
$1,679,570         $3,522,653       $2,579,402       $3,559,520      $21,425,697      $15,635,726

         As demonstrated above, the Inventory Equipment Account increased substantially in fiscal years 2003 and 2004. These amounts were provided by Chris Snyder, an employee in the accounting department for DVI. The 2004 fiscal year extended from July 2003 through January 2004. (See Appendix D, Exhibit 15)

         The fact that DVI was finally forced to take possession of the collateral equipment was an evolutionary process that somewhat "came home to roost" in 2003 due to the decomposing nature of the related, troubled loans. When faced with what should xciii
have been an abundantly clear accounting procedure for recognizing the inevitable losses on repossessed equipment as outlined in SFAS 114, DVI appeared to again retreat to the practice of concealing these losses through accounting trickery in direct violation of accounting standards previously established to guide companies when dealing with repossessed assets.

         In May 2002, DVI issued its internal policy, "Procedures for: Financial Accounting Standards No. 114 Accounting for Impaired Loans", which was to be effective July 1, 2002. The new DVI policy dealt with the application of SFAS 114 and the recording of losses on impaired assets resulting from repossession. This policy provided as follows:

         "Contracts which involve the repossession of equipment are subject to accounting more severe than the accounting for impaired loans. Impairment arising from repossessions is the difference between DVI's net investment and the collateral value of the equipment."

(Appendix D, Exhibit 14, page 3). As an example, under SFAS 114, assuming DVI repossessed equipment deemed to have a collective collateral value of $1 million, in which DVI has a net investment of $4 million, a $3 million write-off or "loss on receivables" (properly allocable to the income statement) would have to be recognized ($4 million net investment less the established collateral value of $1 million). The $1 million collateral value would be categorized on the balance sheet as Inventory of Repossessed Equipment and the DVI net investment of $4 million would be removed from the DVI balance sheet. It appears to the Examiner that DVI was purposefully attempting to circumvent the accounting standards of SFAS 114 and its own written xciv
policy. As more fully detailed in Appendix D, the result of such evasion was the inappropriate and collective understatement of loss on receivables by $10,562,369. DVI utilized three separate methods to effect this misstatement.

         The first method consisted of simply establishing the collateral value of the repossessed equipment in the same amount as the total DVI net investment without any regard for the reduction in the actual collateral value of the equipment. In the example above, the DVI net investment of $4 million would be removed and replaced with a corresponding $4 million value of Inventory of Repossessed Equipment, without any reflection of the reduction in value between DVI's net investment value and the collateral value of the repossessed equipment. Virtually every person with whom the Examiner spoke at DVI indicated the likelihood of a substantial write-down of equipment following repossession. In fact, the stated purpose (stated in DVI's internal policy) of inserting new operators and endless re-writes was to avoid such a possibility.

         The following are three examples of DVI's use of this method. The companies involved are AFG Southwest Leasing, CML Imaging and Sports Imaging. Each of the aforementioned contracts/accounts was a foreclosure of an under-collateralized loan that should have been adjusted as an "impairment" when applying the policy as detailed by DVI in the above paragraph. DVI did not reflect any "impairment" nor allocate any portion of the impairment to a Loss on Receivables. As detailed in Appendix D, the Examiner believes that as a result of such accounting inconsistency, the aforementioned contracts should have had an additional allocation to Loss on Receivables of $885,138.

                                      xcv

         Method #2 was a somewhat milder variation of Method #1 whereby DVI would recognize only a portion of the loss as required under SFAS 114 and would also fail to fully particularize the Loss on Receivables within the income statement by including the loss in the Other Income category. Thus, under the example above, instead of recognizing the entire $3 million loss ($4 million net investment minus $1 million collateral value) in the year of repossession, DVI only recognized a portion of such loss even though the recognition of the full loss in the year of repossession was mandated by SFAS 114. The recognition of only a partial loss would allow DVI, should it choose to do so, to "amortize" the loan loss over a number of years which is in direct contradiction to the procedures outlined in SFAS 114. Transactions utilizing the procedures of Method #2 involved the following companies: Advanced Diagnostics, Cancer Specialists, Lifescan, Vision America, Covenant Imaging, IGS and Ohio Heart. This partial and inappropriate application of the purpose of SFAS 114 caused the "loss on receivables" account to be understated in the amount of $5,625,906.48 and further allowed DVI to effect a netting of the "loss on inventory" account with the unrelated income and loss categories as detailed in the "other income" line item on the "Statement of Operations".

         The third method employed by DVI was to simply transfer the entire net investment account into a newly created investment account for the same amount -- in essence, trading one asset for another at exactly the same dollar amount in the asset section of the balance sheet without any effect on the income statement. For instance, using the example from above, the entire $4 million net investment account would be xcvi
removed from the company books and a separate entry would be made creating a new asset/investment account.

         An example of DVI's use of Method #3 involves Ellocoya Networks Inc. According to DVI's records, the net investment account totaled $1,581,214.75 and a CAR estimated value for the repossessed equipment was $300,000, leaving a loan loss of $1,281,214.75. Rather than recording this loss, DVI recorded a loss of only $40,057.89 and simply created an asset account under the name Ellocoya Networks Inc. in the amount of $1,541,156.86 ($1,581,214.75 less $40,057.89).
Thus, the loss on the repossession of the equipment was underestimated by $1,241,156.86 (see Appendix D, Exhibit 8).

         It should be further noted that the Examiner also reviewed the underlying entries to reflect the repossession and subsequent sale of an MRI machine from Kirkland MRI LLC. It appears that no entry was made to reflect the loss when the machine and underlying collateral were sold to another company for $250,000 which reduced the loan payable from $749,000 to $499,168. The loan, which is supposedly due on November 2006, is still listed upon the company's books for full value at $499,168. In addition to the Kirkland transaction, the Examiner reviewed the loan involving Broad Band Office ("BBO") which was originally a Third Coast Capital loan, for communications equipment for internet and software applications. BBO had filed for bankruptcy and DVI subsequently recovered a portion of the communications equipment. However, the remaining equipment was "swapped" to another company by DVI in an attempt to recoup xcvii
a portion of the loan as referenced in the March 2002 CAR report. The original value of the loan was $3,543,000 and according to the December 2002 CAR report, the equipment had a value at that time of $382,000. As of December 2002, the reserve was increased to $850,000, which is far less than the potential loss as suggested in the CAR report of March 2002.

         When John Boyle, DVI's Chief Accounting Officer, was confronted with the accounting treatment employed in some of the aforementioned transactions, he could provide no explanation for the discrepancy other than to pronounce the treatment "wrong". He further advised that DVI's accounting staff had apparently prepared the entries listed above and consequently he could provide no rationale for the entries.

         In fairness to Mr. Boyle, a substantial number of the entries referenced above were made during 2003, and the person then-responsible for the inventory loss accounting entries, Chris Snyder, is no longer employed at DVI. Accordingly, there may be an explanation for these entries that escapes the Examiner. However, each example above was obtained from the Criticized Asset binder at DVI, which provided individual write-ups on these contracts, and the Examiner traced each of the examples through the general ledger to identify the manner in which the receivable accounts were reduced and the method in which the inventory accounts were correspondingly utilized within these transactions. Based on the Examiner's review, it still remains unanswered why there was more than a six-fold increase in value of repossessed inventory from 2002 to 2003.

         4.       ONCURE / DOLPHIN (APPENDIX E)

                                     xcviii

         The OnCure / Dolphin transactions as related to the Corpus Christi, Texas facility - disagreements on which purportedly led to the resignation of Deloitte & Touche LLP as DVI's auditor in June 2003 - reveal a number of the central self-inflicted problems experienced by DVI. (The related OnCure transactions were analyzed on prior occasion, at DVI's request, by the law firm, Richman, Man, Chizever, Phillips & Duboff ("Richman"). A copy of the Richman firm's letter to DVI's Audit Committee with such analysis, dated June 27, 2003 is attached hereto as Exhibit 82.) DVI's relationships with OnCure and Dolphin are marked by the following issues:

         (1) The perpetual operation of a poorly-performing facility, advanced through various changes in ownership and management, approved of and often funded by DVI;

         (2) Notwithstanding this poor performance and the corresponding, continuous defaults under various DVI contracts, a lack of or reluctance to record losses or establish loss reserves (DVI recorded only nominal or very small losses through the years and, without any credible rationale, DVI apparently never reserved for any losses(26));

         (3) The frequent rewriting of many of the relevant contracts and loans and the "recycling" thereof into the various securitization pools, with no readily apparent, valid business reason other than to have contracts available to place into the securitizations in order to keep them afloat; and

         (4) A reliance upon and use of special-relationship parties to facilitate the foregoing.

         The story of the Corpus Christi center covers a ten (10) year history dating back to 1994. The center never appears to have operated at a profit during this time period and payment delinquencies were the "norm". That being said, during this same time period,

--------------------------
(26) From 1996 through 2003, DVI recorded a loss charge-off of only approximately $60,000 related to the Corpus Christi facility. See Appendix E,
Exhibit 73.

                                      xcix

DVI refused, or exhibited extreme reluctance, to recognize even the smallest of losses or record even the most minimal of reserves for the center.

         In June 1994, DVI provided an original loan of approximately $1 million to the Corpus Christi Community Cancer Care Center ("CCCC"), a general partnership formed in or about late 1993 / early 1994 for the purpose of creating a radiation oncology facility. DVI was defrauded of approximately $800,000 (all of the funding it had provided to CCCC at that point in time) by specific principals of CCCC. DVI determined that not only had it been defrauded, but that the equipment it believed it had as collateral actually never existed. Instead of simply writing the contract off as a loss at this point in time, DVI started the troubled Corpus Christi center down a winding path that saw the center transferred from one special relationship entity to another.

         During the history of the Corpus Christi center, DVI provided at least $6 million in contract financing to the center. As of January 31, 2004, approximately $5.5 million of DVI FS contract debt (including interest and fees) was still outstanding. As shown in the flowchart provided in the Appendix (see Appendix E, Exhibit 72) financing was dispersed between four (4) different owners/operators of the facility:

         (1)      CCCC, the original owner/operator;

         (2)      RTA, et al., the first replacement owner/operator;

         (3)      OnCure/USCC, the second replacement owner/operator; and

         (4)      Dolphin, the third and final replacement owner/operator.

Each of the three replacement owners/operators appears to have had close ties to and

                                        c
relationships with DVI and/or its executives, including O'Hanlon.

         In March of 1996, DVI transferred the Corpus Christi center to RTA and in the process rewrote the original CCCC contract into a new RTA/CCOA contract (Corpus Christi Oncology Associates, LLC ("CCOA") was formed in March 1996 by James L. Parrott, Sr. ("Parrott"), a principal of RTA). Additional financing in the form of three (3) new contracts was provided.

         Besides the original rewrite which occurred at the beginning of RTA's/Parrott's stewardship over Corpus Christi, DVI rewrote the relevant contracts on two additional occasions. Even with these rewrites, DVI received infrequent payment on amounts owed. Finally, in March 1999, as contract delinquencies mounted, the center was transitioned from RTA to OnCure/USCC.

         OnCure/USCC, a Florida corporation formed in 1993, is engaged in the development, acquisition and ownership of radiation oncology facilities, and other related services. DVI had provided lines of credit and other financing arrangements to OnCure for a number of years, starting no later than 1998. In early 2001, OnCure acquired all of the stock of U.S. Cancer Care, Inc. ("USCC"). (USCC manages and expands the operations of outpatient radiation therapy cancer treatment centers and provides other related services.) As is discussed in greater detail in Appendix E, it appears that O'Hanlon and OnCure's CEO, Jeffrey Goffman, had a close and longstanding relationship marked by the willingness for one company to do "a favor" for the other. In fact, as discussed by Goffman, one of the "favors" performed between DVI and ci

OnCure/USCC related to the Corpus Christi center:

         "Since we took over this center in March 1999 we have lost over $600,000. ALTHOUGH THAT CENTER COULD HAVE BEEN BUILT FOR $2.2 MILLION, WE PAID $5 MILLION ($2.5 MILLION DEBT & $2.5 PREFERRED B STK) BECAUSE IT WAS A `PAROTT ALBATROSS'. IT WAS A FAVOR FOR A FAVOR which I appreciated at the time (DVI $5 million Preferred A Stk). I HAVE BEEN CRITICIZED FOR NOT CLOSING OR SELLING THIS CENTER. HOWEVER, EITHER OF THOSE TWO ACTIONS WOULD CAUSE A SIGNIFICANT WRITE OFF OF THE DVI PREFERRED B STOCK OF $2.5 MILLION, which has been carried as excess due to the Parrott problems & not something that USCC created. INSTEAD, WE CONTINUE TO LOOK FOR A LONG-TERM SOLUTION, BECAUSE THAT IS WHAT FRIENDS DO. They support each other and I believe that is the basis of our relationship."

Memorandum from Jeffrey A. Goffman (USCC) to Rich Miller, Anthony Turek, et al., dated December 8, 2000 (emphases added). In addition, Goffman's observations appear to indicate that, other than to avoid or substantially delay loss recognition by DVI, there appeared to be little or no credible rationale for DVI to continue to fund the center.

         While under the ownership of OnCure/USCC, the related Corpus Christi contracts were rewritten for a fourth time. Notwithstanding the new OnCure/USCC ownership, the Corpus Christi facility continued to lose money, with continuing delinquencies under the new rewritten contracts.

         Eventually, in September 2002, the Corpus Christi center was sold yet again, this time to Dolphin Medical, Inc. ("Dolphin"). Dolphin is a Delaware corporation that was formed in January 2001 essentially to facilitate the transition and operation of various failed oncology facilities repossessed by DVI to Mark Cherney, Dolphin's CEO. It appears that since Dolphin's inception, DVI has been the sole provider of financing to Dolphin. In addition, according to DVI's records, as of January 31, 2004, the various Dolphin entities collectively owed more than $33 million to DVI (including under cii
contracts with DVI FS and lines of credit with DVI BC), with approximately $5.7 million related to the Corpus Christi facility. As is discussed in Appendix E, Dolphin and DVI appear to have also had a "close" working relationship.

         Many of the specific Corpus Christi contracts discussed above were included in various securitization pools, including Pools 17, 18, 19, 21, 24 and
32. Most, if not all, of the Corpus Christi contracts experienced significant delays in payment, and at various points in time these contracts (securitized and non-securitized) were included by DVI on its Criticized Asset Reports (CAR) and/or on its Consolidated Delinquency Reports (CDR).

         Were the Corpus Christi story (including the related ownership changes, delinquency issues and minimal or nonexistent loan loss reserves and charge-offs) to end at this point, it would be egregious enough; however, the following additional factors and events add even more tribulations to an already troubled story.

         In connection with the March 1999 sale of the Corpus Christi facility to OnCure/USCC and the related rewrite of contracts, DVI received 1,000 shares of OnCure Series B preferred stock with a then-book value of $2.5 million. In September 2001, OnCure entered into an exchange agreement with DVI whereby, among other things, DVI exchanged its 1,000 shares of the preferred stock for an aggregate of 1,337,738 shares of OnCure common stock (147,262 shares were issued as payment for accrued and unpaid dividends), which equated to a conversion price of $2.10 per share, as summarized in the following table:

                                      ciii

                                                              CONVERSION         SHARES OF
                                          BOOK VALUE             PRICE          COMMON STOCK
                                          ----------          ----------        ------------
Series B Preferred Stock                 $2,500,000.00           $2.10           1,190,476

Accrued & Unpaid Dividends                  309,250.00            2.10             147,262
                                         -------------                          ----------
                                         $2,809,250.00                           1,337,738
                                         =============                          ==========

During the September 2001 conversion period, OnCure's common stock market price was approximately $0.90 per share.

         Purportedly, DVI proceeded with this stock conversion in order to facilitate OnCure's need to acquire additional capital and/or in order to facilitate the sale of OnCure to Dolphin, as a result of which, among other things, Dolphin would take control over and operate the Corpus Christi facility. DVI has attempted to justify the $2.10 conversion price on certain grounds including on the basis that DVI reasonably believed that it could subsequently sell the OnCure common stock for the same or greater value in connection with the possible acquisition of OnCure by Dolphin.

         However, after the September 2001 stock conversion occurred, the originally proposed acquisition of OnCure stock by Dolphin failed to transpire (the deadline of July 1, 2002, as noted in Dolphin correspondence to DVI, came and went). An obvious question is whether the rationale stated by DVI is credible, given that the only documentation of the proposed purchase of OnCure common stock by Dolphin was dated November 2, 2001, approximately two months after the stock conversion had already occurred.

         Reportedly, Dolphin initially contemplated acquiring the entire company of OnCure in or about late 2001. Subsequently, it was determined that Dolphin would civ
acquire the Corpus Christi facility itself, rather than all of OnCure. Dolphin had purportedly changed its strategy from one of acquiring all of OnCure to one of acquiring only CCA/Corpus Christi in order to avoid certain problems related to the purchase of OnCure, such as shareholder-related issues. In addition, Dolphin reportedly viewed CCA/Corpus Christi as a mismanaged facility that was capable of growth and profitability if managed correctly.

         On September 30, 2002, OnCure entered into an Option to Purchase Agreement with DVI, pursuant to which DVI was granted an option to purchase the sole membership interest in an entity called Corpus Christi Acquisition, LLC, ("CCA") in exchange for approximately 837,738 shares of OnCure common stock owned by DVI.

         Effective as of the same date, DVI assigned its right to exercise the option to Dolphin, and Dolphin, OnCure and USCC entered into a Purchase Agreement, pursuant to which Dolphin exercised the option and purchased the membership interest. In accordance with the terms of the option agreement, Dolphin assumed the relevant liabilities, including the DVI debt, and DVI released OnCure and its affiliates from their obligations. DVI received CCA/Corpus Christi preferred stock from Dolphin which DVI valued at approximately $2.6 million dollars. OnCure recorded a gain of $1 million on the sale of the membership interest to Dolphin.

         There appear to have been several advantages possibly motivating the parties to structure the transaction as such, including the following:

         (1) The Corpus Christi facility would now be operated by Dolphin, an entity cv
historically closely aligned with DVI.

         (2) OnCure, a "friend" of DVI, could record a gain on the sale to Dolphin.

         (3) DVI avoided having to foreclose against the facility, and importantly, would not have to write-off or record any net loss with respect to OnCure and the Corpus Christi facility because Dolphin assumed all of the relevant DVI debt.

Notwithstanding these "benefits" to the parties, the Corpus Christi facility has continued to be a cash drain on DVI. As detailed in Appendix E, generally similar to the situation with the predecessor contracts, the pattern of contract delinquencies has continued.

         Perhaps the story of Corpus Christi is best summarized by a quote found in a DVI memorandum prepared in May 2002, approximately eight (8) years after the original Corpus Christi contract started to experience severe financial problems laced with fraud:

              "Recommendation: This transaction is recommended for approval as submitted. WE MAY FINALLY GET THIS DOG TO HUNT."

Memorandum prepared by Randy C. Sklar (DVI) to Mark Gallagher (DVI) and Steve Jasiukiewicz (DVI) dated May 2, 2002 (emphasis added).

         In total, over the nearly ten year history of the Corpus Christi center, DVI only received approximately $1.4 million in payments, with approximately $900,000 of those payments coming during the March 1999 through September 2002 time period. However, regardless of the amount and timing of payments, they were not sufficient to keep the relevant contracts out of a nearly continual state of delinquency. As of January 31, 2004, the outstanding contract debt (including interest and fees) related to the center totaled approximately $5.5 million.

         During the history of the center, DVI should have recognized the need for a cvi
reasonable estimate of potential loss based on its financial exposure on the Corpus Christi center. Unfortunately, that point is only exacerbated by the fact that according to DVI's CAO, John Boyle, except for a $60,762 charge-off that was taken in 2001, DVI never recognized any other loss or recorded any other reserve with regard to the Corpus Christi center, a center that apparently had never operated at a profit throughout its history.

         5.       THE HIT FACTORY (APPENDIX F)

         The Hit Factory ("THF") is located on the west side of Manhattan and was started in 1975 by Edward Germano. THF is a recording studio which had 13 studios for recording and six for post-production work or "mastering." (Presently there are only 11 studios of which four are for "mastering".) Germano and his wife, Janice, were reportedly instrumental in growing this once small business into "one of the premier studios in the industry" (see Appendix F). Also operating out of the same building is The Rental Company, Inc ("Rental Inc."), which rents equipment to customers who record at THF.

         DVI's relationship with THF dates back to 1995. However, Germano's relationship with Michael O'Hanlon goes back to the late 1970's or early 1980's, while O'Hanlon was working for Pitney Bowes, according to Matt Colasanti, DVI Workout and Internal Consultant (see Appendix F, Exhibit 1). Colasanti indicated that the relationship between O'Hanlon and Germano went from business to personal and O'Hanlon became very good friends with Germano and his family even to the point of spending Christmas with them in New York several times. In Colasanti's words, Germano and O'Hanlon's cvii
relationship "was much more than a lender/borrower relationship." (See Appendix F, Exhibit 2.)

         According to a DVI June 2003 Annual Review memorandum (see Appendix F) prepared by Ray Fear, Vice President of Credit, THF functioned adequately under Germano's leadership. However, in 1999, Germano made the "ill-fated" decision to acquire another studio located in Miami, Florida. Germano also formed "Miami Studio Rentals, Inc." in correlation with this acquisition to duplicate the function of Rental Inc. at the New York studio (see Appendix F, Exhibit 1). Colasanti stated that DVI financed the entire acquisition, that none of the money was put in by Germano, and that O'Hanlon made the decision to fund this acquisition despite the possible disapproval of the DVI credit committee, because he had already promised Germano the funds (see Appendix F, Exhibit 2). The review states that as of June 2003 there was still approximately $10.1 million outstanding on loans relating to this acquisition and as part of this transaction DVI also provided several additional loans to replace and repair antiquated equipment at the studio (see Appendix F, Exhibit 1).

         The Annual Review also indicates that in late 1999 Germano became ill due to complications with surgery and was never able to return to work. In February 2003, Germano passed away. His passing left the company under the control of his wife, ex-brother-in-law (Robert Lanier) and son, Troy Germano. During Germano's illness, the business in New York had declined and at the same time, the newly acquired Florida studio took much longer to develop than was originally planned and did not officially cviii
open until April 2001.

         Besides the delays in Florida, there was also a fire at the company's New York location in October 2001 that destroyed one of the studios. The studio did not reopen until June 2002 (see Appendix F, Exhibit 1). According to Colasanti, THF used the excess insurance proceeds from the fire to build two additional studios at the New York facility, which DVI had previously refused to finance (see Appendix F, Exhibit 2). Colasanti also indicated that in a discussion with Germano's son, Troy, he was informed that O'Hanlon had reportedly given THF permission to stop payments during this time (see Appendix F, Exhibit 2).

         It is apparent from DVI internal correspondence that DVI was very concerned with the continued viability of THF after Germano reduced his involvement in operations. Beginning in December 2000 through May 2003, according to this correspondence, DVI made frequent visits to THF and received monthly updates on the financial and general conditions of the business (see Appendix F, Exhibit 4). This internal correspondence was consistently addressed to O'Hanlon, as well as to Credit Committee members and Rich Miller.

         As a result of THF's inability to meet its monthly payment requirements on the outstanding contracts, DVI made the first of five promissory note/working capital loans to THF in March 2000. Colasanti indicated that as early as 1999 or 2000, Harry Roberts, a member of the DVI Board of Directors, who, according to Colasanti, was given unspecified duties by O'Hanlon from time to time (mostly related to international issues), cix
was given THF as an assignment to resolve (see Appendix F, Exhibit 2). Colasanti described the working capital loans as the "Harry Roberts fix."

         DVI provided THF with $4.5 million of working capital loans for the purpose of making DVI FS monthly lease payments. All of these new loans were secured only by the existing THF collateral that had already been previously pledged under the prior THF contracts. As a result, Bill Walsh indicated in an interview: "DVI FS received nothing more than blanket liens on existing blanket liens". Further, according to Walsh, not even the existing equity of THF was pledged to DVI FS (see Appendix F, Exhibit 3). DVI also used each of these contracts in the eligible collateral reports for the Fleet, Merrill and Prudential lines-of-credit. One contract (2590-1) was also sold into a securitization. (See Appendix F, Exhibit 9.)

         According to a Criticized Asset Report (CAR), DVI's Senior Management met with THF's management in July and October of 2002 and also agreed to a forbearance period (through March 2003) during which THF would pay DVI only $125,000 per month. Only three payments were received under this agreement and in December 2002, the agreement was replaced with five restructured contract schedules with the first 12 monthly payments totaling $125,000. (See Appendix F, Exhibit 10.)

         According to the June 2003 Review, despite the "assistance" provided by DVI, THF was unable to rebound and its business continued to perform poorly. The Annual Review also referenced a statement made by THF to DVI that in order to break even, THF would need to generate $15,000,000 to $16,000,000 in annual revenues. However, cx
in 2001, THF had revenues of only $13,000,000 and with the trend indicating future declining revenues, it seemed very unlikely that THF would be able to achieve the break-even number.

         An email discussing the seriousness of the financial problems at THF was sent from Walsh to Joe Malott on May 13, 2002:

         "As I mentioned to your before, things are coming to a head for the Hit Factory. We have applied ALL of the Promissory Note that was written almost 2 years ago (1026-4) to help pay their payments. They keep asking me when I call if we are going to refinance their deals for them. I know they believe that we will bail them out somehow...I am hoping we won't have to carry them, but I have no other options."

Malott forwarded this email onto Miller and Colasanti, and added:

         "As you can see the `problem' is now upon us.

         "As I see it our options are (1) create another promissory note to cover the payments until we successfully sell off our debt to someone else, (2) restructure the DVI debt ourselves based on their present cash flow, or (3) apply what cash is available to the various schedules, and carry the accounts as delinquent. Obviously, option #3 would cause our delinquency to rise significantly."

(See Appendix F, Exhibit 12.) THF was first placed on the CAR in September 2002 and was listed on this report every quarter after. (See Appendix F, Exhibit 10.)

         It should be noted that in March 2002, an email was sent from Fear to Walsh and copied to Malott, Colasanti and Jerry Hayes which suggested additional names to be placed on the upcoming CAR and Watch List reports. Included in this list was THF, with the accompanying comment from Fear: "we know they are going to be having some real cash flow problems soon, and they have begun to pay us slow, maybe this should be on cxi
the Watch List?" Colasanti responded to this email on the following day stating, "The Hit Factory stays where it is, all else is up to Joe and Ed."

         In late 2002, Colasanti indicated he had a conversation with O'Hanlon about THF, the Germano family, and the steps to recover on the DVI loans. Colasanti stated that he had emphasized the fact that the Germano family would only respond directly to O'Hanlon and it was incumbent upon O'Hanlon to impress upon them the seriousness of THF's financial situation. Following their discussion, O'Hanlon assured Colasanti that he (O'Hanlon) would resolve this problem and he advised Colasanti to "step out of it."

(See Appendix F, Exhibit 2.)

         In December 2002, according to the June 2003 CAR, DVI again modified the payment arrangements for THF. According to the modification, THF was again required to pay DVI $125,000 per month for the first 12 months on approximately $10,400,000 of debt. In addition to the $10,400,000, THF also was indebted in the sum of $9,760,000, for a total liability of $20,160,000. Payments of only $15,000 per month were to be made for the $9,760,000 obligation under another forbearance arrangement. However, there is no evidence that the later agreement ever became effective as there are no signatures on the agreement, and no payments were made in relation to this agreement. Further, according to a DVI internal memorandum, the signing of this agreement would have violated covenants that THF had with its other lenders (see Appendix F, Exhibit 15).

         Colasanti said he personally delivered the $10,400,000 promissory note to the Germanos at the request of O'Hanlon (see Appendix F, Exhibit 2). Notwithstanding the

                                      cxii
agreement, THF was again unable to make the required payments.

         On June 10, 2003, DVI sent THF a letter informing them of its defaulted position. As set forth in the letter, the past due balance at this time was $4,548,932 and the total balance owing for all financing was $19,936,169. DVI's letter further provided that the past due payments would have to be made to DVI by July 11, 2003 in order to avoid further action by DVI (see Appendix F, Exhibit 16).

         On July 16, 2003, another letter was sent to THF by DVI informing THF again that it was in default and that it had failed to cure or pay the past due amount by the July 11 deadline. The letter further provided that all sums owed to DVI had been accelerated and were immediately due and payable (see Appendix F, Exhibit 17).

         On October 9, 2003, DVI received a letter from Robert Lanier, VP of THF, offering to pay $3 million to DVI in full satisfaction of all outstanding THF obligations (which now totaled approximately $20 million). According to Colasanti, Troy Germano had also provided a separate offer to pay $5 million in full satisfaction of the THF debt (see Appendix F, Exhibit 2).

         Although approximately $6.5 million of the $20 million THF obligation had been placed in Pool #29 and presently remain within that pool, the residual obligation of $13.5 million was clearly unlikely to be repaid in full or even to a moderately significant amount based upon the information available to DVI. In fact, it was clear to DVI, as early as December 2000, that there was significant exposure that should have been recognized as a reserve against loan losses. Rather than accept that likelihood, DVI, cxiii
under Michael O'Hanlon's direction, continued to pour millions of dollars into this financially hopeless situation, thereby avoiding the immediate need for a write-off.

         The situation is further galling when one considers the dire circumstances of DVI's capital and cash needs. As stated consistently throughout this Report, during this period, DVI was in need of every available dollar to bridge its pressing cash needs. Apparently heedless to that need, valuable funds were misdirected to an area where DVI had neither the expertise to fully understand the arcane workings of loans to the music industry nor the capital wherewithal to sustain the inevitable losses. It is the Examiner's opinion that Michael O'Hanlon placed his personal interests above the interests of DVI creditors and shareholders

         6.       MISCELLANEOUS

         The various improper or suspect practices used by DVI, discussed in the preceding examples, are evident in various other transactions which were reviewed by the Examiner, including the following:

         (1) The Medical Shop, Inc.: As discussed in detail in Appendix G, DVI's relationship with The Medical Shop, Inc. ("MSI") and its principal, Emil Cerullo ("Cerullo"), has been marked by: (i) questionable intercompany financing whereby, among other things, DVI BC credit lines were used by MSI to make payments on DVI FS contracts; (ii) the avoidance of loss recognition with respect to poorly performing sites by arranging for Cerullo and/or MSI to take over the sites and rewriting the original contracts, notwithstanding the extremely questionable qualifications and performance cxiv
related history of Cerullo and MSI; (iii) the rewriting and "recycling" of contracts into securitization and financing pools; and (iv) potentially improper revenue recognition on certain contracts (e.g., the booking of one contract value at $4.1 million with no substantiation/documentation for approximately $1.1 million thereof; without any valid justification, the resumption of revenue recognition on a contract that had been repurchased from a securitization pool and income recognition on which had been suspended; and continued use of a contract where possibly the underlying equipment may have been non-operational).

         (2) Ten Square: As detailed in Appendix H, this borrower/site operator dissolved in mid-2001 and the equipment was repossessed; by no later than October 2001, Third Coast Capital, involved with this deal having started loaning funds to Ten Square in 2000, recommended to DVI a charge-off of approximately $1.68 million. Nonetheless, DVI avoided taking any loss until well over a year later in December 31, 2002, after lining up another entity to take some of the equipment.

         (3) Tampa Cardiovascular and Surgery Center LLC: As detailed in Appendix I, notwithstanding the fact that this borrower closed for business in October 2001, DVI did not repurchase the relevant contracts out of securitization pools until seven months later, trying in the interim to find another operator to take over the site and contracts and avoid any loss recognition, and indeed did not recognize any losses on these contracts until May 2003, more than a year and a half after the center had closed.

         (4) Bell Geo: As detailed in Appendix J, DVI's relationship with Bell cxv

Geospace, Inc. ("Bell") began in late 1998 with a $2.8 million equipment financing agreement. Bell subsequently filed for bankruptcy in 1999, and notwithstanding DVI's repeated rewriting of the Bell contracts over the years, payment delinquencies continued. Nonetheless, DVI never recognized any losses or set up any loss reserves with respect to the Bell contracts, while continuing to use such contracts initially in securitization pools and later as collateral for the Fleet line. The present, rewritten contracts remain in default, with an aggregate balance of nearly $4 million remaining, with respect to which DVI has not recognized any losses or set up any loss reserves.

         (5) Wendt-Bristol: As detailed in Appendix K, DVI's relationship with Wendt-Bristol Health Services Corp. and its affiliates ("Wendt-Bristol") began in early 1996, and through the years, as the various Wendt-Bristol contracts went into payment default, DVI repeatedly repurchased such contracts from securitization pools, rewrote the contracts, and recycled them into other subsequent pools. Most or all of the rewritten contracts were ultimately rewritten into a single contract in August 2001, which was subsequently used in another securitization pool. In April 2003, this contract was repurchased by DVI and rewritten and then used for the WestLB line. In late 2003, this contract was finally suspended. In line with what appears to have been DVI's consistent practice with respect to a number of contracts, not surprisingly, no losses were ever taken and no loss reserve was ever set up with respect to the Wendt-Bristol contracts.

D.       DVI BC LOSS RESERVE

         As previously stated, DVI BC involves medical receivables financing that allows cxvi
for the providing of loans to healthcare providers that are secured by the receivables. The typical loans on the BC side range from $1 million to $12.0 million. Unfortunately, BC became the directed provider of loans to those troubled FS contracts on the verge of default. Most of these loans were provided under the direction of either O'Hanlon or Miller and a significant number never passed through the approval process. Often, these BC loans were paid by FS and folded into new, "rewritten" contracts (with the BC loan added to the principal amount) which would subsequently be recycled by DVI FS in other securitization pools.

         The BC financial adjustments following the filing of the bankruptcy petition are further evidence of DVI's apparent, long-standing unwillingness to recognize loan losses with the attendant reduction of income. Prior to the bankruptcy, as of June 30, 2003, BC had projected a loan loss reserve of approximately $1.54 million on loan receivable balances totaling over $280 million, or a reserve of one-half of 1% (Exhibit 46). Subsequent to the bankruptcy and the appointment of the Examiner, Terry W. Cady, Senior VP at DVI, provided a detailed analysis of outstanding receivables as of October 2003, that projected a present estimated loss from $59.8 million to $111.4 million on the $282.5 million loan balance, or a projected write-off from 21.2 % to 39.4 %, or from 38 to 71 times higher than the pre-bankruptcy estimate (Exhibit 47).

         Many apparently well-intentioned employees of DVI have cited the bankruptcy as the primary cause of the substantial increase in the recognition of write-off losses from June 30, 2003 to the date of the Examination, reasoning that many of the normal avenues cxvii
of collection have been minimized due to the bankruptcy. While it is entirely possible that some moderate or small increase in receivables write-off may occur upon the filing of a bankruptcy, the Examiner categorically rejects this notion as nonsense. The entire consolidated DVI Allowance for Losses on Receivables as of June 30, 2003 was estimated at approximately $17 million (including the $1.54 million of DVI BC as referenced above) (see Exhibit 26). It is in the opinion of the Examiner that the reflection of $17 million as a reserve for existing loan losses at that period was a serious and purposeful misstatement, and the appropriate reserve for loan losses at that period should have been ranged $75 million to $120 million. As noted above in Section III.A.2.d., the aforementioned reserve is only representative of existing loan reserve losses for those assets held on the balance sheet of DVI. As previously stated, the preponderance of loans being held in an "off balance" sheet capacity within the securitization pools is not suspect, being paid in the agreed upon manner. It would be entirely inappropriate to make an inference that all of the loans in existing pools should require a similar increase in reserves for loan losses

E.       DVI'S IMPLEMENTATION OF SFAS 114

         SFAS 114 was instituted in 1995 and provided, among other things, that a creditor must recognize a loss on a loan when the loan becomes "impaired" (Exhibit 5). See SFAS 114 Summary, Paragraphs 8, 13. "A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan
agreement....This Statement does not

                                     cxviii
specify how a creditor should determine that it is probable that it will be unable to collect all amounts due according to the contractual terms of a loan. A creditor should apply its normal loan review procedures in making that judgment." Id. at Paragraph 8.

         A simple example, also used above in the DVI Gain/Loss in Inventory Analysis (Section III.C.3.), is illustrative of the concept. Assume an outstanding loan balance of $4 million is secured by imaging equipment and through a series of events, DVI has repossessed or taken some other form of possession of this equipment. We should further assume that an independent analysis of the imaging equipment yields a value of $1 million. Based on these assumptions, proper implementation of SFAS 114 would necessitate the recognition of a write-off or "loss on receivables" (properly allocable to the income statement) of $3 million ($4 million net investment less established collateral value of $1 million). The $1 million collateral value would be categorized on the balance sheet as Inventory of Repossessed Equipment, the DVI net investment of $4 million would be removed from the DVI balance sheet, and a $3 million loss would be recorded on the income statement.

         The ultimate implementation of the requirements inherent in SFAS 114 by DVI reflects a further insight into the well-entrenched corporate philosophy at DVI to avoid the recognition of loan losses while formalistically adhering to the written parameters of SFAS 114.

         Based upon interviews with Boyle, notwithstanding the fact that SFAS 114 was in effect as early as 1995, due to the manner in which it had restructured its troubled loans,

                                      cxix

DVI did not feel a need to recognize a significant loss pursuant to SFAS 114 until 2002, at which time DVI memorialized certain internal procedures regarding SFAS 114 (the "SFAS 114 Procedures") (Exhibit 48). According to Boyle, the genesis for the creation of written SFAS 114 DVI Procedures started in 2002, when, for reasons which remain unclear at this point in time, a number of DVI contracts were restructured in such a manner that DVI was required to recognize losses under SFAS 114. When faced with the need to recognize such losses, O'Hanlon resisted and demanded additional insight and guidance from Deloitte. It was during this time period that the Accounting Department, with apparent input from Deloitte, prepared the SFAS 114 Procedures. Deloitte ultimately recommended that any DVI contract 61 days or longer delinquent be automatically presumed as impaired, in which case an assessment of impairment would be required and a corresponding loss would be recognized under the standards of SFAS 114. This 61-day delinquency "impairment" concept was adopted and memorialized in the SFAS 114 Procedures. (Exhibit 48, pp. 2, 3.)

         However, in order to avoid having a contract to be considered impaired under those Deloitte-suggested guidelines, DVI's practice, as reflected in the SFAS 114 Procedures, became to rewrite the troubled contract prior to becoming 61 days delinquent (for example, to rewrite the contract with a "replacement obligor" to manage the relevant site). See SFAS 114 Procedures (Exhibit 48), p. 3 ("The primary defense against recognizing a loss is to avoid qualifying as an `impaired' loan."), p. 4 ("Remediation should occur before contracts become 61 days delinquent.").

                                      cxx

         DVI apparently intended the implementation of this policy as a method to avoid recognizing losses pursuant to SFAS 114, irrespective of whether the rewritten contract was a truly economically different contract. The DVI policy provides "[e]stablish a new and separate contract with a new obligor [because] [t]his avoids association with the old contract" and, according to the policy, "[t]he contribution of 10% equity by the new obligor provides evidence that a new contract exists." Id., p. 4. Somehow, according to the thought process espoused by DVI, this rescuing of a contract just prior to the expiration date of 61 days, by whatever means, cleansed the loan of any "impairment" and washed away the notion that DVI may be "unable to collect all amounts due according to the contractual terms of a loan".

         As evidenced by the SFAS 114 Procedures, the directive from DVI's management to the Credit, Workout and Accounting personnel was clear: Any measures could be taken, and all efforts should be made, to avoid SFAS 114 loss recognition on any restructuring of troubled debt (i.e., DVI contracts and loans).

         During discussions with accounting personnel at DVI, many took refuge under the formalistic procedures of SFAS 114. The Examiner understands the tendency of companies situated such as DVI to believe that once they have complied with the prescribed structure of SFAS 114 to believe that they have fulfilled their obligation to the accounting theory. This formal adherence to the structural details of accounting treatment without the benefit of looking at the entire transaction as a whole is an opiate that lulled DVI accounting personnel into thinking the accounting treatment was cxxi
reflective of the transaction. The Examiner disagrees with the triumph of accounting form over the actual substance of the transaction.(27)

F.       DVI'S "ADDICTION" TO SECURITIZATIONS

         The access to capital markets was both a blessing and a curse to DVI. If the financial elements of the underlying loans comprising the securitization were sound and the delinquencies held to a moderate level, the cash flow emanating from a bi-annual securitization pool was predictable and allowed for the continual revitalization and renewal of underlying loan facilities. There was also a residual factor that would accrue to DVI upon the completion of the pool process, assuming the collectibility of the underlying collateral base.

         However, in the proverbial "good news" and "bad news" scenario of business operations, the "good news" for DVI is the bi-annual securitization pools represent a reasonably reliable income stream and resultant cash flow, that has been developed over a period of years that allows for a moderate level of predictable income; the "bad news" is if the income stream generated from the regular introduction of securitization pools to the investor market is interrupted, lessened or denied DVI for any reason, the major portion

--------------------------
(27) The proper implementation of SFAS 114 was of considerable importance to DVI and it is referenced liberally throughout the Examiner's Report. The SFAS 114 Procedures document the specific procedural steps to be taken by DVI in order to AVOID the recognition of losses on restructured loans pursuant to SFAS 114. The Examiner believes it is important to note that the internal DVI document establishing the procedures to be employed under SFAS 114 is intended to provide guidance to assist DVI in avoiding the recognition of losses on loans falling under its purview. Those procedures are not intended to evade those losses, but avoid them under the established parameters of SFAS 114. While the Examiner often criticizes the implementation of those procedures by DVI, he believes that distinction to be important.

                                      cxxii
of income and resultant cash flow for DVI may quickly become non-existent with all of its attendant repercussions. In essence, DVI would "die on the vine" without continual access to new securitizations.

         DVI's dependency on securitizations was complicated further by the ever decreasing amount of available credit with which to fund contracts for the next pool. The securitized pools, with their attendant revenues and cash flows, continued to increase over time.

         A rather cursory review of the balance sheet of DVI shows the capital difficulties inherent in the ever increasing size of the securitization pools. Following any securitization, DVI's credit lines and "on balance sheet" and "off balance sheet" warehousing lines would be at their lowest balances due to the large infusion of cash generated by the securitization. The available credit then existing on any of these facilities could then be used to finance the next six months of newly written loans and rewritten older loans that would be placed in the subsequent securitized pool. Whether intentionally or by simple coincidence, DVI would complete a securitization just prior to the close of its fiscal year end in June. As a result, the lines of credit and warehousing facilities would be paid down to their lowest balance.

         Each division or section, FS, BC and International, had its own respective credit lines and warehousing lines. Each functioned independently and cross-over was almost impossible. As a result, if BC and International had available credit, which they often did, FS could not access that credit to create loans for the next securitization. As cxxiii
referenced previously, on the contrary, FS had used its capital base and funds to meet both BC and International capital needs. Simply put, FS could only look to its own credit lines and warehousing lines to fund the new securitizations and those lines experienced steady evaporation as DVI was required to repurchase troubled loans from existing pools.

         Exhibit 49 attached hereto demonstrates that, as of June 30, 2000, DVI FS had a total of $423 million of net available credit from the existing lines of credit and warehousing facilities. Exhibit 49 also reveals that the subsequent two securitizations were $274 million for the November/December 2000 time frame and $325 million for the May/June 2001 time frame. At least for this period of time, it appears DVI FS had sufficient available credit to house the contracts to be included in the upcoming securitizations. This, of course, assumes that none of the existing credit would be needed to fund advances to repurchase or substitute loans from existing securitizations.

         However, by June 30, 2001, serious problems started to surface as DVI FS had only $301 million of available credit and the upcoming securitizations would be $430 million and $454 million. This would compel DVI to use contracts already housed on the existing lines of credit and warehousing facilities to create the new securitized pools. It also would drive DVI to almost completely clear the lines of credit and warehousing facilities in order to accommodate new loans, which it had not been able to do for many years. In particular, the Fleet line of credit was saturated with a number of loans which, for a variety of reasons, could not be down-streamed into a securitization and thus converted to cash. This demanding credit situation was further exacerbated by the cxxiv
dwindling amount of available credit, the ever increasing size of each succeeding securitized pool, and the ever increasing need, established by prior practice, to replace loans in peril of default from the prior pools.

         Although the amount of available credit increased as of June 30, 2002, the increase in the volume of the pools quickly consumed the net available credit. As growth ensued, there was an impetus for the securitized pools to increase in size over time, which allowed DVI to report ever increasing revenues and benefit from the resultant increase of cash flowing from each successive securitization.

         It becomes painfully obvious, especially beginning in about October 2002, that many contracts simply were not going to be eligible to be included in securitizations. This problem accelerated the fraudulent practice of including these ineligible contracts as collateral on the Fleet credit line, which may have commenced as early as 1999 (see discussion in Section III.H. ("Ineligible Collateral and Double Pledging of Assets")). While there can be absolutely no justification for this fraudulent procedure, the shortage of available capital to fund operations as well as the increasing demands imposed upon DVI to fund international operations, BC overadvances, and the deteriorating collateral base through unwise lending practices compelled DVI to either obtain additional working capital from any available source or close its business operations. It is a sad commentary that DVI chose to access capital by engaging in illegal and unethical conduct.

         In addition to the use of ineligible collateral, as discussed above, DVI rewrote and/or reworked existing contracts so they could be folded into a securitization pool and cxxv
yield precious cash. The economics of some of these flawed contracts (see discussion above in Section III.A.2.d. ("Erosion of DVI's Loan and Collateral Base")) was so exaggerated that even though they technically qualified for a pool they were absolutely predestined for default. This fact is confirmed by the analysis (see next section) of Pool #31, issued in November 2002, and Pool #32, issued in May 2003, where a significant portion of the contract dollars represent rewritten contracts as DVI did not have the available credit to fund enough new contracts to complete the next securitization.(28)

         1.       ANALYSIS OF SECURITIZATION POOLS #31 AND #32

         As indicated in Exhibit 50, Pool #31 included 553 FS contracts representing $381,137,448 (average contract size of $689,218). Eighty-three (83) in number, or 15.0% of the number of contracts, were rewritten contracts. However, $91,912,042, or 24.1% by dollar amount, represented rewritten FS contracts. In addition, the average rewritten FS contract was for more than $1.1 million, while the average non-rewritten FS contract (470 contracts) was $615,373.

         A review of Pool # 32 reflects 583 FS contracts representing $380,741,439 (average contract size of $653,073). Ninety-one (91) in number, or 15.6% of the number of contracts, were rewritten contracts. However, $135,355,599 or 35.6% of the total dollars represented rewritten FS contracts. The average rewritten FS contract was almost

--------------------------
(28) The Examiner has analyzed the rewritten contracts included in the last two securitization pools completed by DVI - Pool #31 and Pool #32. Due to time constraints, it is possible that a few rewritten contracts may have been missed during that analysis. SPG contracts were purposely excluded from the analysis as they tended to be much smaller in size and generally did not undergo major rewrites.

                                     cxxvi

$1.5 million, while the average non-rewritten FS contract amount (492 contracts) was only $498,752.

         A review of other pools also yielded the central fact that approximately 30% of all contracts in those pools were ultimately prepaid, repurchased or substituted out of the pools. It is somewhat obvious that in light of the aforementioned capital demands and imposed company policy, those contracts were not written off and accordingly, must either be rewritten and re-securitized in order to generate cash or held as "on balance sheet" contracts which congest the debt facilities and ultimately draw on precious capital by remaining "cash funded" by DVI.

         Thus, the last securitization pool # 32 contained such a large portion of these "delinquency retreads" that the estimated repurchases, substitutions and rewrites may very well exceed 30%.

         2.       ANALYSIS OF SECURITIZATION POOL #24 - IN DETAIL

         An analysis of securitization Pool #24 further illustrates some of the issues discussed above and provides a number of related insights. Created in May 2000, Pool #24 contained approximately 694 contracts at the petition date and, under normal circumstances, would likely have closed during late 2005. (At that point, the aggregate discounted balance left on the securitized contracts would have been low enough so that the corresponding securitization would have been closed.) However, the bankruptcy filing of DVI will undoubtedly affect the actual closing date of this pool.

         As of the inception date, the net present value of the contracts in this pool was cxxvii

$292,528,909, of which $202,195,616 was allocated into "Pool A" and $90,333,293 into "Pool B". Each securitization pool is comprised of a Pool A, consisting of off-balance-sheet contracts (those that are treated as sold by DVI to the SPV as part of the securitization), and a Pool B, consisting of on-balance-sheet contracts (those remaining and treated as assets of DVI). Importantly, over the years, DVI had been transitioning more so to off-balance-sheet treatment; in 1997, the ratio of contract dollar amounts in Pool A to Pool B was approximately 2:1, and with respect to the most recent securitization pool (created in May
2003), that ratio was 4:1. One clear effect of this increase in off-balance-sheet treatment was an increase in DVI's revenues (more revenue gains would be recognized as more contracts were treated as sold assets).

         Based on the Examiner's review of the monthly servicer reports for Pool #24 prepared by DVI and submitted to the Indenture Trustee and the SEC, DVI presented the performance of this pool in a very positive light. Absolutely no defaulted contracts(29) were reported in the servicer reports until the August 31, 2003 report (approximately 40 months after the creation of this pool).(30) It is not surprising that some defaults were reported at that point - shortly after the petition date - given DVI's bankruptcy filing and the increased scrutiny afforded during that period. Another section of the monthly servicer reports, entitled "Pool Performance Measurements", was ostensibly designed as

--------------------------
(29) Contracts with payments or portions thereof more than 180 days past due and where DVI declined to advance monies or the contract was rejected in a bankruptcy proceeding.

(30) The relevant information is listed in the servicer reports in the section therein entitled "Cumulative Detail of Defaulted Contracts". Two minor, defaulted contracts were reported in the August 2003 servicer report.

                                    cxxviii
another indicator of the overall performance of the pool. One measure therein was comparison of the discounted amount of the contracts considered delinquent (contracts with payments more than 90 days past due) against the total discounted pool balance, using three-month running averages. With respect to Pool #24, as of April 30, 2003, this ratio was reported at a very low 1.80%.

         Further, as reflected in the servicer reports, relatively minimal amounts of delinquent or performing contracts were "substituted" by DVI with replacement contracts. Generally, under the applicable Contribution and Servicer Agreement, the total amount of substitutions could not exceed 10% of the original discounted balance of either Pool A or Pool B. The reported, aggregate substitutions with respect to Pool #24 have never come close to this 10% ceiling.(31) Notwithstanding this positive sheen per the servicer reports, it appears that, as of this date (as noted, this pool has not yet closed):

         (i) with respect to almost 50% of the total amount substituted for so-called "performing" contracts,(32) DVI simply substituted the pool contracts with reworked versions of the same underlying transaction (often times, to provide for more favorable payment terms to the borrower), and with respect to the balance of the total substituted amount, while the replacement contracts may appear to be related to different transactions (rather than simply being reworked versions of the substituted contracts), the contracts that were taken out of the pool were subsequently reworked or recycled and placed into other pools or pledged to other credit facilities; and

         (ii) with respect to substituted, delinquent contracts,(33) most of all such replaced contracts were reworked and placed or recycled into other securitized pools or pledged to other credit facilities.

--------------------------
(31) The relevant information is listed in the servicer reports in the section entitled "Cumulative Detail of Substituted Contracts - Non-Performing".

(32) So far, DVI has substituted approximately $6,226,137 in so-called "performing", non-delinquent contracts in pool #24.

(33) So far, DVI has substituted approximately $10,742,200 in delinquent contracts in Pool #24.

                                     cxxix

As made clear by the foregoing, DVI has not hesitated in recycling its contracts, including its poorly-performing loans or sometimes those loans clearly hopelessly incapable of performing pursuant to the terms of the contract.

         In addition to the "substitution" mechanism in Pool #24, DVI used even more extensively both "prepayments" and repurchases of contracts. Thus far, DVI has reported early terminations of contracts in Pool #24 either through prepayments or repurchases by DVI totaling approximately $58,734,220. Due to the fact that there are no relevant breakdowns in a number of the monthly servicer reports it appears that of this total amount, (i) approximately $20,581,507 is attributable to prepayments purportedly made by the applicable obligors(34);
(ii) $13,719,409 is related to repurchases by DVI of delinquent contracts; (obviously, the repurchases were done using DVI funds from financing or operations), further tightening DVI's liquidity ; and (iii) $24,433,304 is related to various contracts, most of which were not delinquent, and prepaid by DVI (see Exhibit 51). Importantly, with respect to item (iii), the Examiner has verified that a significant portion of the alleged prepayments were, in fact, made by DVI, and the related contracts were reworked and subsequently used in other pools.

         Altogether, with DVI's use of substitutions, prepayments (to a substantial extent, funded by DVI), and repurchases, there has been a large turnover of contracts in Pool #24 -- approximately 25.88% of the discounted pool balance has been turned over-- and many

--------------------------
(34) Included in this amount is approximately $7.7 million related to the period May 2003 through August 2003, where no breakdown into prepayments and repurchases is available.

                                      cxxx
of those contracts were replaced or taken out from Pool #24 and later reworked and recycled in other securitization and/or financing pools. See Exhibit 51 (Pool #24 Analysis).

         The Examiner also analyzed securitization Pool #21 (see Exhibit 52 (Pool #21 Analysis)) and the results and findings are similar to those found with respect to Pool #24; likewise, a review of the various other securitization pools reveals a relatively compact and comparable range of overall contract turnover rates in most of the other pools as well (see Exhibit 53 (Summary of All Pools - Prepayments, Repurchases and Defaults)(35)).

         In short, while many of the delinquency and other figures reported in the monthly servicer reports may have been "accurate" according to the liberal and perhaps ambiguous reading of the documents, these servicer reports provide an incomplete and misleading representation. Combining all of the relevant elements of Pool #24, and considering the surrounding circumstances (including, for example, the prepayments actually being funded by DVI), the performance of Pool #24 was significantly less positive than as it was depicted in the servicer reports. Based on the other evidence presented herein, and in line with the statements and admissions of Steven Garfinkel and other DVI personnel, it is difficult not to conclude that DVI used the prepayment, repurchase, substitution, and contract rewriting mechanisms to keep its rates on delinquent and defaulted contracts, as reported in the servicer reports, at artificially low

--------------------------
(35) Not surprisingly, the applicable turnover and other statistics for the newer securitizations are relatively lower because of their more recent origin.

                                     cxxxi
levels.

G.       IMPROPER GAIN ON SALE AND OTHER IMPROPER REVENUE RECOGNITION PRACTICES

         1.       IN GENERAL

         As discussed in Section III.A.1. above, DVI's former CEO and President, Michael O'Hanlon, had high expectations for the DVI companies and drove other members of management to strive for lofty goals; unfortunately, DVI would try to meet these expectations and reach these goals by "cutting corners" and through manipulation and abuse of various mechanisms. O'Hanlon's mentality is evident in an early memorandum he sent to Garfinkel and Boyle:

         "I have been giving the recent budget presentation a great deal of thought. Perhaps I have a different view of the budget process than others, but I do not believe that a budget should be an extrapolation of last year's results to produce a `number' for Wall Street, but a challenging plan for business unit heads to produce certain results that mean something....

         .... Business Credit, Domestic operations, and Latin America all had excessive non-performing loans. You will agree that we must improve our performance in this portion of our business yet our 2001 budget simply carries forward that same percentage of problem loans. Where is the challenge to management in that regard? Our budget should call for a 20 to 25 percent drop in non-performing loans....

         In Latin America we need to address several points. First, our reserves are way too high.... We also need to challenge management to perform by controlling their portfolio much better in 2001. We should adjust our non-accrual budget accordingly....

         I would ask that you to go back and take a more aggressive view on some of the areas I have mentioned. I know we all expect to do one hell of a lot better in 2001 than this budget shows. I would like to see a more aggressive plan."

O'Hanlon Memorandum dated August 14, 2000 to Garfinkel and Boyle (Exhibit 54).

                                     cxxxii

While this mentality may have been benign in its inception, it soon led to institutional pressures to meet unrealistic performance targets, regardless of the means.(36)

         2.       MANIPULATION OF ON AND OFF BALANCE SHEET ACCOUNTING

         For accounting purposes, DVI's securitizations have been (are) treated either as financings ("on-balance-sheet" transactions) or as sales ("off-balance-sheet" transactions). In an on-balance-sheet transaction, the contracts and loans being securitized remain on DVI's balance sheet as an asset for their originally contracted term and the proceeds raised are accounted for as long-term debt (limited recourse discounted receivables) in which no upfront gain or loss is recognized. In a transfer classified as a sale or off-balance-sheet, DVI removes the contracts from its balance sheet, having been transferred to the securitization SPVs, and immediately recognizes a gain on the sale of these contracts (i.e., income). (While the transaction is off-balance-sheet, the retained

---------------------
(36) See Garfinkel Memorandum to O'Hanlon, dated October 31, 2000 (DVI04-2273) (Exhibit 55), p. 2 ("There is a growing perception of an ever-widening gap between the reported situation and realistic potential situation for the suspended income and loss levels"); Note from Garfinkel to O'Hanlon (DVI04-539) (Exhibit 24), p. 4 ("Harold [Neas of Deloitte & Touche] has said Garfinkel and Colasanti have been compromised by an overbearing CEO."); "Challenges and Solutions" Memorandum (DVI04-557) (Exhibit 24), p. 1 (listing issues including "GAAP vs. Garf" and "Workout: `We need to live with Garfinkel's budget'"); Email note regarding Fleet (DVI04-1994) (Exhibit 56) ("Indicated that it is essential that we meet profitable projections in the future"); December 20, 2000 Email from Steven Carter to Garfinkel (DVI04-2388) (Exhibit 57) ("In view of the pressure on profits for this quarter would you prefer to delay the re-booking of this transaction until Q3, or should we take the pain now?"); Garfinkel Note to O'Hanlon (DVI04-0123 to 0124) (Exhibit 58) ("We are at $0.38 cents having already pulled everything we can think of out of the hat.... [W]e are trying to buy time to make sure Deloitte does not challenge anything more and we can find some additional income."); Colasanti Interview Memorandum dated February 25, 2004 (reiterating that there was a corporate philosophy to not allow for a reasonable recognition of loss write-offs and that such a philosophy was rigidly maintained and enforced by O'Hanlon and Miller).

                                    cxxxiii
interests held by the Companies continue to be on-balance-sheet assets of the transferor, but assets of a different kind.) One obvious advantage or effect of using an off-balance-sheet structure is that it accelerates DVI's recognition of revenue and income that would otherwise be recognized over the term of the underlying contracts. SFAS 140 (formerly SFAS 125) governs as to whether a particular transaction is properly accounted for as off-balance-sheet or on-balance-sheet (Exhibit 5).

         DVI has represented to the SEC that there are two main reasons justifying its treatment of a particular securitization or transaction as off-balance-sheet, rather than on-balance-sheet. See DVI Letter to SEC dated April 25, 2002 ("SEC Letter #1") (Exhibit 27), pp. 7, 8. The first purported distinguishing feature is that a two-step SPV structure is used in the case of off-balance-sheet transactions, and a one-SPV structure (use of only a single SPV which issues the notes directly to the investors) is used in the case of on-balance-sheet transactions. Notwithstanding DVI's explanation, clearly this factor alone is insufficient to justify the difference in accounting treatment, given that each of the nine active DVI FS securitizations appears to implement a two-tier SPV structure (i.e., DVI transfers the assets to an intermediate SPV which subsequently transfers them to the issuer SPV) and yet, the DVI Companies treat certain portions of each securitization as a sale and the balance as a financing (that is, each of the nine securitizations is a "mixed bag" of a portion of the proceeds classified as related to a sale and accounted for off-balance-sheet ("Pool A" contracts), and the other portion classified as related to a financing and thus accounted for on-balance-sheet ("Pool B" contracts)). See, e.g., DVI cxxxiv

Form 10-K (Exhibit 59), p. 12 ("in our May 2002 securitization of $455.0 million, $337.0 million was structured as a sale and $118.0 million was structured as a financing").

         With the first purported distinction insufficient by itself to justify off-balance-sheet treatment, DVI cites as the second factor the extent of the rights and obligations of DVI relating to the substitution or repurchase of contracts (the assets) in the securitization pools. (In its response letters to the SEC, DVI seems to focus at different times on different elements of this factor (15% ceiling on repurchases, 10% ceiling on nonperforming substituted contracts, etc.), but these elements appear interrelated.) Specifically, in the case of an on-balance-sheet financing, the servicer (generally DVI) has more discretion and rights in substituting contracts in the relevant pool (Pool B) (essentially unrestricted discretion to remove up to 10% of the contracts and loans in Pool B, as well as other more qualified rights), in contrast to an off-balance-sheet sale, where the servicer has only a limited or conditional right to substitute contracts and loans in the relevant pool (essentially DVI can remove only certain nonperforming or prepaid contracts and loans in Pool A, subject to certain caps). See SEC Letter #1 (Exhibit 27), p 7; DVI Letter to SEC dated May 20, 2003 ("SEC Letter #4") (Exhibit 6) (DVI response to Item 16). Pursuant to SFAS 140 (formerly SFAS 125), an unrestricted ability to take back the contracts (in this case, from Pool B) typically precludes a transaction from being classified as a sale, because the transferor retains substantial control over the assets, as opposed to a true sale, where only trivial or no control is maintained and cannot be unilaterally exercised by the transferor.

                                     cxxxv

         Notwithstanding the issue of whether DVI's accounting treatment was justifiable as set forth in the operative legal documents, the real problem is that DVI in its sole discretion "substituted" or effectively substituted contracts (through prepayments) in and out of Pool A (off-balance-sheet contracts) at a rapid rate. That is, as a practical matter, regardless of the technical restrictions on substitutions of contracts in Pool A justifying off-balance-sheet treatment, DVI exercised substantial and largely unfettered control of contracts going in and coming out of Pool A, so much so that the technical restrictions were basically rendered meaningless, and accordingly, DVI's off-balance-sheet accounting may not have been proper. See also discussion in Section III.B.2.a. regarding DVI's acknowledged "practice" of repurchasing non-performing contracts.

         Importantly, over the years, DVI had been transitioning more so to off-balance-sheet treatment; in 1997, the ratio of contract dollar amounts in Pool A to Pool B was approximately 2:1, and with respect to the most recent securitization pool, that ratio was 4:1. One clear effect of this increase in off-balance-sheet treatment was an increase in DVI's revenues (given more revenue gains would be recognized as more contracts were treated as sold assets). For example, during the fiscal year (FY) ended June 30, 2000, DVI completed two securitizations, with $413.3 million of off balance sheet contracts and $149.5 million of on balance sheet contracts, and reported gain-on-sale of $25.7 million; during the FY ended June 30, 2001, DVI completed two securitizations, with $459.5 million of off balance sheet contracts and $139.2 million of on balance sheet contracts, and recognized gain-on-sale of $37.1 million; and during the FY ended June cxxxvi

30, 2002, DVI completed two securitizations, with $660.6 million of off balance sheet contracts and $223.7 million of on balance sheet contracts, and recognized gain-on-sale of $54.2 million. DVI strived to meet lofty income targets whether by legitimate operations or by manipulation; increasing its off-balance-sheet transactions, whether justifiable as such or not, was one significant means by which DVI was able to do so.

         3. INCOME RECOGNITION ON CONTRACTS 180 DAYS OR MORE DELINQUENT AND OTHER SUSPENDED CONTRACTS

         In another readily-apparent attempt to inflate its revenues, DVI persistently continued to recognize income gains on contracts that were more than 180 days delinquent in payment or had been originally suspended for other reasons. Beginning in 2000, Deloitte stated to DVI that this practice was unjustified and improper, and in response, DVI represented it would institute and had instituted a formal policy pursuant to which DVI would suspend any income recognition on accounts greater than 180 days delinquent, with allegedly very few exceptions.(37) According to Garfinkel, DVI's former

-------------------
(37) See Internal DVI Memorandum regarding "3rd Quarter Items" (DVI04-2029) (Exhibit 60), p. 2 ("Unlike past quarters during the current fiscal year, Deloitte noted no income accrued for contracts past due 180 days and for which there were no recent cash payments. Deloitte has cited this issue as a potential material weakness during past quarters and has contacted the audit committee to inform them of the inadequate documentation which exists to support the continued recognition of income for such contracts as well as the lack of an internal policy for consistent accounting for income on such delinquent contracts. Deloitte had included the accrual of income as a management comment as a result of our June 30, 2001 audit. As of July 1, 2001, the Company instituted a formal policy whereby income on all contracts delinquent 180 days was suspended. During Q2, DVI management informed Deloitte that this policy has been rescinded as the policy that was approved was deemed to be unpractical given the nature of DVI's receivables. Management has continued to evaluate the collectability as disclosed in its 10-K by considering the specific delinquencies, historical loss experience, asset valuations, assessment of collateral and strength of guarantors, and legal options to enforce management changes or sustain legal positions.").

                                    cxxxvii

CFO, DVI could continue to accrue income on contracts more than 180 days delinquent so long as DVI's loan workout group (more specifically Matt Colasanti) approved such accrual. On December 31, 2001, Deloitte pointed out to DVI that it was apparently not complying with this policy; that DVI was continuing to recognize income on severely delinquent accounts. In short, DVI was simply paying "lip service" to this announced DVI policy. DVI responded to Deloitte that it would be rescinding this policy, effective as of the third quarter of 2002. In its Management Letter to DVI's Board for fiscal year end 2002 (Exhibit 61), Deloitte explained to DVI that this matter was a "Reportable Condition", and in other communications, recommended to DVI that the policy be reinstated. According to Boyle, DVI's CAO, in an interview, the direction to rescind the policy expressly came from Garfinkel, DVI's CFO; given that O'Hanlon generally had the "final say" on such matters, the Examiner suspects that the ultimate decision on the rescission of the policy was made by O'Hanlon. In all events, DVI's management viewed the policy - to which it had evidently not even strictly adhered to when it was effective - as too restrictive in light of DVI's aggressive (to say the least) workout, income recognition, and loss allowance policies.

         In sum, for the sake of appearance, DVI had adopted for a brief period a formal policy on prohibiting income recognition or accrual with respect to suspended and severely delinquent accounts, but DVI never adhered to that policy, and at the end, by some accounts, DVI formally scrapped the policy. During the periods that the formal policy was ostensibly in place, DVI evidently made numerous exceptions (as noted

                                    cxxxviii
above, even under the formal policy, suspension of income could still be and was in many cases overridden by the CEO). In all events, whether a formal policy was in place or not, DVI persistently continued to improperly recognize or accrue income on numerous contracts that were 180 days or more delinquent.

         4.       INCOME RECOGNITION ON REPURCHASED LOANS

         DVI also improperly recognized income with respect to contracts which it subsequently repurchased from the securitizations. As discussed above, when DVI sold a contract into a securitization (off-balance-sheet treatment), it would recognize current income on the asset transferred. If DVI subsequently repurchased the contract from the securitization, it would have to reverse some or all of the income previously recognized. But instead of properly adjusting its income with respect to the contract, DVI saw yet another opportunity to keep its revenues artificially inflated. For example, DVI recognized over $1 million in revenue when it transferred in 1999 the Sylvania Diagnostics Account #0066-8 into Pool A in securitization pool 19; however, when this contract was repurchased from the pool in March 2000, DVI still kept on its books approximately $375,000 of the prior-recorded revenue. (See Appendix C. Additional examples are detailed in Section III.C. ("Specific Transaction and Other Examples") and the related Appendices.)

         5.       INCOME RECOGNITION/ACCRUAL ON LOANS SUBJECT TO FORBEARANCE

         As discussed in Section II.B.2.b.5. above, DVI had substantial flexibility under the operative securitization documents to waive, amend, or forbear as to payment terms cxxxix
under contracts in the securitization pools (provided the contracts were less than 90 days delinquent). See generally Form Contribution and Servicer Agreement (Exhibit 13), sec. 4.02. Whether contemporaneously or "after-the-fact" (see discussion below), DVI rather frequently agreed to forbear from enforcing payment, especially on the larger accounts. DVI has itself acknowledged that, as of July 31, 2003, it had approximately $29 million in contracts subject to forbearance or in the related process of restructure or modification. See SEC Letter dated July 11, 2003 to DVI (Exhibit 62).

         DVI's forbearance practice was largely implemented with very little documentation by DVI evidencing the forbearance and terms thereof. Indeed, Deloitte had criticized DVI on the lack of documentation and, according to Garfinkel, in connection with its June 2002 audit, Deloitte did a "special audit" solely with respect to forbearance agreements. Based on a review of the little documentation that does exist, it is questionable whether there were any reasonable business justifications for many of these forbearance agreements.

         Importantly, there is credible evidence that DVI attempted to rationalize and "paper" after-the-fact its forbearance agreements and arrangements - a reasonable extension of such finding being that DVI may not have had beforehand a good faith, reasonable belief that these contracts were collectible. In an interview with the Examiner, Garfinkel has admitted this "after-the-fact" process implemented by DVI, a process with which Deloitte was involved. In a note from Garfinkel to O'Hanlon and Miller in or about Spring, 2002 (DVI04-2281) (Exhibit 63), Garfinkel had explained the cxl
situation as follows:

         "This is something we need a priority on to create the documentation and policy for justifying not including over $84 million of delinquent accounts in our reported delinquency number....

         I am not sure that Joe [Mallot] and Mat [Colasanti] are up too the task of pulling this together or getting the `for the files' documentation that will be needed. We do not necessarily need forbearance agreements on every account - but do need something that describes what the story is. In many cases, however, a formal forbearance agreement will be needed - some of which we have.

         Our ability to prevail will depend directly on the quality of documentation behind these loans and a believable and enforceable policy."

Exhibit 63 (emphases added). (It appears Garfinkel hand-wrote on this document:
"I need forbearance".)

         Further, as discovered by Deloitte, DVI frequently continued to accrue revenues on contracts subject to forbearance. Only at the insistence of Deloitte, DVI finally disclosed in its 2002 Form 10-K this forbearance practice, but represented that "no losses are expected" with respect to any contracts subject to forbearance. 2002 DVI Form 10-K (Exhibit 64), p. 7 ("There are instances where the cause of a delinquency has been identified, and there is agreement between DVI and the borrower regarding its resolution. The complexity and size of many of DVI's contracts require time to restore them to 'fully documented' status. Agreement with the borrower is documented in a formal forbearance agreement until new contracts are eventually developed. Contracts under forbearance agreements differ from delinquencies in that there is a documented agreement between the parties as to the reason for the delinquency as well as its resolution. The customer's cxli
non-performance is viewed as a temporary disruption, and there is a renewed belief in the viability of the business enterprise. Also, in contracts under forbearance agreements, no losses are expected and confidence has been restored in the borrower's operating performance and ability to meet restructured payments. Contracts under forbearance agreements are not considered delinquent."). While it is true that contracts subject to forbearance agreements may not have constituted "delinquent" contracts under the securitization documents (see Contribution and Servicer Agreement, Appendix I, definition of "Contract Payments"), that certainly does not justify the continued, across-the-board accrual of income under such contracts. Indeed, DVI has at certain periods included contracts on its delinquency lists, noting that collection thereon was not probable; nonetheless, DVI later removed from such lists certain contracts asserting that these were subject to forbearance agreements or in the process of restructuring. See SEC Letter to DVI dated July 11, 2003 (Exhibit 62), p. 3. The Examiner believes this is unreasonable and logically inconsistent - for DVI to purportedly forbear on contracts that DVI did not believe collection was probable.

         Thus, DVI abused or manipulated yet another mechanism in order to artificially inflate its reported revenues.

H.       INELIGIBLE COLLATERAL AND DOUBLE-PLEDGING OF ASSETS

         1.       THE FRAUD PERPETRATED ON FLEET AND GENERAL FINDINGS OF THE
                  EXAMINER

         On August 13, 2003 (Exhibit 2), DVI issued a press release disclosing "the recent cxlii
discovery of apparent improprieties in [Debtors'] prior dealings with lenders involving misrepresentations as to the amount and nature of collateral pledged to lenders". The issue first came to light on or about July 17, 2003, when Fleet was conducting an audit with respect to the collateral securing its line of credit to DVI FS. Specifically, during the course of Fleet's audit, it came to the attention of Susan Gibson (who ran DVI's operations department and was responsible for maintaining and controlling the InfoLease System) that at least two loans known to have been pledged to Merrill Lynch as part of its warehousing line were shown in the InfoLease system as being pledged to the Fleet collateral base as of May 2003.

         As more fully set forth in Gibson's memorandum to John Boyle dated July 24, 2003 (the "Gibson Memorandum", attached to the Report as Exhibit 65), Gibson and Doug Bimmer, a Treasury manager, determined that on July 3, 2003, Andrea Marshall, a cash manager in the Treasury department, had submitted a Contract Adjustment Request Document (CARD), No. 073-028, requesting that, as of May 2003, two loans identified therein be recharacterized in the InfoLease database as being pledged to Fleet, rather than Merrill Lynch. Upon further investigation, Gibson and Bimmer found two other CARDs (Nos. 073-015 and 073-016, copies of which are attached to the Gibson Memorandum) also submitted by Marshall and processed on July 3, 2003, recharacterizing certain additional loans as being pledged to Fleet rather than Merrill Lynch in the May 2003 database. As the Gibson Memorandum notes, because DVI did not have any "whistle blower" policy, she elected to report the issues to her superior, John Boyle, rather than go cxliii
directly to DVI's Audit Committee or Board of Directors. (As noted below, the absence of a formal whistle blower policy may well have prevented this issue from coming to light at a much earlier point in time.)

         As more fully discussed below, there is credible evidence that DVI's practice of pledging to Fleet collateral already pledged to another lender and/or certifying as eligible collateral that was ineligible under the Fleet line was (i) authorized and approved by O'Hanlon, (ii) known to a small, but significant number of DVI's executives, including two who were also members of DVI's Board of Directors (the "Board"), and (iii) possibly known by DVI's entire Board as early as April of 2001.

         As discussed in detail in the previous sections of this Report, for various reasons, DVI was inadequately capitalized and experienced significant cash liquidity problems. Evidently, to put a band-aid on its liquidity problems, DVI, among other things, resorted to double-pledging some contracts and loans and pledging otherwise ineligible collateral to the Fleet line of credit. As explained in Section 6 below, based on a review of the Debtors' records, the Examiner believes that, from the period of January 2001 to May 2003, the total ineligible collateral pledged to the Fleet line of credit ranged from a low of approximately $5.15 million (in January 2001) to a high of $102.1 million (in February 2003).

         2.       THE BUILD-UP TO THE FRAUD

         Steven Garfinkel has advised the Examiner that since he joined DVI as Chief Financial Officer in September of 1995, DVI was always short of cash. Indeed, he cxliv
advised the Examiner that almost immediately upon his retention, in November of 1995, DVI experienced a "cash crunch". (The reasons for DVI's general and consistent shortage of cash are discussed more fully in Section III.A.2. above.)

         Garfinkel advised the Examiner that throughout 1999, DVI had been experiencing liquidity problems, had been able to "slow payments" to vendors but that generally, with respect to cash, DVI had been in a "bunker mentality". According to Garfinkel, the liquidity situation came to a head at the beginning of August of 1999 when Prudential pulled DVI's warehouse line and DVI BC (specifically Cindy Cohn and Mark Asserta) advised Garfinkel (through the Treasury department) that three loans in one of DVI BC's securitizations, with Med Cap Texas and Med Cap Oregon, were about to become ineligible (because of the aging out of their respective underlying borrowing bases) and had to be repurchased from the securitization. According to Garfinkel, this was a $35 million issue that "would sink the company". Any action to repurchase the Med Cap loans would have to be completed by August 10, 1999, the due date for the August securitization servicer report.

         3.       O'HANLON KNEW OF AND AUTHORIZED THE FRAUD

         According to Garfinkel, O'Hanlon took a strong position, saying that DVI BC could not be "cut loose" and that Garfinkel would have to find a way to fund the buyout, which required finding $15 million of cash which DVI then did not have. Garfinkel has advised the Examiner that he "blinked" and suggested that the only solution to raise the additional funds would be to pledge "ineligible" collateral to Fleet, certify the collateral cxlv
as eligible and obtain additional advances. Garfinkel states that he told O'Hanlon that DVI could "go out of compliance" on the Fleet line and that Fleet would probably not discover the problem until January of 2000, when it would conduct its annual audit. Garfinkel advised that he did not have to provide an August borrowing base certification to Fleet until October of 1999 and contends that he urged O'Hanlon to immediately try and raise additional capital from the Pritzkers (DVI's major shareholders) in order to address the problem before the certification was due. To that end, Garfinkel prepared a "cash position" memorandum for O'Hanlon to give to the Pritkzers (DVI04-0018382-91) (Exhibit
66), which he faxed to O'Hanlon in Florida (at the number indicated on the first page of the document). Garfinkel advised that, after a couple of days after preparing and sending the draft memorandum to O'Hanlon, he called O'Hanlon to ascertain his plans to obtain additional funding, and O'Hanlon advised him that "he would find another way to deal with the Pritzkers". To Garfinkel's knowledge, O'Hanlon never delivered the "cash position" memorandum to the Pritzkers or their representatives.

         While the foregoing evidence is based upon interviews with Garfinkel (whom the Examiner finds to be a forthright, truthful and credible witness) and obviously has not been corroborated by O'Hanlon, there is credible independent testimony that establishes that O'Hanlon (either expressly or impliedly) authorized the fraudulent pledging of ineligible collateral to Fleet. Specifically, the Examiner has interviewed Lisa Cruikshank, who in August of 1999 was head of the Treasury department of DVI. While her recollection of the events precipitating the need to falsify compliance certificates is cxlvi
slightly different from Garfinkel's recollection, she was unequivocal in stating that O'Hanlon knew about the "out of compliance" problem from the start and either expressly or impliedly authorized the practice.

         There is also ample evidence that O'Hanlon was kept fully apprised of the "out of compliance" situation (the extent of which is more fully discussed in Section III.H., below) on a monthly basis. Both Garfinkel and Cruikshank have advised the Examiner that O'Hanlon received monthly cash and borrowing base projections that showed the extent of the "out of compliance" problem. The Examiner has found multiple examples of these compliance projections in documents that were located in Garfinkel's DVI files. While the paper trail created by O'Hanlon was far less extensive than that created by Garfinkel (he seems to have rarely, if ever, responded to these projections in writing) at least in a form which still survives, there is one notable exception to the lack of such a paper trail. In about April of 2003, Garfinkel sent a long note to O'Hanlon, urging him to take action with respect to the "hole [that] has taken on unimagined size and consequences" (Exhibit 67). (It should be noted that based upon Garfinkel's own calculations, which were being shared with O'Hanlon, the size of the "hole" at the end of March/beginning of April, 2003 was at least $120 million (see DVI '04-00000571 (Exhibit 68).) O'Hanlon's response was to send back a one-page handwritten note identifying sources of cash he expected to materialize within the next 30 days with a note that "hopefully, this will give you some comfort" (Exhibit 67). (38)

------------
(38) This document, and O'Hanlon's handwritten response, were not found among Garfinkel's documents on-site at DVI but were given to the Examiner by Garfinkel. Garfinkel confirmed to cxlvii

         The Examiner also obtained independent evidence from Garfinkel and Cruikshank regarding two meetings they both had with O'Hanlon in 2000 to discuss his failure to address the "out of compliance" problem. Both Garfinkel and Cruikshank had clear recollections of both such meetings; Garfinkel stated with certainty that the meetings took place in June and September of 2000, while Cruikshank was less certain as to the exact dates but believed that the first meeting was probably in June of 2000. Finally, there are a number of documents that have been produced by DVI, mostly from the files of Garfinkel, which further support and confirm the Examiner's finding that O'Hanlon was fully aware throughout both as to the nature and the magnitude of the fraud being perpetrated on Fleet. There are two documents that are particularly significant in this regard. One, sent by Garfinkel to O'Hanlon in early November of 2002, makes two clear references to the compliance issue, starting off with a statement that "[w]e have been dealing with out of compliance borrowing bases for over two years and somehow managed to survive", going on to discuss DVI's then acute liquidity problem, and finally noting that "any solution however also needs to solve the compliance problems once and for all." See Exhibit 24 (DVI 04-000545-568). The second such document is the five-page memorandum sent by Garfinkel to O'Hanlon in about April of 2003, discussed above. If O'Hanlon was surprised by any of the

----------------

the Examiner that, with the exception of this memorandum and O'Hanlon's handwritten response, he did not remove or destroy any documents maintained in his office at DVI. He maintains that this one particular document, and its response, was removed by him (and no copy left in his office) because he believed that both the letter and the response constituted a "personal" rather than a business communication with O'Hanlon.

                                    cxlviii
statements in Garfinkel's comprehensive memorandum, he failed to show any such surprise in his handwritten response.

         4. A SMALL NUMBER OF OTHER INDIVIDUALS ALSO KNEW, OR APPEAR TO HAVE KNOWN, ABOUT THE OUT OF COMPLIANCE PROBLEM

         Garfinkel has told the Examiner that he advised both Miller and Turek (who in addition to O'Hanlon were members of DVI's Executive Committee) of the "out of compliance" problem in June of 2000. Garfinkel noted that Miller did not seem to be surprised by the information (itself not surprising given Miller's role as O'Hanlon's "right hand man" in DVI) but that Turek did seem surprised. Garfinkel advised the Examiner that he told Turek that DVI was "double pledging" collateral, even though it was not at that time, in order to obtain a "dramatic effect". (While Garfinkel and Cruikshank disagree on when the practice of double pledging of collateral began, both agree that double pledging was not taking place as early as mid-June 2000.)

         Garfinkel's credible testimony on this issue is independently corroborated by Cruikshank. In an interview taken on behalf of the Examiner, Cruikshank confirmed that Garfinkel had told her that he had "laid it out" (i.e., the "out of compliance" issue) to the Executive Committee (namely Turek, Miller and O'Hanlon). While she did not recall exactly when Garfinkel advised her of this fact, her recollection was consistent with having been told in about June of 2000.

         In his interview with the Examiner, Miller denied any knowledge of the "out of compliance" issue prior to it coming to light in August of 2003. The Examiner does not cxlix
find Miller's testimony on this issue to be credible. (Contrary to the testimony of every other witness, who indicated that Miller was O'Hanlon's "right hand man" and was very much involved in the intricacies of DVI's business, in his interview with the Examiner, Miller took the position that he was simply a "salesman" and professed to know little, if any, about the balance of DVI's business).

         In his interview with the Examiner, Turek at first took the position that he did not find out about the "out of compliance" issue until after DVI's bankruptcy petition was filed and that he was "shocked" by the news. He also stated that he had no discussions whatsoever with Garfinkel about the compliance issue and to his knowledge, Garfinkel never told the Board that DVI was not in compliance, further stating that he was present at many of the Board meetings. However, upon further questioning on the issue, Turek conceded that Garfinkel had told him that at "interim periods" he was not sure whether DVI was in compliance but that DVI was always "in compliance" when it had to file reports at the end of the relevant reporting period. He also stated that while he does not recall Garfinkel ever stating that DVI was not in compliance, he did have a recollection of Garfinkel believing that he "did not know" if DVI was in compliance in 2002. He did not recall whether he gleaned this particular information directly from Garfinkel or through O'Hanlon.

         Finally, there is clear, convincing and undisputed evidence that Gerald Cohn, a Board member, knew about irregularities regarding the Fleet borrowing base as early as about April of 2001. Confirmation of this fact comes directly from the Examiner's cl
interviews with both Garfinkel and Cohn.

         Specifically, Garfinkel has advised the Examiner that in about April or May of 2001, Cruikshank resigned her position with DVI, telling him (a fact independently confirmed in the Examiner's interview with Cruikshank) that she no longer had any reasonable expectation that the compliance issue would be resolved by O'Hanlon. Garfinkel advised the Examiner that during Cruikshank's notice period, Cohn called him to find out why Cruikshank was leaving and to ask if he could speak to her. Garfinkel advised Cohn that Cruikshank was leaving because of "ethical issues" relating to the Fleet borrowings, that he (Garfinkel) had the "same issues" and that Cruikshank did not wish to speak with him.

         Separately, the Examiner has interviewed Cohn. While at first denying that he knew anything about the "out of compliance" issues prior to them surfacing through the Gibson Memorandum in July and August of 2003, Cohn later admitted that, when he learned that Cruikshank was leaving, he called Garfinkel to find out why, because he understood that Cruikshank was an important component of DVI's banking relationships. According to Cohn, he asked Garfinkel why Cruikshank was leaving and Garfinkel advised him that "she feels uncomfortable about signing collateral statements". Cohn recalled asking Garfinkel why she would be uncomfortable and being told by Garfinkel that DVI was "not in compliance", to which Cohn contends he responded to Garfinkel that DVI had to be in compliance. Cohn stated that he did not ask Garfinkel how long the "out of compliance" condition had lasted or how large the problem was. He also stated

                                      cli
that he did not ask Garfinkel about the compliance issue again (other than in the context of Board meetings, as more fully discussed below), but that instead he contacted O'Hanlon to discuss the compliance issue and O'Hanlon advised that he would get DVI into compliance. Cohn advised the Examiner that thereafter, he developed a habit of asking O'Hanlon on a quarterly basis whether DVI was in compliance and that he received assurances from O'Hanlon that DVI was in compliance. When asked, Cohn stated that he never discussed the circumstances of Cruikshank's departure or his discussions with Garfinkel or O'Hanlon about compliance issues at any Board meeting.

         Aside from O'Hanlon, Garfinkel, Cruikshank, Miller, Turek and Cohn (who was not only a member of the Board but a member of DVI's Credit Committee), there is no clear or convincing evidence that anyone else within DVI knew of the compliance issues until they were exposed in July or August of 2003, with the exception of Andrea Marshall.(39) Marshall, who was an assistant in the Treasury department, has admitted that she was involved in preparing the compliance projections sent to O'Hanlon on a monthly basis, starting in about the middle of 2001, and that she was involved in preparing the CARDs that authorized changes to the InfoLease borrowing base information as of May, 2003, as more fully documented in the Gibson Memorandum. The Examiner has

---------------------
(39) While there is no direct evidence that anyone in the Treasury department (other than Lisa Cruikshank) was familiar with the filing of false servicer reports through the use of ineligible collateral, three former Treasury employees: Matthew Goldenberg, Philip Jackson, and Lisa Cruikshank, all received substantial severance payments totaling approximately a year's salary at their departure from DVI as detailed in Appendix L. Severance payments of that size did not appear to be within the normal parameters of previously established DVI practice. The Examiner draws no conclusions from the payments.

                                      clii
concluded that while Marshall was involved in the fraudulent activities of DVI, her involvement was limited to simple ministerial acts and given her position and level of financial sophistication, the Examiner does not believe that Marshall had any meaningful understanding as to the consequences of the actions she was asked to perform.

         The foregoing conclusion is supported by the fact that until about May of 2003, the falsification of Fleet's borrowing base was orchestrated through the manipulation of excel spreadsheets, generated and maintained outside of DVI's general ledger and official books and records. It appears from the Examiner's investigation that it only became necessary to adjust entries in the InfoLease system in July of 2003. Until Fleet's review of the May 2003 borrowing base report, either Fleet accepted the reports as filed or DVI provided adequate documentation during their periodic reviews.

         There is also credible evidence to suggest that two other individuals may have been aware of DVI's compliance issue prior to its disclosure in July/August 2003. The first individual is Mark Hoplamazian, Senior Vice President with the Pritzker Organization LLC, which serves as the principal financial and investment advisor to various companies owned by the Pritzker family. Specifically, Garfinkel has advised the Examiner that in about March or April 2001, Cohn (appointed to the Board at the request or behest of the Pritzker family) advised Garfinkel that he (Cohn) wanted Garfinkel to meet with the Pritzkers. According to Garfinkel, he met with Mark Hoplamazian for one hour in Chicago, and during this meeting, Garfinkel contends, he advised Hoplamazian that DVI had "liquidity and compliance issues", that DVI "drifted in and out of cliii
compliance" and that O'Hanlon was always traveling and never present at DVI's corporate headquarters. While the Examiner has not spoken with either Hoplamazian or any other representative of the Pritzker family, in an independent interview, Cruikshank has advised the Examiner that prior to her departure from DVI, Garfinkel told her that he had gone to see Mr. Hoplamazian and that he had raised the "compliance issue" with him. Aside from the foregoing, the Examiner did not discover any further evidence that suggests, or tends to suggest that the Pritzker family knew, or might have known about the compliance problems of DVI.

         There is also conflicting evidence as to whether Goldberg, another Board member, knew about the compliance issue prior to its public disclosure in July/August 2003. Garfinkel has advised the Examiner that he met with Goldberg in Chicago on November 11 or November 12, 2002 for between an hour and an hour and a half. Garfinkel stated that he told Goldberg that he was having problems with the "adequacy of the loan loss reserves", that both he and Boyle were having problems with signing certifications required by the Sarbanes Oxley Act, and that the Board needed to understand the financial condition of DVI and its liquidity issues. According to Garfinkel, Goldberg indicated that he was having similar problems with another company he was then involved with (Hanover Compressor) and that he would "follow-up". Garfinkel further advised that O'Hanlon and Cohn both learned about this meeting and that O'Hanlon called Boyle and confronted him about his possible resignation. According to Garfinkel, Boyle told O'Hanlon that he had concerns but questioned why cliv

"he should take the fall".

         Goldberg was also interviewed on behalf of the Examiner but his recollection of this meeting with Garfinkel is very different. While confirming that the meeting took place, he recalled that it lasted approximately 45 minutes and that the purpose of the meeting was for Garfinkel to get to know him better. Goldberg was extremely vague about the substance of his discussions with Garfinkel, but emphatically denied that there was any discussion about the "quality of DVI's assets" or the difficulties that Boyle and Garfinkel were having in executing Sarbanes-Oxley certificates. Boyle's corroborating evidence that O'Hanlon called to ask him about his possible resignation tends to suggest that Garfinkel's version of his meeting with Goldberg in November of 2002 is the more credible of the two versions.

         5. THE DEGREE TO WHICH THE BOARD KNEW, OR SHOULD HAVE KNOWN ABOUT, THE FLEET COMPLIANCE ISSUES

         As noted above, there is clear and convincing evidence that O'Hanlon, who at all relevant times was both a director and the Chief Executive Officer of DVI, expressly or impliedly authorized the Fleet non-compliance fraud and was kept fully apprised of its extent and magnitude. Additionally, Cohn (who at all relevant times was a director of DVI and while not an officer, was heavily involved in its operations as a member of the Credit Committee) was, by his own admission, fully aware of a compliance problem in April of 2001 and aside from allegedly checking with O'Hanlon on a quarterly basis to determine that DVI was in compliance, does not appear to have taken any steps to clv
investigate or conduct a full inquiry of the issues that had come to his attention. By his own admission, Cohn failed to inform the Board as to the serious and credible issues that had come to his attention and his conduct in that regard is both criticized and faulted by the Examiner.

         There is also some evidence to suggest that Goldberg knew of compliance, liquidity and/or loan loss reserve issues (discussed more fully in Section III.I. below,) in November of 2002, almost nine months prior to the public disclosure of DVI's financial fraud, although Goldberg unconditionally denies any such knowledge.

         Aside from the foregoing evidence, the extent to which the Board as a whole was, or may have been apprised of the compliance issue is equivocal.

         Garfinkel believes that the compliance issue was discussed twice before the entire Board. Garfinkel contends that the first such instance occurred at a Board meeting held in Florida on April 10, 2001. According to Garfinkel, Cohn requested a short break in the proceedings and asked all non-Board members except Garfinkel to be excused. According to Garfinkel, Cohn then asked him whether DVI was "in compliance", to which Garfinkel responded that DVI "drifts in and out of compliance" and O'Hanlon added that DVI was "not in compliance". According to Garfinkel, Shapiro inquired whether this was not a "serious problem", to which O'Hanlon allegedly responded that "lots of companies are never in compliance; we will get it fixed; let's move on", or words to that effect, bringing the discussion to a close.

         Cohn has no recollection of any such discussion at the Board level. He did,

                                      clvi
however, recall a discussion of compliance issues at a Board meeting that was probably held at the end of the first or second quarter of 2002 wherein he contends that Garfinkel advised the Board that DVI was in violation of a bank "cash flow covenant", in response to which Cohn asked whether DVI was in violation of any other aspects of its relationship with the bank and Garfinkel responded in the negative.(40)

         Garfinkel also contends that the issue of compliance was addressed by the Board at its December, 2002 meeting. Specifically, Garfinkel contends that at this meeting, Goldberg asked him if DVI was "in compliance", to which Garfinkel responded that while DVI might be in compliance at the end of the year, it definitely was not in compliance in the interim months. According to Garfinkel, Goldberg then asked "what does that mean" to which Garfinkel responded that "Fleet will take great exception to the value and eligibility of their collateral". According to Garfinkel, Goldberg responded "thank you" and there was no further discussion on the issue.

         Cohn has no recollection of any such discussion. He recalled a Board meeting at the end of the first quarter of 2003, at which he asked Garfinkel if DVI was "in compliance" and Garfinkel responded, "yes".

         Goldberg, the only other director interviewed by the Examiner, had no recollection of liquidity or compliance issues ever being discussed by the Board. On the contrary, he stated that management statements and presentations to the Board until as

-----------------
(40) A review of relevant Board minutes and Board books indicates that the discussion of the bank covenant issue (which Cohn recalled arose out of the devaluation of the Argentine peso and the write down of DVI's interest in Corvis) probably occurred at the June 6, 2002 Board meeting. See Exhibit 69 (DVI04-00019171-00019172; draft minutes).

                                     clvii
late as August of 2003 (when DVI retained bankruptcy counsel) presented a picture of adequate liquidity. Cohn stated that he was not aware of any liquidity problems at DVI until after the Board meeting at the end of the first quarter of 2003, when Miller advised him that DVI had no cash and Garfinkel confirmed the fact, in response to which Cohn contends he told Garfinkel not to give him that "pablum", stating that Garfinkel had just given the Board a very different picture at its Board meeting.(41)

         In the opinion of the Examiner, the foregoing statements by Goldberg and Cohn that they were unaware of the liquidity problems of DVI until sometime in 2003 is questionable. Garfinkel has advised the Examiner that the need to raise capital and create liquidity was discussed at several Board meetings, especially in 2002. His statements tend to be corroborated by the "Board book" for the Board's meeting in July of 2002 which lists an agenda item of "Capital and Liquidity" as a major challenge. (See Exhibit 70 (DVI '04-00019066 and DVI '04-00019113 in particular).) Additionally, according to Garfinkel, Cohn was personally involved in attempting to sell the unsold BB notes from DVI's earlier securitizations in the latter part of 2002 and was likely well aware of the need to sell those assets to create liquidity. Finally, both Garfinkel and Cohn acknowledged that the Board had given O'Hanlon an ultimatum (on more than one

---------------
(41) Garfinkel contends that this exchange took place in October or November of 2002, when both O'Hanlon and Cohn were attempting to increase DVI's liquidity by selling the BB notes that had not sold in DVI's securitizations and certain "final payment obligations". Garfinkel contends that during the course of the conversation, Cohn stated that he was "tired of working for an insolvent and bankrupt company". Garfinkel's version of the facts tends to be corroborated by his April/May memorandum to O'Hanlon (discussed above) wherein he states:
"Given Jerry's awareness of our problems, the use of the words `insolvent and bankrupt' by him as well as his apparent support from the Pritzkers, we all assumed that a cash infusion of some type would have been facilitated to relieve the pressure and problem."

                                     clviii
occasion) to exit from the international business which, as of July of 2002, appeared to consume as much as 24% of DVI's capital. (See Exhibit 70 (DVI '04-00019113).) It is also hard to believe that the Board was not well aware of the fact that DVI's business had grown dramatically without any commensurate increase in its capital base. (See Section III.A.2.a. above.)

         In summary, based upon the limited evidence presently available to him, the Examiner cannot conclude that the Board as a whole was aware of the Fleet collateral base issues. Even if the Examiner were to accept without reservation Garfinkel's recollection of the discussions at the April 2001 and December 2002 Board meetings, the Examiner cannot conclude that a discussion of "compliance issues" was necessarily reasonably designed to inform the Board as to the nature, magnitude and gravity of the problems at hand.(42) Garfinkel's comprehensive memorandum to O'Hanlon in March or April of 2003 (Exhibit 67) certainly suggests that not even he was convinced that the Board fully understood the nature or extent of DVI's financial predicament. (As stated therein, "It had been frustrating sitting in on Board decisions and conversation about raising capital or selling businesses and assets that I know would have had a different answer with a fuller disclosure of the company's liquidity situation"; ". . . a personal plea

---------------
(42) It should be noted, however, that Cruikshank confirmed that in all of her discussions with Garfinkel and O'Hanlon about the Fleet borrowing base certifications, the issue was referred to as one of "compliance". The Examiner also notes that in the Examiner's interview of him, Cohn consistently referred to the issue as one of "compliance" and confirmed that he fully understood the term to be one relating to the accuracy for veracity of borrowing base certificates. This limited evidence does tend to suggest that perhaps the board and the executives of DVI adopted this terminology as a sanitized or less innocuous way of referring to an issue that was understood to be of major significance.

                                      clix
to you to do what you have to get the cash problem out in the open with the Pritzkers, an investment bank that will help and be rewarded for helping, and in a delicate way with the board"; "I cannot even think through the prospects of letting the Board members proceed with the exchange and capital raising issues with no awareness whatsoever of the risks they are exposed to").

         6.       THE MAGNITUDE OF THE FRAUD

         Garfinkel has advised the Examiner that from August of 1999 (the date as of which the borrowing base certificates started to be falsified) until about October of 2002, DVI's true compliance position varied from between approximately positive $5 million and negative $15 million, although he conceded that the extent to which DVI was out of compliance sometimes peaked by as much as $30 million, although Garfinkel's own internal spreadsheets show an out of compliance position of over $44 million in September of 2002.

         Garfinkel advised the Examiner that in October of 2002, DVI experienced an $11 million cash call from Bank of America, was required to repurchase a substantial group of defaulting loans (with HIS, Dr. Athari and Dr. King) from the DVI FS securitization pools and at the same time needed to fund an approximately $14 million payment to the bondholders of USDL before being able to restructure and refinance USDL's defaulted loans (USDL was, at the time, a debtor in possession in a chapter 11 proceeding). As a result, DVI's out of compliance position increased dramatically. Garfinkel's own collateral base projections (Exhibit 68 (DVI04-000000571)) shows DVI's "out of clx
compliance" position increasing from $44.5 million in September to $82.3 million in November, 2002, increasing to $103.6 million in January of 2003 and projected to rise to over $120 million in February of 2003. Garfinkel contends that it was not until about this point in time that DVI began its practice of "double pledging" collateral rather than simply using ineligible collateral to obtain advances from Fleet. (It should be noted, however, that Cruikshank believed that DVI began its "double pledging" practices in late 2000 or early 2001). Garfinkel believes that by the time the bankruptcy petition was filed, the out of compliance position was approximately $55 million.

         The Examiner's accountants have performed their own analysis of the "out of compliance" position. Due to limitations of readily available information, this analysis was limited to the period from January 2001 through May 2003. The May 2003 Fleet borrowing base report was filed on or about June 27, 2003, and represents the final report filed prior to the bankruptcy filing.

         The first step of this analysis was to identify all of the eligible contracts included in the monthly Fleet borrowing base reports. Next, specific contracts pledged on the Merrill Lynch line-of-credit, various warehousing credit lines and the securitized pools were compared to Fleet borrowing base reports. Contracts on the Fleet borrowing base reports and any other credit facility were identified and noted. To the extent possible, this information was confirmed through DVI's InfoLease system. Finally, delinquent contracts listed on the CDR and revolving accounts, both of which are considered ineligible for the Fleet line-of-credit, were identified and summarized. The results of this clxi
analysis are included in Exhibit 71.

         As this Exhibit shows, delinquent ineligible contracts were used every month from January 2001 through May 2003, except for January 2003. The use of delinquent ineligible contracts declined dramatically from October 2002 through May 2003. Offsetting this decline was a significant increase in the use of collateral pledged to other credit facilities. The analysis shows that collateral pledged on the Merrill Lynch line-of-credit but also pledged to the Fleet line-of-credit was first done in February 2001. This double pledging of collateral may have occurred prior to 2001, but occurred for the first time no later than February 2001 and continued sporadically throughout 2001 and was then used every month from October 2002 through May 2003.

         Double pledging collateral on the various warehousing credit lines and the Fleet line-of-credit started during January 2002, and continued almost monthly through May 2003. From time to time, DVI double pledged collateral that was included in the securitization contract pools. This happened for the first time in November 2001, and occurred in five of the last seven months.

         DVI also used ineligible contracts identified as being revolving accounts. This practice started in September 2001 and occurred every month until May 2003, with the exception of November 2002.

         There was a material increase in the amount of ineligible collateral and double pledged collateral that DVI used starting in about October 2002. This increase corresponds to many of the factors previously described. There was also a modification clxii
to the Fleet line-of-credit during September 2002, which may have been contributed to this increase. The modification excluded the use of collateral pledged for more than 12 months. At September 2002, there were a number of contracts that had been included in the borrowing base reports for more than 12 months that needed to be excluded from the borrowing base report in October 2002. This would have required an increase in the amount of ineligible collateral or double pledged collateral.

         Due to the ongoing use of securitizations, which provided much needed cash infusions, the amount of total ineligible and double pledged collateral fluctuated significantly. From January 2001 through May 2003, ineligible collateral was used every month. The least amount of ineligible collateral, $5,153,470, was used in January 2001. This amount peaked in February 2003, with $102,102,476. The last report filed in May 2003, included $78,002,126 of ineligible and double pledged collateral.

I.       POSSIBLE KNOWLEDGE BY THE BOARD AND AUDIT COMMITTEE

         1.       THE BOARD

         As discussed in Section III.H. above, there is some evidence suggesting that at least several members of DVI's Board may have known about the pledging of ineligible collateral or double pledging of collateral to Fleet, but ultimately, given the limited evidence, the Examiner cannot conclude that the Board as a whole was aware of the Fleet collateral base issues. Similarly, the Examiner is unable to conclude that the Board as a whole knew of the various suspect practices utilized by DVI to avoid or obfuscate contract losses and/or to improperly inflate company income. That being said, there is clxiii
support for the proposition that the entire Board reasonably should have known about such practices, especially in light of the Management Letters issued by DVI's then-auditors, Deloitte & Touche LLP, to the Board from 1994 to 2002 (Appendix M). In such Management Letters, Deloitte raised various issues regarding some of the suspect practices such as recognition of income on contracts more than 180 days delinquent or those subject to forbearance agreements. (The issues raised in these Management Letters are also discussed in Section 2.c. below.) Thus, at the least, such issues were "flagged" for the Board. Admittedly, in some cases, the Board may have directed or deferred to management to take appropriate remediation measures; however, in light of Deloitte's repeatedly expressed concerns on some issues, there are serious questions as to whether the Board acted reasonably and whether it reasonably should have taken more proactive measures, including directing more extensive investigation of the relevant issues. See additional discussion regarding the Board in Section 3 below.

         2.       THE AUDIT COMMITTEE

                  a.       AUDIT COMMITTEE CHARTER

         According to DVI's proxy statement dated October 22, 2001, the Board adopted a written Audit Committee Charter on May 19, 2000, defining the purpose and responsibilities of the Audit Committee. The Audit Committee Charter (Exhibit 72) identifies a number of duties and responsibilities of DVI's Audit Committee, including the following:

         (i) Review with the independent auditors and DVI's financial and accounting clxiv
personnel, the independent auditors letter on internal control and the adequacy and effectiveness of the internal accounting and financial controls of the Company.

         (ii) Periodically review Company policy statements to determine their adherence to DVI's code of conduct.

         (iii) Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.

         (iv) Inquire of management and the independent auditors about the adequacy of the procedures to determine DVI's allowance for loss and significant risks or exposures and assess the steps management has taken, or should take, to minimize such risks to DVI.

         (v) Review the quarterly financial statements with accounting and financial management of DVI and the independent auditors.

                  b.       AUDIT COMMITTEE COMPOSITION

         From documents made available to the Examiner, it appears that, from at least March of 2000 until at least December of 2002, DVI's Audit Committee consisted of Goldberg, McHugh and Shapiro.(43) Due to time and budgetary constraints, the only member of the Audit Committee interviewed by or on behalf of the Examiner was Goldberg. Goldberg advised the Examiner that he joined the Audit Committee in the early part of 2000 and resigned "as of" July 29, 2002, although he admitted that his resignation was not documented until much later, when he sent a letter to DVI's associate counsel Kalkunte memorializing the fact of his resignation as of July 29, 2002.(44)

------------------
(43) This information was gleaned from what few Audit Committee minutes exist (or could be found) for the last several years.

(44) Goldberg advised the Examiner that he resigned from the Audit Committee on July of 2002 because at that time, he joined GTCR Golder Rauner as a consultant and that his new employer would not allow him to serve on the Committee of a company in which it was not an investor. However, it should be noted that a resolution apparently approved at DVI's board meeting on clxv

Goldberg also indicated that he served as the chair of the Audit Committee from mid-2001 until his resignation in July of 2002, when he contends he was replaced by Shapiro.

         Notwithstanding the foregoing, DVI's proxy statement dated October 28, 2002 indicates that, as of that time, the Audit Committee still consisted of Goldberg, McHugh and Shapiro.

         Documents provided by DVI to the Examiner show that there was a resolution apparently approved by the Board at its December 4, 2002 meeting to elect Cohn, McHugh, O'Hanlon, Roberts and Shapiro to the Audit Committee.

         Goldberg described McHugh as having a "strong general management background but no formal accounting education". From the biography appearing in DVI's proxy statement filed on October 28, 2002, it also does not appear that McHugh has any substantial accounting or financial background. (As stated therein, "Mr. McHugh is a director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the president of, and serves in a marketing and public relations capacity with, James McHugh Construction Company, as firm he has been associated with since 1954.").

         Goldberg advised the Examiner that at the time he joined the Audit Committee, his relevant qualifications were "formidable". However, a settled cease-and-desist order entered on or about December 18, 2003 in In the Matter of Hanover Compressor Company and William S. Goldberg, Respondents, the Securities and Exchange

--------------------------------
December 4, 2002 shows Goldberg being appointed to DVI's Compensation Committee (although it is not clear from the record whether the resolution was approved by the Board).

                                     clxvi

Commission Administrative Proceeding file No. 3-11360, finds that with respect to the period from mid-2000 until the end of 2002 (during which he served as interim chief financial officer of Hanover Compressor Company), Goldberg "had a limited accounting background and experience".(45)

         Thus, as a preliminary matter, it would appear that the qualifications of the members of the Audit Committee in the critical years preceding its chapter 11 filing were neither adequate nor sufficient to address the accounting and internal control issues facing or likely to face a company as large and as complex as DVI.

                  c.       ASSESSMENT OF THE PERFORMANCE OF THE AUDIT COMMITTEE

         Goldberg's general assessment of the Audit Committee was that, during his tenure, it had run properly and effectively, stating that the Audit Committee and/or the Board were "very responsive" to issues raised by Deloitte. While Goldberg stated that the Audit Committee met quarterly (as required by its charter), DVI's proxy statements filed in October of 2001 and 2002 both indicate that in the relevant preceding fiscal year, the Audit Committee met only twice.

         Garfinkel expressed to the Examiner his opinion that the Audit Committee had not functioned effectively for a number of reasons, including its failure to follow-up on management letters received by the Audit Committee from Deloitte. A review of the

-----------------------------
(45) The settled cease-and-desist Order goes on to find that: "Despite advice from its outside auditor, Goldberg and Hanover's management did not adequately strengthen the Company's internal controls to deal with the changing size and nature of its operations and they were slow to implement improvements in staffing and internal controls". As more fully set forth below, the Examiner believes that there were similar deficiencies on the part of the Audit Committee of DVI.

                                     clxvii
management letters provided by Deloitte to the Audit Committee (see Appendix M) indicates that there were a number of important issues (many of which the Examiner has found were chronic problems that materially contributed to the demise of DVI) that were repeatedly raised by the auditors and as to which the Audit Committee appears to have taken little, if any, meaningful responsive action. Those issues include:

                  (i) The continued failure of DVI's Consolidated Delinquency Report and related procedures designed to meaningfully determine loss reserves and loan write-offs to be adequately and properly documented.

                  (ii) The continuing practice of DVI to record income on contracts more than 180 days delinquent without adequate or proper documentation and the failure of DVI to follow its own policies enacted in response to prior criticism from Deloitte.

                  (iii) The continued criticism by Deloitte of the adequacy and effectiveness of DVI's loss allowance process.

By way of example, in its August 10, 2001 management letter to the Audit Committee, Deloitte noted that:

                  (1) "The company's documented policies and procedures surrounding the allowance of loan losses are outdated and have not been revised in more than three years. The Company's process for evaluating the allowance for loan losses has evolved over the past three years, but the current practices have not been sufficiently documented with the policy".

                                    clxviii

                  (2) "The decentralized organizational structure has also lead to some ambiguity regarding who has ultimate responsibility for the allowance".

                  (3) "The allowance for loan losses is highly speculative, therefore the Company should adequately document the basis for its conclusions to support the amounts reported in the financial statements".

                  (4) "We recommend that the Company institute formal, written credit policies and procedures, whereby specific documentation is completed and delivered timely to the personnel responsible for evaluating, quantifying and recording allowance related activity."

In response to these specific criticisms, DVI's management stated that it was "currently revising and documenting formal procedures" for the determination of allowances for losses on receivables. Nonetheless, it does not appear that any comprehensive written policy (the "Policy") was generated by the Company until May of 2002 (see Exhibit 73 (DVI04-00002127-47)). It appears that while the draft Policy "was included in materials submitted to the Board of Directors for their meeting in June 2002" (Exhibit 74), it was not approved at that meeting. Further, in its October 11, 2002 management letter to the Audit Committee, Deloitte noted that "[t]he Policy, although properly drafted and distributed, has not been adopted by the entire organization, and its procedures have not been followed for each reporting period" (Exhibit 74). After noting a number of problems with DVI's internal procedures regarding loss reserves, Deloitte concluded that "[t]he Company's failure to follow the Policy led to audit adjustments that clxix
significantly increased reserves for contract receivables, impaired investments and repossessed assets".

         The issue appears to have been made known to the entire Board at its September 24, 2002 meeting. Draft minutes from that meeting (Exhibit 75) (DVI04-00002047-8) indicate that Neas, in giving a status report on DVI's audit, noted that "the largest challenge has been obtaining adequate documentation". Again, in its Report to the Audit Committee dated December 4, 2002 (Exhibit 76) (DVI04-00002690-2735), with respect to the allowance for losses on receivables, Deloitte noted as follows:

                  "We obtained an understanding of the internal controls surrounding the monitoring and evaluation of the allowance for losses on receivables. We did not test the related internal controls because we preliminarily assessed internal controls as ineffective. Based on the procedures performed, we issued a material weakness letter and various recommendations ..."(46)

It was only after the problems with the loan loss allowance process (reported to the Audit Committee no later than August of 2001) had deteriorated to the level of a "material weakness" that DVI adopted the Policy at its December 4, 2002 Board meeting (Exhibit 77) (DVI04-00003813-14). The Policy approved at the December 4, 2002 meeting is identical, or substantially identical to the draft policy prepared by Boyle and given to

--------------------------------
(46) The material weakness letter referred to by Deloitte is its letter to the Audit Committee dated October 11, 2002 (Exhibit 74). A "material weakness" is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

                                      clxx

Garfinkel almost seven months earlier.

         Garfinkel was also critical of the Audit Committee's failure to address issues being raised by the SEC in a series of letters (and DVI's responses) commencing on February 12, 2002 regarding the nature and adequacy of DVI's disclosures in a Form S-3 filed with the SEC on January 14, 2002 (and thereafter certain other public filings made by DVI) (Exhibits 6, 27, 28, 62 and 78). Those issues included many of DVI's significant accounting policies and practices, such as income recognition and accrual policies and loan loss reserve policies, many of which are the subject of this Report. The task of monitoring these exchanges with the SEC was certainly squarely within the mandate and responsibilities of the Audit Committee as set forth in its charter (discussed above).

         Garfinkel observed that the Audit Committee did not appear to show any interest in the numerous and substantial issues being raised by the SEC until March of 2003, when Deloitte refused to sign off on DVI's responses to three of the SEC's questions relating to the OnCure transactions (discussed more fully in Section III.C.4.). Goldberg's recollection is to a degree consistent with Garfinkel's criticism in that Goldberg did not recall any discussion of the SEC letters at the Board or Audit Committee level until issues arose with Deloitte in March of 2003.

         Given the prescience of many of the issues raised by the SEC, the failure of the Audit Committee to take note of, and address, these matters appears to be a significant failing.

                                     clxxi

         By the same token, the Audit Committee appears to have failed to appropriately respond to concerns raised by Deloitte regarding the accrual by the Company of income on accounts receivable more than 180 days delinquent. The issue was first raised by Deloitte with the Audit Committee by way of management letter dated August 10, 2001, wherein Deloitte advised that as of June 30, 2001, "the Company was continuing to accrue income on ninety-nine (99) individual contracts that were greater than 180 days delinquent" and that "[t]hese contracts' significant delinquency may undermine the Company's assertion of collectibility". In that same management letter, management responded that DVI had "instituted new quarterly procedures whereby the CEO will be provided with a list of contracts that continue to accrue income no greater than 180 days delinquent along with manager's recommendations. The judgment of whether to suspend or continue income accrual will follow the same criteria used in the past". (A copy of this policy appears in Exhibit 24 (DVI04-00000559).)

         The August 2001 management letter was followed by a March 20, 2002 management letter to the Audit Committee noting that:


                  "In the prior year, we issued a management letter comment regarding this issue [accrual of income on accounts more than 180 days delinquent], and in response to this comment, the Company had instituted a policy whereby income would be suspended in accounts greater than 180 days delinquent (with very few exceptions). At December 31, 2001, we noted that the Company was not in compliance with the policy, and additionally, we were notified that the policy would be rescinded in the third quarter of 2002".

                                     clxxii

Deloitte went on to note that "[t]he fact that these contracts are significantly delinquent leads to considerable uncertainty about whether the revenue related to these accounts is realizable and collectible" and recommended ". . . that the company establish a control procedure whereby InfoLease automatically suspends income on all contracts greater than 180 days delinquent".

         The income recognition issue was discussed at the June 6, 2002 meeting of the Audit Committee (Exhibit 79) (DVI04-00003807-8) ("Mr. Garfinkel added that more work was needed to have Criticized Asset Reports written for all 180 days past due accounts and watch list accounts to ensure that income recognition was supported with well documented reasons"). Notwithstanding the foregoing, it does not appear that an updated delinquency reporting policy was completed until September of 2002 (Exhibit 80) (DVI04-000019424-437) or that the policy was in fact approved by the Board until December of 2002 (Exhibit 81).


         3.       OTHER RED FLAGS WHICH SHOULD HAVE BEEN ADDRESSED BY THE BOARD

         In a Management Letter to the Audit Committee dated August 6, 1999, Deloitte noted as a "reportable condition" the fact that Deloitte had been advised that two loans (one made by DVI FS and one made by DVI Merchant Funding) had been "approved by company officers without a credit committee meeting either formal or via proxy, to approve". These were two examples of a practice that the Examiner has found was highly prevalent within DVI, especially for a small number of significant "special relationship" clients. See Section III.B.2.c. above.

                                     clxxiii

         This was a practice that was also well known to Cohn, who was head of the Credit Committee during much of the relevant periods. Indeed, in his interview with the Examiner, Cohn admitted that he was well aware that there were certain loans and extensions of credit that were not approved by DVI's Credit Committee. He also advised the Examiner that he was aware that Turek was upset because many loans that came out of Workout never came through the Credit Committee for approval. Cohn advised the Examiner that he confronted O'Hanlon about this problem (apparently to no avail) but never raised the issue either with the Audit Committee or the Board.

         Again, Cohn's omission is faulted by the Examiner. It is the Examiner's opinion that Cohn clearly should have advised the Board and/or the Audit Committee of DVI's failure to comply with loan underwriting procedures. The failure of DVI to take any meaningful action to correct these frequent and significant lapses materially contributed to its financial demise.

         4.       WHISTLE BLOWER POLICY

         It is undisputed that DVI did not have in effect a "whistle blower" policy that would have permitted an employee to report corporate irregularities or improprieties to independent members of the Audit Committee or the Board. As noted in the Gibson Memorandum, the absence of a whistle blower policy may have impeded or delayed Gibson's actions in response to discovering the double pledging of collateral. It is also clear that a whistle blowing policy may have resulted in a much earlier disclosure of the fraudulent loan compliance issues. In her interview with the Examiner, clxxiv

Cruikshank stated that she believed that she had fully discharged her duties and obligations by ensuring (as was the case) that the Chief Executive Officer was aware of the "out of compliance" issues. Cruikshank indicated that when it became clear that her (and Garfinkel's) efforts to encourage O'Hanlon to rectify the compliance problem were futile, she resigned from DVI and did not believe she had an obligation to inform any independent Board member of the problems within DVI. On the contrary, she indicated that the lack of a whistle blower policy meant that, in her mind, the fact that the Chief Executive Officer of DVI was fully apprised of the problem meant that it would have been inappropriate for her to have raised the issue directly with independent Board members. Clearly, if there had been a whistle blower policy in place in early 2001, the problems of DVI may have come to light sooner.

J.       THE ROLE OF DELOITTE & TOUCHE LLP

         1. CIRCUMSTANCES LEADING TO DELOITTE'S RESIGNATION; ONCURE TRANSACTION(47)

         On June 2, 2003, shortly after DVI had filed its Form 10-Q for the quarter ended March 31, 2003, Deloitte & Touche ("Deloitte") resigned as DVI's independent public accountant and auditor, asserting that it had not completed its review, nor had it approved of the interim financial statements contained in the March 31, 2003 10-Q. More specifically, Deloitte expressed concerns related to, among other things, (i) DVI's conversion of 1,000 shares of OnCure Series B Preferred Stock (with a then-book-value

--------------------------
(47) A more detailed discussion of the circumstances relating to Deloitte's resignation is provided in Appendix N.

                                     clxxv
of $2.5 million) into 1,337,738 shares of OnCure common stock at a conversion price of $2.10 per share in September 2001 (the "Stock Conversion"), and (ii) the subsequent transactions by and among DVI, OnCure, and Dolphin with respect to the Corpus Christi facility, which was consummated in September 2002 (the "Corpus Christi Sale", and together with the Stock Conversion, the "OnCure transactions"). (The OnCure transactions are discussed in detail in Section III.C.4. above.) Based on the undisputable sequence of events that occurred and other evidence, the Examiner believes that Deloitte's conduct significantly exacerbated DVI's problematic situation.

         With respect to the Stock Conversion, Deloitte's concern was over the support (or lack thereof) for the conversion price of $2.10 per share, given that OnCure common stock was at that time trading at only $0.90 per share. DVI has attempted to justify the $2.10 conversion price on certain grounds including on the basis that DVI reasonably believed that it could subsequently sell the OnCure common stock for the same or greater value to Dolphin. Purportedly, an agreement was in place pursuant to which Dolphin would purchase the equity of OnCure and, among other things, gain control of and operate the Corpus Christi facility (the "Dolphin Deal"). However, the only documentation of the purported Dolphin Deal is a letter from the owner of Dolphin, Mark Cherney, to DVI (the "Cherney Letter") which is dated November 2, 2001 -- approximately two months after the Stock Conversion had already occurred. Given the timing of the Cherney Letter, and that there appears to be no other documentation or relevant evidence, there are serious questions as to whether this purported agreement is clxxvi
valid justification for the pricing of the Stock Conversion or was simply devised after-the-fact.

         Evidently, in Winter 2001 (or earlier), DVI proffered to Deloitte the purported Dolphin Deal as the basis and justification for the $2.10 conversion price. In an early draft of the Cherney Letter, a handwritten note by Boyle to Garfinkel is included:

         "Steve - During our audit planning meeting with HAROLD NEAS [of Deloitte], he raised this issue and said HE EXPECTS TO SEE $2.8 MILLION ON JULY 1, 2002. John B. 03.27.02. cc Rich Miller."

(Exhibit 83) (emphasis added). July 1, 2002 was the deadline by which the Dolphin Deal was supposed to have occurred; that deadline passed and the Dolphin Deal never occurred. (This early draft of the Cherney Letter was found in Garfinkel's DVI files; that a draft of the correspondence from Cherney to DVI was apparently circulated to DVI earlier raises some suspicion as well, regarding the timing and veracity of the purported Dolphin Deal.) Importantly, after the passage of the July 1, 2002 deadline, and the Dolphin Deal not having occurred, even more red flags should have been raised in Deloitte's review of the Stock Conversion.

         It should be noted that, after the July 1, 2002 deadline, in August 2002, Deloitte did raise questions and concerns regarding the Corpus Christi, facility Dolphin and the Stock Conversion. And, indeed, Deloitte (at least initially) believed that the OnCure common stock held by DVI should have been valued based on its then-current market price ($0.36 per share); based on Deloitte's methodology, DVI would have had to taken a clxxvii
reduction of $2.3 million. That reduction would have decreased DVI's basis in the OnCure common stock from approximately $2.8 million down to $0.5 million. Notwithstanding Deloitte's initial opinion, Deloitte evidently accepted DVI's rationale to avoid any such reduction: DVI would exchange 837,738 shares of OnCure common stock for an option to purchase the Corpus Christi center / CCA, with the option valued at $2.634 million. DVI valued its remaining 500,000 shares of OnCure common stock as of June 2002 at the market price of $0.36 per share, for a total value of $180,000.

         Evidently, Deloitte accepted DVI's rationale and accounting treatment and allowed DVI to include the foregoing information in its June 30, 2002 Form 10-K (the "2002 10-K").(48) DVI filed its Form 10-K with the following information related to OnCure:

   FORM                                                          DATE             TOTAL           TOTAL
10-K DATE       INVESTEE    DESCRIPTION    CLASSIFICATION      ACQUIRED         INVESTMENT      RECEIVABLES
---------       --------    -----------    --------------      --------        -------------    ------------
June 2002        OnCure        Common            AFS         September 2001       $  180,000              -

                 OnCure      Preferred          Cost         March 1999           $5,000,000     $7,867,000

                 OnCure      Option             Cost         June 2002            $2,634,000              -

--------------------------
(48) In its 2002 Form 10-K, DVI stated the following with respect to OnCure:

        "ONCURE TECHNOLOGIES CORPORATION ("ONCURE")--During 2002, we exchanged 837,758 shares of OnCure's common stock with OnCure in return for a $1.00 option to purchase 100% of the outstanding common shares of Corpus Christi Acquisition, LLC, a cancer treatment center located in Corpus Christi, TX, which is currently owned by OnCure. No gain or loss was recorded on the transaction based on the fair value of the center. As determined by a cash flow analysis prepared in accordance with Statement of Financial Accounting Concepts No. 7. This investment is carried as a cost-based investment."

Form 10-K for DVI, Inc. for FY2002, filed on October 15, 2002 (Exhibit 84), Note 7, p. 61. As discussed in Section III.C.4. hereof, the exchange of OnCure common stock for the option to purchase was one component of the Corpus Christi facility transaction which was ultimately consummated in September 2002. In correspondence to the SEC, DVI has asserted, "Deloitte extensively reviewed the accounting treatment for the OnCure transactions in connection with its audit of
DVI's financial statements at and for its fiscal year ended June 30, 2002 ...."
See Letter from John A. Healy of Clifford Chance LLP to Securities and Exchange Commission dated June 3, 2003 (Exhibit 85), p. 1.

                                    clxxviii

(The value of the option ($2,634,000) plus the value of the remaining 500,000 shares of common stock ($180,000) approximates the total value of the original 1,337,737 shares valued at a price of $2.10 per share ($2,809,250).) Given that the Corpus Christi facility had never operated at a profit, the Examiner questions whether the valuation of the option at over $2.6 million was justified, and whether Deloitte (which initially believed DVI should take a $2.3 million reduction) was unreasonably deferential to DVI on this matter. In addition to having vetted and approved of the financial information for the 2002 10-K, Deloitte also vetted and signed off on the financial statements and accounting treatments reflected in DVI's Form 10-Q for the quarter ended December 31, 2001 (filed with the SEC on February 14, 2002) and Form 10-Q for the quarter ended March 31, 2002 (filed with the SEC on May 20, 2002).

         Similarly, with respect to the September 2002 consummation of the Corpus Christi Sale, Deloitte reviewed and evidently approved of DVI's treatment of this transaction as part of Deloitte's review and approval of the interim financial statements used for DVI's Form 10-Q for the quarter ended September 30, 2002 (filed with the SEC on November 13, 2002), and Form 10-Q for the quarter ended December 31, 2002 (filed on February 14, 2003) (if and to the extent any elements of the transaction occurred after September 30, 2002).

         Thus, as of the end of 2002 (and perhaps even later), Deloitte had reviewed and still approved of the accounting treatment of the Stock Conversion and the Corpus Christi clxxix

Sale. See also October 11, 2002 Management Letter from Deloitte to DVI's Audit Committee (Appendix M) (Deloitte recommended to DVI that it adopt formal policies for valuing, inter alia, DVI's equity interest in certain obligors including OnCure; Deloitte noted that it had proposed audit adjustments of $3.7 million related to similar investments, as well as repossessed assets).(49) In short, Deloitte clearly had the opportunity to, and evidently did, review on repeated prior occasions the areas of concern that ultimately led to Deloitte's resignation in June 2003.(50)

         Notwithstanding its prior reviews in connection with at least four Form 10-Q

--------------------------
(49) Deloitte has itself acknowledged that the concerns purportedly leading up to its resignation relate to transactions and incidents from as far back as 1999
- prior periods for which DVI's financial statements should have been and evidently were previously reviewed by Deloitte. See Deloitte letter dated June 17, 2003 to Securities and Exchange Commission (Exhibit 86), p. 1 ("the principal outstanding issues in our review related to certain transactions occurring from March 1999 through October 2002 and the accounting for certain investments resulting from such transactions").

(50) The Examiner has no position on whether Deloitte had thoroughly scrutinized the relevant entities and transactions early on and was simply erroneous in respect to its accounting treatment views, or whether Deloitte is culpable of initially "rubber-stamping" DVI's preferred positions and only later rigorously scrutinizing the transactions. DVI has asserted that Deloitte was extensively consulted regarding the relevant transactions starting no later than October 2001. See generally Letter from John A. Healy of Clifford Chance LLP to Securities and Exchange Commission dated June 3, 2003 (Exhibit 85). There is some documentation suggesting that Deloitte may have been taking a more deferential approach earlier on with DVI, raising some issues but still not confronting DVI with a discussion of grave concerns or consequences until very late in the audit process. See Memorandum from John Boyle (DVI) to Steve Garfinkel (DVI) dated 08/15/02 (Exhibit 87) (author Boyle discussing certain accounting issues raised by Deloitte with respect to the value of OnCure common stock and Corpus Christi facility transaction; "Deloitte now has a greater understanding of Dolphin..."; "Deloitte knows this is a problem" (handwritten note)); October 11, 2002 Management Letter from Deloitte to DVI's Audit Committee (Appendix M) (Deloitte recommending to DVI that it adopt formal policies for valuing, inter alia, DVI's equity interest in certain obligors including OnCure; Deloitte noted that it had proposed audit adjustments of $3.7 million relating to similar investments, as well as repossessed assets); Memorandum from John Boyle (DVI) to Steven R. Garfinkel (DVI) dated March 14, 2003 (Exhibit 32) ("Still fighting the OnCure battle by building a `value' case for Dolphin."; "Need appraisal: to help defend the `substance' of Dolphin ... and support their offer to pay $2.10 for OnCure common, assign `fair value' to assets when DVI consolidates Dolphin."; "Harold [Neas of Deloitte] adamant that FIN 46 requires DVI to consolidate Dolphin.").

                                     clxxx
filings and one Form 10-K filing,(51) Deloitte apparently reconsidered its position on these issues late in the review process, advising DVI in May 2003 that, in Deloitte's opinion, DVI should not restate any prior accounting treatments related to OnCure, Dolphin, and the Corpus Christi facility transaction, and that Deloitte would not approve of the accounting treatment (for purposes of the March 31, 2003 Form 10-Q filing or otherwise) until further analysis and documentation was done.(52) Given that DVI is a publicly held company, and given the nature of its debt structure (with which Deloitte was thoroughly familiar), Deloitte clearly should have been aware that, if DVI were to fail to timely file its Form 10-Q,(53) DVI would be in breach of securities reporting requirements, potentially be in default under its various debt obligations, and very possibly suffer other adverse consequences.

         Given the potentially substantial harm, DVI apparently proposed to Deloitte that it would be willing to record losses and make other adjustments with respect to the relevant transactions, so as to facilitate the 10-Q filing; nonetheless, Deloitte categorically rejected

--------------------------
(51) All of the relevant corporate transactions had occurred by September 2002, and there is no evidence suggesting any subsequent, material change in circumstances relating to the OnCure transactions.

(52) One can speculate about the reasons for Deloitte's change in position, that Deloitte was becoming increasingly worried about its exposure for potential liability with respect to these transactions. Indeed, Deloitte's concerns began being more vocally expressed to DVI in early 2003, after the SEC began asking pointed questions regarding Dolphin and OnCure. See also Garfinkel Note dated June 25, 2003 (Exhibit 88) ("Appears that Deloitte is mostly interested in protecting itself from shareholder lawsuits to the point of leaving a good and viable client out to dry. Deloitte seems perfectly willing to put the company into bankruptcy rather than face the embarrassment of a restatement. This cannot possibly be in the interest of shareholders. It was not the intention of Sarbanes - Oxley to provide a way for the accounting firms to protect their rear ends at the expense of shareholders of public companies.").

(53) DVI had already delayed the Form 10-Q filing once before; a Form 12b-25 disclosing the delay was filed by DVI on May 15, 2003.

                                     clxxxi
this proposal. See Letter from John A. Healy of Clifford Chance LLP to Securities and Exchange Commission dated June 3, 2003 (Exhibit 85), p. 1. Thus, Deloitte basically left DVI at the eleventh hour with no viable choice but to file the Form 10-Q without Deloitte's approval.(54)

         Deloitte's actions (or inactions) may or may not have risen to the level of negligence or technically constituted breaches of its duties to DVI. (The Examiner believes it premature to take a position on whether any claims or causes of action exist against Deloitte). Unquestionably, however, in the Examiner's opinion, Deloitte's conduct aggravated the circumstances surrounding and leading to DVI's present situation and the Examiner finds their actions to be inexplicably contradictory.

         2.       OTHER ISSUES REGARDING DELOITTE'S REVIEW

         Aside from Deloitte's role relating to the OnCure transactions and DVI's quandary with respect to its March 2003 Form 10-Q filing, the Examiner believes some questions should be raised regarding Deloitte's prior, general conduct and review of DVI's records. As detailed above, DVI engaged in various suspect practices in order to,

--------------------------
(54) As a result, on or about May 20, 2003, DVI filed its March 31, 2003 Form 10-Q with the disclosure entitled "Note 11. Corpus Christi Radiology Facility" ("Note 11"). Note 11 discussed the possible restatement of current and prior period financial statements involving certain Corpus Christi transactions:

         "If that change were made, the Company's [DVI's] total assets and shareholder's equity would decrease by approximately $2.6 million and $1.8 million, respectively. In addition, net income would be reduced by approximately $121,000 and $360,000, for the three and nine months ended March 31, 2003, respectively."

Note 11 also included references to issues regarding the status of the review that had been undertaken by Deloitte. In addition to Note 11, the DVI 10-Q also contained a letter from Deloitte dated May 20, 2003 in which Deloitte indicated that it had not completed its review as of May 20, 2003.

                                    clxxxii
among other things, minimize loss write-offs and reserves and recognize income. While some of these practices were at times questioned by Deloitte (as reflected in, inter alia, its Management Letters to DVI's Board of Directors and/or Audit Committee from 1994 to 2002 (see Section III.I. above regarding certain Management Letters)(55), it is unclear whether Deloitte adequately and consistently followed up with respect to such issues. Indeed, ultimately, notwithstanding its stated concerns, Deloitte did approve and sign-off on DVI's financial statements, records and accounting treatments comprising DVI's various Form 10-K and 10-Q filings over the years.

         Not surprisingly, in conducting its audits and performing other services for DVI, Deloitte worked very closely and extensively with DVI. Deloitte set up site at DVI's offices, and instituted quarterly reviews which were basically quarterly audits of DVI, with particular focus on the issues of loss reserves and gain on sale calculations. See, e.g., Minutes for March 22, 2000 DVI Audit Committee Meeting (DVI04-3757) (Exhibit 89) (Deloitte "performing quarterly reviews since the first quarter of this fiscal year"); Minutes for January 25, 2002 DVI Audit Committee Meeting (DVI04-3798) (Exhibit 90) ("Deloitte performs reviews of quarterly information included in DVI's Form 10Q filings, and Mr. Neas [of Deloitte] is unaware of any material modification that should be made to this quarterly information.").

         Deloitte also worked very closely with DVI in respect to its responses to inquiries made by the SEC, and thus, Deloitte was clearly aware of and concerned over the

--------------------------
(55) A more detailed discussion of the Management Letters is provided in Appendix M.

                                    clxxxiii
potential problems and issues raised by the SEC and approved of DVI's representations therein (some of which are questionable as discussed herein) related to these problems and issues. See DVI Board Minutes dated June 6, 2002 (DVI04-19171) (Exhibit 69), p. 2 ("Deloitte [and counsel] are all working with DVI to provide clear and comprehensive answers to the SEC questions which deal heavily with recourse to off balance sheet assets."); Garfinkel Memorandum to O'Hanlon and Miller dated March 25, 2002 (DVI04-109) (Exhibit 91), p. 2 ("The SEC letter has gotten Princeton [Deloitte office] in trouble for allowing us to use several questionable approaches to calculating our gain on sale. These turned up as a result of researching the SEC questions. The response to the SEC letter has still not gone out while Deloitte sorts through several things....[,]
now include[ing] extra amounts of gain we have been recognizing for many years. We are still waiting for them to complete their research into past gain on sale calculations.").

         Not having had access to Deloitte's work papers or the opportunity to interview Deloitte personnel, the Examiner states no position on the possibility that DVI may have concealed or falsified material information and documents in order for DVI to receive Deloitte's approval on the Form 10-Qs, Form 10-Ks, and/or other filings.(56) The Examiner does note, however, that DVI clearly adopted a war-like, adversarial mentality with respect to its dealings with Deloitte in more recent periods, which may have

--------------------------
(56) One employee in DVI's Treasury Department described the internal process and mechanics of rewriting loans to hide or avoid losses, the double-pledging of collateral, and other improper acts was "pretty hush hush". Interview Memorandum on Andrea Marshall (Treasury).

                                    clxxxiv
hindered Deloitte's review.(57)

         With respect to the significant issues of loss reserves and gain-on-sale, it is clear that Deloitte was aware of and concerned about these issues, as part of its audit of DVI's financial statements and in connection with SEC inquiries and DVI's responses thereto. See, e.g., "Challenges and Solutions" Background Information for November 17, 2002 Porterhouse Restaurant Meeting (DVI04-546) (Exhibit 24), p. DVI04-566 ("Deloitte is saying we have no process to support our own conclusions, nor any to provide a range of estimates [regarding losses and loss reserves]"; "Deloitte wants to make us disclose these weaknesses in our 10Q if this is the only way to get improvements made. They will be back at us for the December Q."; "The Watch List vanished with no discussions. Deloitte continues to be stunned and annoyed at this ...."; "A horrendous paper trail of Deloitte comments exists."' "Comments now appear that we are hiding delinquencies by

--------------------------
(57) E.g., Garfinkel Memorandum to O'Hanlon and Miller dated March 25, 2002, p. 2 (Exhibit 91) ("The trapped cash in Argentina has a loss of about $500 thousand on it. This will be more difficult to diffuse but we will try to wrap this in the same argument we make on the loan income.... I think you can tell that this is shaping up as one of our toughest quarters - with major battles with Deloitte on the horizon."); Note from Boyle to Garfinkel (DVI04-1818) (Exhibit 92) ("We are fighting wars on several fronts [with Deloitte], and not able to devote a lot of attention to any one battle."); Note from Garfinkel to O'Hanlon and Miller (DVI04-3911) (Exhibit 93) ("Attached is an update on where we stand on earnings [and includes] the details of Deloitte's proposed hard adjustments. The hard adjustments have all crept in since Monday. From what we know these are hard to defend. Many are simply long buried problems. The new staff of Deloitte's is digging a lot harder than the old staff. This is a lot worse than I thought we would be. There are explanations that total enough to get normal earnings to look like $0.30+ that include the TCC charge offs, the transition costs for Business Credit and TCC. We need to get this behind us early next week
- win or lose.... The longer things stay open the more they find."); Christine
Snyder (Accounting) Interview Memorandum (Interviewed October 24, 2003) (Exhibit
22) (noting that Deloitte was becoming increasingly frustrated in 2002 audit with lack of responsiveness and cooperation of DVI management regarding Deloitte's questions and issues); "Challenges and Solutions" Background Information for November 17, 2002 Porterhouse Restaurant Meeting (DVI04-546) (Exhibit 24), p. 11 (DVI04-557) (entitled "System Failure: June 30, 2002", with discussion item "Siege Mentality" and thereunder "Audit adjustments").

                                     clxxxv
advancing money to clients."), p. 4 (DVI04-549) ("Harold Neas [of Deloitte] feels past administrators of the Loss Allowance process may have been dominated by the CEO."); Garfinkel Memorandum to O'Hanlon and Miller dated March 25, 2002 (DVI04-109) (Exhibit 91), p. 2 ("The SEC letter has gotten Princeton [Deloitte office] in trouble for allowing us to use several questionable approaches to calculating our gain on sale. These turned up as a result of researching the SEC questions. The response to the SEC letter has still not gone out while Deloitte sorts through several things....[,] now include[ing] extra amounts of gain we have been recognizing for many years. We are still waiting for them to complete their research into past gain on sale calculations."); Garfinkel Memorandum to O'Hanlon dated May 1, 2002 (DVI04-123) (Exhibit 58), p. 1 ("We have had some set back on earnings. Deloitte accepted a lot of the suspended income arguments but still required us to back out $340 thousand in the first quarter."). Yet, there is some evidence to suggest that Deloitte, while wary of such issues, failed to stringently scrutinize these issues, or confront and meaningfully follow up with DVI on these issues, apparently deferring to DVI.(58) Arguably, as noted, the most compelling evidence is that, notwithstanding any concerns that Deloitte may have had, Deloitte nonetheless ultimately approved of DVI's financial statements and DVI's positions on

--------------------------
(58) See, e.g., "System Failure - September 02 Quarter" Memorandum (Exhibit 25) (DVI04-534), p. 3 (DVI04-536) ("TWO [Deloitte] MANAGEMENT LETTERS ... with comments directed at THIS process"; "Sarbanes Oxley requires MOH [O'Hanlon] and Steve [Garfinkel] sign certifications"; "Deloitte accepts John Healy's position [DVI corporate counsel] ... only if there are CERTIFICATIONS"); "Challenges and Solutions" Background Information for November 17, 2002 Porterhouse Restaurant Meeting (DVI04-546) (Exhibit 24), p. DVI04-566 ("Deloitte is saying we have no process to support our own conclusions, nor any to provide a range of estimates.").

                                    clxxxvi
these issues for purposes of the Form 10-Qs and 10-Ks and communications with the SEC.

K.       DVI INTER-COMPANY ANALYSIS

         1.       DVI FS INTER-COMPANY TRANSACTIONS WITH DVI BC

         The Examiner has analyzed the inter-company account between DVI FS and DVI BC from December 1998 through August 2003. Except for February 1999, DVI BC continually owed DVI FS on the inter-company balance. For the first nine months of 1999, the balance remained quite low but had reached $8.6 million by the end of September 1999. By the end of November 1999, just two months later, the balance had increased to $29.5 million. From November 1999 through December 2002, the balance remained in the range of $25 to $35 million, ending at $33.1 million on December 31, 2002. From January 1, 2003 through August 31, 2003, the balance enlarged to $69.4 million, reaching a peak of $76.4 million at July 31, 2003. (See Exhibits 94 and 95.)

         The increasing balance could well be an indication of the deterioration of the overall BC portfolio as the net advances from FS to BC were to reduce or payoff credit facilities for amounts that could no longer be collateralized.

         A more in-depth analysis was performed on the material transactions comprising the BC inter-company balance for the period from December 1, 2002 through August 31, 2003 (see Exhibit 95). As noted in Exhibit 95, the most significant increases to the inter-company balance are the result of payments made to the various DVI BC credit facilities by DVI FS. The most significant reductions to the inter-company balance are the result clxxxvii
of cash flowing from rewritten FS contracts. As discussed in Section III.B.2.b., as part of the contract reviewing process, typically some or all of the BC loan, which had been used to fund payments due on DVI FS contracts, would be included into the new "rewritten" FS loan as additional principal. As a result, DVI FS should have paid those funds to BC, but the transaction was merely accounted for as a reduction within the inter-company account.

         While one might conclude that the inter-company balance is an indicator of the capital DVI FS committed to DVI BC, the Examiner found that the actual amount of over-advances and DVI BC's share of the securitization was much greater than the inter-company balance. At May 31, 2003, the over-advances and DVI BC's share of the securitization was approximately $117,562,269 while the inter-company balance was only $55,571,094. The over-advances and DVI BC's share of the securitization would be the best indication of the amount of capital committed to DVI BC by the DVI FS (See further discussion in Section III.B.2.b. above.)

         2.       IMPROPER PREPETITION TRANSFERS TO REC III NOTEHOLDERS

         The Examiner received a schedule of certain inter-company transactions totaling $29.4 million for the period January 2003 through July 2003. Those transactions have been traced to the detailed supporting documents in order to validate the payments made between the credit facilities of DVI FS and DVI BC. This schedule (as included as Exhibit 96) provided to the Examiner contains only a portion of the debt related transactions included in the inter-company detail for this period of time. While the

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Examiner has been able to verify that the payments included in the Exhibit in fact were made as detailed in Exhibit 96, the Examiner did not have sufficient time to review the detail for all the inter-company debt related transactions for the nine month period of time covered in the Exhibit. While Exhibit 96 reveals transactions that clearly fall within the preference period, the Examiner believes a more complete analysis will be required to provide any dispositive assurance as to the recoverability of those funds.

         The Examiner has determined that, from December 1, 2002 through August 31, 2003, DVI FS made net payments to credit facilities of DVI BC exceeding $39.6 million. The Examiner is not aware of any guarantees by DVI FS or any other reason that would explain the purpose of those payments. However, in addition to the necessity to include all transactions in the analysis, the timing of the payments between the credit facilities of DVI FS and DVI BC may become an important factor should recoveries be sought. Further analysis of these specific transactions, as well as all other relevant inter-company activity, may be a fruitful avenue of inquiry and is recommended by the Examiner.

         3.       DVI FS INTER-COMPANY TRANSACTIONS WITH INTERNATIONAL ENTITIES

         The first inter-company activity between DVI's foreign entities ("International Entities") and DVI FS is reflected as of January 1998 (Exhibit
97). By the end of April 1998, the inter-company balance between DVI and the International Entities had increased to just over $8.1 million. During May 1998, the balance increased dramatically to $73.7 million. A month later it enlarged to $90.4 million.

         A review of DVI's financial statements provides the disclosure that one of the

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primary sources of capital for DVI during this time period was the issuance of stock. Financial information filed with the SEC shows that DVI sold almost 3 million shares of stock in May of 1998, which resulted in net proceeds of $58 million. The timing of this sale coincides directly with significant increases in amount of funds advanced for the International Entities.

         The inter-company balance between DVI and the International Entities continued to escalate until it reached a crest of over $106 million at January 31, 2000. The balance remained above $100 million until July 2000. From July 2000 until June 2001, there was a dramatic drop in the balance as it reached a low of $39.2 million. This decline was due to a number of factors including the first and only international securitization which occurred during August 2000 in the amount of $80 million. During this same time period, foreign bank debt increased by $20 million and warehousing facilities increased by almost $40 million. These three sources of capital allowed the International Entities to not only fund their own growth during this time frame but also to reduce the inter-company balance by more than $60 million.

         The reduction was short-lived, as from June 2001 through the petition date, the balance increased until it again reached $100 million at July 31, 2003. During this time period, the amount of international sales contracts increased steadily but few sources of new funding were developed. As a result the International Entities were forced to rely almost solely on the capital of DVI.

         Based on the interviews of Steven Garfinkel and others, in the few months

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preceding bankruptcy, DVI paid several credit facilities relating to
International Entities, ranging from $25 million to $35 million. These credit facilities reported were maturing and had parent guarantees. From April 2003 through July 2003, the inter-company balance increased by over $20 million. This increase would be consistent with retirement of international credit facilities by DVI FS.

         The Examiner recommends that a detailed review of the nature and extent of the inter-company transactions involving the International Entities be conducted, especially encompassing the few months preceding the petition date.

                                       IV.
                                   CONCLUSION

         In sum, the allegations against DVI that were alluded to in the Examiner Order are (were) only the starting point in understanding DVI's current financial condition; as the Examiner's Report bears out, various factors, circumstances and actions contributed to the collapse of DVI. Driven by a domineering CEO and President (O'Hanlon), DVI attempted to meet its pressing liquidity needs and compensate for inadequate capitalization by various improper or highly suspect measures, including (i) pledging ineligible collateral or double-pledging collateral to its lenders, (ii) maintaining artificially low contract delinquency and loss rates through various measures that had only the veneer of legal propriety and business rationale, (iii) maintaining unsupportable, grossly underestimated, contract loss reserves, and (iv) improperly recognizing income through several suspect practices. These factors related to, and causes of, DVI's collapse

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evolved over a period of a number of years, and could not have continued without the knowledge and/or complicity of a number of DVI executives and other key personnel.

         While this Report addresses the foregoing and other related issues in detail, in the process of the Examination, certain other issues were raised which the Examiner believes merit further review and investigation by the appropriate party(ies), including the following:

         (1) The specific claims and causes of action (civil and/or criminal), if any, that may exist against DVI current and former personnel, including, without limitation, Michael O'Hanlon, Steven Garfinkel, Richard Miller, and DVI's Board of Directors.(59)

         (2) The culpability, if any, of the special relationship borrowers of DVI such as PresGar and Dolphin.

         (3) The specific claims and causes of action, if any, that may exist against Deloitte & Touche LLP as former auditors of DVI.

         (4) The culpability, if any, of U.S. Bank as Indenture Trustee for certain securitizations.

         (5) The culpability, if any, of the credit rating agencies related to DVI's securitizations.

         (6) Whether any of DVI's institutional lenders were complicit in DVI's improper practices.

         (7) Whether any of DVI's misrepresentations and omissions relating to the securitizations in its public documents filed with the SEC amount to violations of applicable securities laws and regulations.

         (8) The voidability of prepetition transfers by the Debtors (including inter-company transfers between the Debtors) under the Bankruptcy Code and applicable nonbankruptcy laws.

--------------------------
(59) In the Report, the Examiner set forth and discussed potentially improper actions by O'Hanlon and other DVI executives, as well as certain members of DVI's Board; however, the Examiner has not expressed any opinion on the precise legal claims and causes of action that may exist against such individuals.

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         (9) In addition to the points raised herein relating to DVI BC securitizations, whether there were also improprieties on the DVI BC securitization side, similar to the improprieties committed by DVI with respect to the DVI FS securitizations.

         (10) The magnitude of income improperly or fraudulently recognized by DVI on its contracts and loans and related revenue-recognition issues such as whether DVI had properly done its off and on balance sheet accounting.

As the foregoing list illustrates, while this Report, in the Examiner's view, addresses in detail many of the key pieces in the "story" of DVI, this story is a long and complex one that may still have more pieces to be investigated.

Dated: April 7, 2004

                                         Respectfully Submitted as Chapter 11
                                         Examiner,

                                          /s/ R. Todd Neilson
                                         ---------------------------------------
                                         R. Todd Neilson, CPA

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